          AS FILED WITH THE SECURITIES EXCHANGE COMMISSION ON SEPTEMBER 17, 2007
                                                   REGISTRATION NO. 333 - 144787


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                   STRASBAUGH
                 (Name of small business issuer in its charter)

         CALIFORNIA                                              77-0057484
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                      3559
                          (Primary Standard Industrial
                            Classification Code No.)


               825 BUCKLEY ROAD, SAN LUIS OBISPO, CALIFORNIA 93401
                                 (805) 541-6424
          (Address and telephone number of principal executive offices and principal place of business)

                                CHUCK SCHILLINGS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   STRASBAUGH
                                825 BUCKLEY ROAD
                        SAN LUIS OBISPO, CALIFORNIA 93401
                                 (805) 541-6424
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL CORRESPONDENCE TO:
                             LARRY A. CERUTTI, ESQ.
                            RUSHIKA KUMARARATNE, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |__|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

                                                       CALCULATION OF REGISTRATION FEE
===================================== ====================== ========================= ======================== ====================
        TITLE OF EACH CLASS OF            AMOUNT TO BE           PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
                                                                  OFFERING PRICE         AGGREGATE OFFERING
     SECURITIES TO BE REGISTERED          REGISTERED(1)            PER SHARE(2)              PRICE(2)(4)         REGISTRATION FEE(4)
------------------------------------- ---------------------- ------------------------- ------------------------ --------------------
Common stock, no par value                7,180,886(3)             $4.40(2)(4)               $31,595,899               $969.99
===================================== ====================== ========================= ======================== ====================

(1)  In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the maximum proposed initial offering price of $4.40 for the shares of common stock offered for resale hereby.

(3)  Represents 5,909,089 shares of common stock issuable upon conversion of convertible preferred stock and 1,271,797 shares of common stock issuable upon exercise of warrants.

(4)  Calculated based on a estimate of the proposed maximum aggregate offering price. A registration fee of $440.91 was paid with the initial filing of this registration statement. The proposed maximum aggregate offering price has been increased to $31,595,899, resulting in an additional registration fee of $529.08.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE
REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL SECURITIES UNDER THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART BECOMES EFFECTIVE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2007

PROSPECTUS

                                7,180,886 SHARES

                                   STRASBAUGH
                                  COMMON STOCK

     This is a public offering of 7,180,886 shares of our common stock, including an aggregate of 5,909,089 shares of our common stock underlying shares of preferred stock and an aggregate of 1,271,797 shares of our common stock underlying warrants. All shares are being offered for resale by selling security holders identified in this prospectus. The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. However, because there is no trading market in our common stock as of the date of this prospectus, the selling security holders intend to sell any shares in the public market at prices ranging from $2.20 to $4.40 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling security holders may sell their shares of common stock in the manner set forth above and as described in "Plan of Distribution." We will not receive any of the proceeds from the sale of shares by the selling security holders.

     Prices of our common stock currently are quoted on the Pink Sheets(R) under the symbol "STRB." On September 13, 2007, the closing sale price for a share of our common stock was $2.35.

     Our principal offices are located at 825 Buckley Road, San Luis Obispo, California 93401 and our telephone number is (805) 541-6424.

                            -------------------------

     INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is            , 2007.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY.............................................................2

RISK FACTORS...................................................................8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................19

USE OF PROCEEDS...............................................................19

DIVIDEND POLICY...............................................................19

PRICE RANGE OF COMMON STOCK...................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS...............................................................21

BUSINESS......................................................................30

MANAGEMENT....................................................................46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................68

PRINCIPAL SHAREHOLDERS........................................................71

SELLING SECURITY HOLDERS......................................................75

PLAN OF DISTRIBUTION..........................................................81

DESCRIPTION OF CAPITAL STOCK..................................................84

LEGAL MATTERS.................................................................88

EXPERTS.......................................................................88

CHANGE IN CERTIFYING ACCOUNTANT...............................................88

WHERE YOU CAN FIND MORE INFORMATION...........................................90

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               PROSPECTUS SUMMARY

      TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO STRASBAUGH, A CALIFORNIA CORPORATION (FORMERLY, CTK WINDUP CORPORATION), TOGETHER WITH ITS WHOLLY-OWNED OPERATING SUBSIDIARY, R. H. STRASBAUGH, A CALIFORNIA CORPORATION (FORMERLY, STRASBAUGH), UNLESS THE CONTEXT PROVIDES OTHERWISE.

                                   OUR COMPANY

      We develop, manufacture, market and sell an extensive line of precision surfacing products, including polishing, grinding and precision optics tools and systems, to customers in the semiconductor and silicon wafer fabrication, data storage, light emitting diode, or LED, and precision optics markets worldwide. Many of our products are used by our customers in the fabrication of integrated circuits, commonly known as chips or semiconductors, and in the fabrication of silicon wafers. Our customers include LG Electronics, Cree, Inc. and Western Digital Corporation.

      Within the semiconductor industry we focus our efforts on three markets and applications: research and development, failure analysis and backgrinding. The research and development market includes universities and research institutes that have a need for lower-priced chemical mechanical planarization, or CMP, and grinding tools. Failure analysis products are used by semiconductor manufacturers to help determine the reasons why certain computer chips produced from a single wafer do not meet expected specifications. Backgrinding products are used to reduce silicon wafers from their original thickness at the end of chip fabrication to a diminished thickness to allow for the final assembly of the semiconductor devise.

      Within the silicon wafer industry, we provide silicon wafer manufacturers with polishing and grinding products. In addition, we also serve several silicon wafer niche markets and applications, including silicon-on-insulation, or SOI, wafers. SOI wafers are used to produce sophisticated logic-integrated circuits.

      Our CMP products are used within the data storage industry to polish read-write heads used in disc drives. A number of our products are used in the backgrinding step in the manufacturing of LED devices. In addition, several of our products are used in the precision optics industry to grind, polish and lap materials such as glass, crystals, ceramics, compound semiconductor materials, metals and plastics to make lenses, prisms, displays, mirrors and other products.

      We market our products through a direct sales force in the United States and Japan, and an international network of sales representatives and distributors in Europe, China, Taiwan, South Korea, Israel and the Philippines.

OUR STRATEGY

      The key elements of our business strategy include:

      INCREASE OUR CURRENT MARKET PRESENCE AND SELECTIVELY PURSUE NEW OPPORTUNITIES IN MAINSTREAM MARKETS. We intend to use our newly-developed products to increase our current market share and selectively pursue new opportunities in the mainstream semiconductor CMP and silicon wafer markets. These products include NTREPID(TM), our advanced next-generation 300mm wafer polisher, and NVISION, our newly-developed endpoint detection system.

      CONTINUE TO FOCUS ON UNDERSERVED SEMICONDUCTOR NICHE MARKETS AND OFFER HIGH VALUE PRODUCTS. With our comprehensive product line, we intend to continue to look for semiconductor niche markets and new product applications where we can quickly use our competencies to become a market leader. We believe that many of our target customers seek high value products that combine quality, excellence and reliability at prices competitive with other leading products offered in the marketplace. We intend to continue to focus on high value product offerings in niche markets by promoting and offering our products that are affordable alternatives to higher-priced products offered by some of our competitors.

      EXPAND OUR PRESENCE IN CHINA. We intend to expand our marketing and sales efforts in China. Our strategy to expand our presence in China is comprised of two main elements. First, we intend to leverage our low price advantage to become the equipment supplier of choice for Chinese companies that acquire previous generation chip production lines from the West, where low capital equipment cost is a key to profitability. This strategy utilizes our existing product lines and sales representatives. Second, we intend to leverage our technical capabilities, our new NTREPID(TM) CMP tool and our patent position to partner with a China-based semiconductor and silicon wafer manufacturer to assist the China-based partner in its pursuit of more mainstream semiconductor CMP and silicon wafer fabrication applications in China and throughout the world using our technology and products. Although both elements of our expansion strategy are in the initial stages, they are beginning to show some success. For example, our equipment is currently used by several Chinese companies that have taken over outdated chip production lines formerly manufactured in the West. In addition, on September 23, 2006 we entered into a non-binding Memorandum of Understanding with the 45th Research Institute of China Electronic Technology Corporation, or 45th Research Institute, located in China, to enter into a joint venture to research, develop, design, manufacture, sell and service within China advanced next-generation CMP products. Discussions with the 45th Research Institute are in the formative stages and no assurance can be given that we will be successful in entering into a joint venture agreement with the 45th Research Institute upon the terms set forth in the Memorandum of Understanding, or at all.

      CONTINUE TO DEVELOP NEXT GENERATION PRODUCTS. We believe that our future success is dependent on our ability to continue to develop next generation products and technologies. For example, we are in the process of designing a new optical end-point detection system for CMP products that will allow this enabling technology to be implemented for the first time on the large installed base of our competitors' CMP tools. Another example of our forward thinking is the patents and prototypes we have for an advanced wafer grinding tool.

      PURSUE STRATEGIC TECHNOLOGY AND/OR PRODUCT ACQUISITIONS. We intend to selectively pursue acquisitions of technology and/or products that enhance our position in the markets in which we compete. We believe that because of our distribution capabilities, strong sales organization and relationships with long-standing customers, we are well positioned to take advantage of acquiring, licensing or distributing other products or technology.

SHARE EXCHANGE TRANSACTION

      On May 24, 2007, we completed a share exchange transaction, or Share Exchange Transaction, with the shareholders of R. H. Strasbaugh, a California corporation (formerly, Strasbaugh). Upon completion of the Share Exchange Transaction, we acquired all of the issued and outstanding shares of capital stock of R. H. Strasbaugh. In connection with the Share Exchange Transaction, we issued an aggregate of 13,770,366 shares of our common stock to the shareholders of R. H. Strasbaugh. Upon the closing of the Share Exchange Transaction the former shareholders of R. H. Strasbaugh held approximately 97% of the issued and outstanding shares of our common stock and the then current shareholders of CTK Windup Corporation (now Strasbaugh) held approximately 3% of the issued and outstanding shares of our common stock.

      The Share Exchange Transaction has been accounted for as a recapitalization of R. H. Strasbaugh with R. H. Strasbaugh being the accounting acquiror. As a result, the historical financial statements of R. H. Strasbaugh are now the historical financial statements of the legal acquiror, Strasbaugh.

      Immediately prior to the consummation of the Share Exchange Transaction, we amended and restated our articles of incorporation to effectuate a 1-for-31 reverse split of our common stock, to change our name from CTK Windup Corporation to Strasbaugh, to increase our authorized common stock from 50,000,000 shares to 100,000,000 shares, to increase our authorized preferred stock from 2,000,000 shares to 15,000,000 shares (of which 5,909,089 shares have been designated Series A Cumulative Redeemable Convertible Preferred Stock) and to eliminate our Series A Participating Preferred Stock. On May 17, 2007, prior to the filing of our amended and restated articles of incorporation, our subsidiary amended its articles of incorporation to change its name from Strasbaugh to R. H. Strasbaugh.

      Upon the closing of the Share Exchange Transaction, our prior directors,
J. Michael Gullard, Bryant R. Riley, Bob D'Agostino and Robert J. Gallagher, and our prior executive officer, J. Michael Gullard, resigned their positions with Strasbaugh and a new slate of directors and executive officers were appointed. See "Management" for a description of our current directors and executive officers.

      At the time of the closing of the Share Exchange Transaction, we were not engaged in any active business operations. On March 10, 2005, our prior board of directors approved a plan of dissolution of our company and approved the solicitation of shareholder approval of the plan of dissolution. Our shareholders approved the plan of dissolution on June 3, 2005 and on that date we completed the sale of substantially all of our assets to Mimix Broadband, Inc., or Mimix. Prior to the sale of our assets to Mimix, we designed and manufactured gallium arsenide, or GaAs, semiconductor components and GaAs-based subsystems used in the transmission of voice, video and data over wireless communication networks and systems. Our current business is comprised solely of the business of R. H. Strasbaugh. See "Business-Company History."

SERIES A PREFERRED STOCK FINANCING

      On May 24, 2007, immediately after the closing of the Share Exchange Transaction, we entered into an agreement with 21 accredited investors for the sale by us in a private offering of 5,909,089 shares of our Series A Cumulative Redeemable Convertible Preferred Stock, or Series A Preferred Stock, at a purchase price of $2.20 per share for total aggregate proceeds of $13 million. We refer to this private offering in this prospectus as the Series A Preferred Stock Financing. The Series A Preferred Stock ranks senior in liquidation and dividend preferences to our common stock. Each share of Series A Preferred Stock is convertible by the holder at an initial conversion price of $2.20 per share such that one share of common stock would be issued for each share of Series A Preferred Stock. The shares of Series A Preferred Stock are also subject to forced conversion anytime after May 24, 2008, if the closing price of our common stock exceeds 200% of the conversion price then in effect for 20 consecutive trading days. The holders of Series A Preferred Stock vote together as a single class with the holders of our other classes and series of voting stock on all actions to be taken by our shareholders. On or after May 24, 2012 the holders of then outstanding shares of our Series A Preferred Stock will be entitled to redemption rights. See "Description of Capital Stock--Series A Preferred Stock" for a more detailed description of the rights and preferences of the Series A Preferred Stock.

CORPORATE INFORMATION

      We are a California corporation that was incorporated on December 28, 1984 as AHJP Corporation. On January 8, 1985 we changed our name to Celeritek, Inc. and on July 22, 2005 we changed our name to CTK Windup Corporation. On May 24, 2007, in connection with the Share Exchange Transaction, we changed our name to Strasbaugh. Our wholly-owned operating subsidiary, R. H. Strasbaugh, is a California corporation that commenced operations in 1948 as a sole proprietorship prior to its incorporation in 1964. Our principal executive offices are located at 825 Buckley Road, San Luis Obispo, California 93401. Our telephone number is (805) 541-6424 and our Internet website is www.strasbaugh.com. The content of our Internet website does not constitute a part of this prospectus.

INFORMATION IN THIS PROSPECTUS

      You should rely only on the information contained in this prospectus in connection with this offering. We have not authorized anyone to provide you with information that is different. The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

INDUSTRY AND MARKET DATA

      Industry and market data used throughout this prospectus were obtained from Laredo Technologies. We purchased a copy of the report prepared by Laredo Technologies, portions of which were prepared solely for our use, and we have received the consent of Laredo Technologies to use the data contained in the report in this prospectus.

                                  THE OFFERING

Common stock offered by the selling
security holders............................         7,180,886

Common stock outstanding prior to
this offering...............................         14,201,897

Common stock to be outstanding after
this offering...............................         21,382,783(1)

Use of Proceeds.............................         All proceeds of this offering will be received by
                                                     selling security holders for their own accounts.  See
                                                     "Use of Proceeds."

Risk Factors................................         You should read the "Risk Factors" section  beginning on
                                                     page 8, as well as other cautionary statements
                                                     throughout this prospectus, before investing in shares
                                                     of our common stock.
_______________

(1) Represents 14,201,897 shares of common stock currently outstanding plus 5,909,089 shares of common stock underlying shares of Series A Preferred Stock and 1,271,797 shares of common stock underlying warrants.


      The number of shares of common stock being offered by the selling security holders assumes the conversion of Series A Preferred Stock and exercise of warrants whose underlying shares of common stock are covered by this prospectus in exchange for 5,909,089 and 1,271,797 shares of common stock, respectively, and the immediate resale of all those shares of common stock. The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 14,201,897 shares outstanding as of September 13, 2007, and excludes the following:


      o 2,000,000 shares of common stock reserved for issuance under our 2007 Share Incentive Plan, or 2007 Plan, of which options to purchase 1,339,000 shares were outstanding as of that date, at a weighted average exercise price of $1.71 per share; and

      o any additional shares of common stock we may issue from time to time after that date.

                          SUMMARY FINANCIAL INFORMATION

      The following financial data should be read in conjunction with the financial statements and related notes thereto and our "Management's Discussion and Analysis or Plan of Operation" discussions, all of which are included elsewhere in this prospectus.

      The Share Exchange Transaction is treated as a recapitalization of R. H. Strasbaugh for accounting purposes. As a result, the financial statements of the accounting acquiror, R. H. Strasbaugh, will become the financial statements of the legal acquiror, Strasbaugh. Therefore, the financial information presented below and elsewhere in this prospectus for all periods prior to May 24, 2007 is the financial information of our accounting acquiror and wholly-owned operating subsidiary, R. H. Strasbaugh. The financial information presented below and elsewhere in this prospectus for periods after May 24, 2007 is the financial information of our consolidated operations.

      The statement of operations data for the six months ended June 30, 2007 and 2006 and the balance sheet data at June 30, 2007 are derived from our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 2006 and 2005 and the balance sheet data at December 31, 2006 are derived from our audited financial statements and related notes thereto included elsewhere in this prospectus.

                                           SIX MONTHS ENDED             YEAR ENDED
                                               JUNE 30,                 DECEMBER 31,
                                      -------------------------   -------------------------
                                                                                   2005
                                         2007          2006          2006      (RESTATED)(1)
                                      -----------   -----------   -----------   -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales .........................   $    12,747   $     9,616   $    23,016   $    16,121
Cost of sales .....................         7,365         6,016        14,412         9,751
                                      -----------   -----------   -----------   -----------
Gross profit ......................         5,382         3,600         8,604         6,370
Operating expenses ................         4,253         2,663         6,603         5,807
                                      -----------   -----------   -----------   -----------
Income from operations ............         1,129           937         2,001           563
                                      -----------   -----------   -----------   -----------
Net income ........................   $       694   $       624   $     1,168   $       115
                                      ===========   ===========   ===========   ===========
Basic income per share ............   $      0.44   $      0.04   $      0.08   $      0.01
Diluted income per share ..........   $      0.32   $      0.03   $      0.06   $      0.01
Shares used in computing:
   Basic income per share .........        14,363        13,993        13,993        13,993
   Diluted income per share .......        19,394        18,573        18,573        18,573


                                                   JUNE 30, 2007   DECEMBER 31, 2006
                                                    -----------       -----------
BALANCE SHEET DATA:                                        (IN THOUSANDS)
Cash and cash equivalents ...................       $     5,386       $     1,205
Working capital .............................       $    12,239       $     3,820
Total assets ................................       $    18,014       $    15,185
Total shareholders' equity ..................       $     2,863       $     5,599
________________

(1) For a discussion of the restatement of our financial statements for the year ended December 31, 2005, please see "Note 16--Restatement of Financial Statements" in the Notes to Financial Statements for the Years
      Ended December 31, 2006 and 2005 beginning on Page F-50 of this prospectus.


                                  RISK FACTORS

        THE FOLLOWING SUMMARIZES MATERIAL RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE YOU DECIDE TO BUY OUR COMMON STOCK IN THIS OFFERING. ANY OF THE FOLLOWING RISKS, IF THEY ACTUALLY OCCUR, WOULD LIKELY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         RISKS RELATING TO OUR BUSINESS

      WE HAVE INCURRED LOSSES IN THE PAST AND WE MAY INCUR LOSSES IN THE FUTURE. IF WE INCUR LOSSES IN THE FUTURE, WE WILL EXPERIENCE NEGATIVE CASH FLOW, WHICH MAY HAMPER OUR OPERATIONS, MAY PREVENT US FROM EXPANDING OUR BUSINESS AND MAY CAUSE OUR STOCK PRICE TO DECLINE.

        We incurred net losses of $775,000, $3.4 million and $3.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. Although we recorded net income of $694,000 for the six months ended June 30, 2007, $1.2 million for the year ended December 31, 2006 and $115,000 for the year ended December 31, 2005, we may incur losses in future years due to, among other factors, instability in the industries within which we operate, uncertain economic conditions worldwide or lack of acceptance of our products in the marketplace. If we incur losses in the future, it may make it difficult for us to raise additional capital to the extent needed for our continued operations, particularly if we are unable to maintain profitable operations in the future. Consequently, future losses will result in negative cash flow, which may hamper current operations and may prevent us from expanding our business. We may be unable to attain, sustain or increase profitability on a quarterly or annual basis in the future. If we do not attain, sustain or increase profitability, our stock price may decline.

      THE INDUSTRIES WITHIN WHICH WE COMPETE ARE CYCLICAL AND MAY EXPERIENCE PERIODIC DOWNTURNS THAT MAY REDUCE CUSTOMER DEMAND FOR OUR PRODUCTS.

        We operate and compete within the semiconductor and semiconductor equipment, silicon wafer and silicon wafer equipment, data storage, LED and precision optics industries. These industries are cyclical and have historically experienced periodic downturns, which have often resulted in a decrease in demand for capital equipment. A downturn in any of these industries may result in a reduction in demand for our products which, in turn, would have an adverse impact on our results of operations, cash flows and financial condition.

      THE INDUSTRIES WITHIN WHICH WE COMPETE ARE EXTREMELY COMPETITIVE. MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL AND OTHER RESOURCES AND GREATER NAME RECOGNITION THAN WE DO AND ONE OR MORE OF THESE COMPETITORS COULD USE THEIR GREATER FINANCIAL AND OTHER RESOURCES OR GREATER NAME RECOGNITION TO GAIN MARKET SHARE AT OUR EXPENSE.

        We believe that to remain competitive, we will require significant financial resources in order to offer a broad range of products, to maintain customer service and support centers worldwide and to invest in research and development. Many of our existing and potential competitors, including Applied Materials, Inc., Novellus Systems, Inc. and Ebara Corporation, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, larger installed bases of current generation products, as well as greater name recognition than we do. As a result, our competitors may be able to compete more aggressively and sustain that competition over a larger period of time than we could. Our lack of resources relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

      OUR POTENTIAL CUSTOMERS MAY NOT PURCHASE OUR PRODUCTS BECAUSE OF THEIR SIGNIFICANT COST OR BECAUSE OUR POTENTIAL CUSTOMERS ARE ALREADY USING A COMPETITOR'S PRODUCT WHICH, IN TURN, COULD CAUSE A DECLINE IN OUR SALES AND PROFITABILITY.

        A substantial investment is required to install and integrate capital equipment into a semiconductor or silicon wafer production line. We believe that once a manufacturer has selected a particular vendor's capital equipment, that manufacturer generally relies upon that vendor's equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor's systems. Accordingly, it may be extremely difficult to achieve significant sales to a particular customer once that customer has selected another vendor's capital equipment unless there are compelling reasons to do so, such as significant performance or cost advantages. Any failure to gain access and achieve sales to new customers will adversely affect the successful commercial adoption of our products and could cause a decline in our sales and profitability. Any significant order cancellations or order deferrals could adversely affect our operating results.

      OUR LACK OF LONG-TERM PURCHASE ORDERS AND COMMITMENTS COULD LEAD TO A RAPID DECLINE IN OUR SALES AND PROFITABILITY.

        Our customers issue purchase orders requesting products they desire to purchase from us, and if we are able and willing to fill those orders, then we fill them under the terms of the purchase orders. Accordingly, we cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of reduced demand for our products that could result from a general economic downturn, from changes in the industries within which we operate, including the entry of new competitors into the market, from the introduction by others of new or improved technology, from an unanticipated shift in the needs of our customers, or from other causes.

      SOME OF OUR PRODUCT SALES CYCLES ARE LENGTHY, EXPOSING US TO THE RISKS OF INVENTORY OBSOLESCENCE AND FLUCTUATIONS IN OPERATING RESULTS.

        Sales of our products depend, in significant part, upon the decision of a prospective customer to add new manufacturing capacity or to expand existing manufacturing capacity, both of which typically involve a significant capital commitment. Our products typically have a lengthy sales cycle, often six to twelve months, during which time we may expend substantial funds and management effort. Lengthy sales cycles subject us to risks of inventory obsolescence and fluctuations in operating results over which we have little or no control. Because technology changes rapidly, we may not be able to introduce our products in a timely fashion.

      PRODUCTS WITHIN THE INDUSTRIES IN WHICH WE OPERATE ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGES. IF WE FAIL TO ACCURATELY ANTICIPATE AND ADAPT TO THESE CHANGES, THE PRODUCTS WE SELL WILL BECOME OBSOLETE, CAUSING A DECLINE IN OUR SALES AND PROFITABILITY.

        The industries within which we compete are subject to rapid technological change and frequent new product introductions and enhancements which often cause product obsolescence. We believe that our future success depends on our ability to continue to enhance our existing products and their process capabilities, and to develop and manufacture in a timely manner new products with improved process capabilities. We may incur substantial unanticipated costs to ensure product functionality and reliability early in its products' life cycles. If we are not successful in the introduction and manufacture of new products or in the development and introduction, in a timely manner, of new products or enhancements to our existing products and processes that satisfy customer needs and achieve market acceptance, our sales and profitability will decline.

      WE OBTAIN SOME OF THE COMPONENTS AND SUBASSEMBLIES INCLUDED IN OUR PRODUCTS FROM A SINGLE SOURCE OR LIMITED GROUP OF SUPPLIERS, THE PARTIAL OR COMPLETE LOSS OF WHICH COULD HAVE AN ADVERSE EFFECT ON OUR SALES AND PROFITABILITY.

        We obtain some of the components and subassemblies for our products from a single source or a limited group of suppliers. From time to time, we have experienced temporary difficulties in receiving our orders from some of these suppliers. Although we seek to reduce dependence on these sole and limited source suppliers, the partial or complete loss of these sources could adversely affect our sales and profitability and damage customer relationships by impeding our ability to fulfill our customers' orders. Further, a significant increase in the price of one or more of these components or subassemblies could adversely affect our profit margins and profitability if no lower-priced alternative source is available.

      WE MANUFACTURE ALL OF OUR PRODUCTS AT A SINGLE FACILITY. ANY PROLONGED DISRUPTION IN THE OPERATIONS OF THAT FACILITY WOULD RESULT IN A DECLINE IN OUR SALES AND PROFITABILITY.

        We manufacture all of our products in a facility located in San Luis Obispo, California. Our manufacturing processes are highly complex, require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, termination of our month-to-month lease of this facility, destruction of or damage to this facility as a result of an earthquake, fire or any other reason, would result in a decline in our sales and profitability.

      WE RELY UPON SALES REPRESENTATIVES AND DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR SALES. A DISRUPTION IN OUR RELATIONSHIP WITH ANY SALES REPRESENTATIVE OR DISTRIBUTOR COULD CAUSE OUR SALES AND PROFITABILITY TO DECLINE.

        A significant portion of our sales outside of the United States are made through sales representatives and distributors. The activities of these sales representatives and distributors are not within our control, and they may sell products manufactured by other manufacturers. In addition, in some locations our sales representatives and distributors also provide field service and support to our customers. A reduction in the sales efforts or financial viability of these sales representatives and distributors, or a termination of our relationship with these sales representatives and distributors, could cause our sales and profitability to decline.

      WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR OBTAIN LICENSES FOR THIRD PARTIES' INTELLECTUAL PROPERTY AND, THEREFORE, WE MAY BE SUBJECT TO ONE OR MORE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WHICH MAY ADVERSELY AFFECT OUR SALES, EARNINGS AND FINANCIAL RESOURCES.

        Although we attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we may not be able to protect our technology adequately, and competitors may be able to develop similar technology independently. This may be especially true if we are successful in entering into a joint venture relationship with the 45th Research Institute or another joint venture partner located in China. Additionally, patent applications that we may file may not be issued and foreign intellectual property laws, including those of China, may not protect our intellectual property rights. There is also a risk that patents licensed by or issued to us will be challenged, invalidated or circumvented and that the rights granted thereunder will not provide competitive advantages to us. Furthermore, others may independently develop similar products, duplicate our products or design around the patents licensed by or issued to us.

        Litigation could result in substantial cost and diversion of effort by us, which by itself could adversely affect our sales, earnings and financial resources. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. In addition, licenses under third parties' intellectual property rights may not be available on reasonable terms, if at all.

      WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR TOTAL SALES. A REDUCTION IN BUSINESS FROM ANY OF THESE CUSTOMERS COULD CAUSE A SIGNIFICANT DECLINE IN OUR SALES AND PROFITABILITY.

        A significant portion of our total sales are generated from a small number of customers. Our top five customers accounted for approximately 51%, 46% and 43% of our net sales during 2006, 2005 and 2004, respectively, and 48% of our net sales during the first six months of 2007. Two customers each accounted for more than 10% of sales during 2006 and 2005. Although the composition of the group comprising our largest customers may vary from year to year, the loss of a significant customer or any reduction in orders by any significant customer, including reductions due to market, economic or competitive conditions in the industries in which we operate could cause a significant decline in our sales and profitability. Our ability to increase our sales in the future will depend, in part, upon our ability to obtain orders from new customers, as well as the financial condition and success of our existing customers and the general economy, which are largely beyond our ability to control.

      WE DEPEND ON THE SERVICES OF ALAN STRASBAUGH AND CHUCK SCHILLINGS, AND THE LOSS OF EITHER OF THEM COULD ADVERSELY AFFECT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

        Our continued success depends in part upon the continued service of Alan Strasbaugh, who is our Chairman of the Board, and Chuck Schillings, who is our President and Chief Executive Officer. Each is critical to the overall management of Strasbaugh as well as to the development of our technologies, our culture and our strategic direction. For example, Alan Strasbaugh is a member of our technology committee and provides expertise on the development of our products, and Chuck Schillings is instrumental in developing and maintaining close ties with our customer base. Although we have entered into employment agreements with Messrs. Strasbaugh and Schillings, neither of these agreements guarantees the service of the individual for a specified period of time. In addition, we do not maintain "key-person" life insurance policies on Messrs. Strasbaugh and Schillings. The loss of either Alan Strasbaugh or Chuck Schillings could significantly delay or prevent the achievement of our business objectives. Consequently, the loss of either Alan Strasbaugh or Chuck Schillings could adversely affect our business, financial condition and results of operations.

      OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD PREVENT US FROM ACHIEVING OUR GOALS.

        Our strategy envisions a period of growth that may impose a significant burden on our administrative and operational resources. The growth of our business will require significant investments of capital and management's close attention. Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, engineers and other personnel. We may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with our capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

      WE ARE EXPOSED TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS.

        International sales accounted for approximately 35%, 39% and 35% of our net sales during 2006, 2005 and 2004, respectively, and 52% of our net sales during the first six months of 2007. Our international sales are subject to certain risks, including the following:

        o       tariffs and other trade barriers;

        o challenges in staffing and managing foreign operations and providing prompt and effective support to our customers outside the United States;

        o       difficulties in managing foreign distributors;

        o governmental controls, either by the United States or other countries, that restrict our business overseas or the import or export of our products, or increase the cost of our operations;

        o longer payment cycles and difficulties in collecting amounts receivable outside of the United States;

        o inadequate protection or enforcement of our intellectual property and other legal rights in foreign jurisdictions;

        o       global or regional economic downturns; and

        o geo-political instability, natural disasters, acts of war or terrorism.

        There can be no assurance that any of these factors will not have a material adverse effect on our business, financial condition or results of operations. In addition, each region in the global markets within which we operate exhibits unique market characteristics that can cause capital equipment investment patterns to vary significantly from period to period.

        RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

      OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK.

        The market prices of securities of technology-based companies currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. During 2006, the high and low closing bid prices of a share of our common stock were $4.50 and $1.55, respectively (which prices reflect the 1-for-31 reverse split of our common stock effected on May 24,
2007). On September 13, 2007, the last reported sale price of a share of our common stock was $2.35. The market price of our common stock may continue to fluctuate in response to the following factors, in addition to others, many of which are beyond our control:

        o conversion of our Series A Preferred Stock and exercise of our warrants and the sale of their underlying common stock;

        o changes in market valuations of similar companies and stock market price and volume fluctuations generally;

        o economic conditions specific to the industries within which we operate;

        o the timing of introduction of new systems and technology announcements and releases and ability to transition between product versions;

        o changes in the timing of product orders due to unexpected delays in the introduction of our products due to lifecycles of our products ending earlier than expected or due to declines in market acceptance of our products;

        o delays in our introduction of new products or technological innovations or problems in the functioning of our current or new products or innovations;

        o       third parties' infringement of our intellectual property rights;

        o changes in our pricing policies or the pricing policies of our competitors;

        o       regulatory developments;

        o       fluctuations in our quarterly or annual operating results;

        o       additions or departures of key personnel; and

        o       future sales of our common stock or other securities.

        The price at which you purchase shares of common stock may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources.

      VOTING POWER OF A MAJORITY OF OUR COMMON STOCK IS HELD BY THREE SHAREHOLDERS WHO, AS A RESULT, ARE ABLE TO CONTROL OR EXERCISE SIGNIFICANT INFLUENCE OVER THE OUTCOME OF MATTERS TO BE VOTED ON BY OUR SHAREHOLDERS.

        Alan Strasbaugh, our Chairman of the Board, Larry Strasbaugh, the brother of Alan Strasbaugh, and Lloyd I. Miller III, have voting power equal to approximately 60% of all votes eligible to be cast at a meeting of our shareholders. As a result of their significant ownership interest, these shareholders will be able to control or exercise significant influence with respect to the election of directors, offers to acquire Strasbaugh and other matters submitted to a vote of all of our shareholders.

      SHARES OF OUR COMMON STOCK ELIGIBLE, OR TO BECOME ELIGIBLE, FOR PUBLIC SALE COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

        We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of September 13, 2007, we had outstanding 14,201,897 shares of common stock, of which approximately 13,770,366 shares were restricted under the Securities Act of 1933, as amended, or Securities Act. As of September 13, 2007, we also had outstanding options, warrants, and Series A Preferred Stock that were exercisable for or convertible into approximately 8,519,886 shares of common stock. Sales of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

      THE CONVERSION OF OUR SERIES A PREFERRED STOCK AND THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE OUR COMMON STOCK COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT, IMPEDE OUR ABILITY TO OBTAIN ADDITIONAL FINANCING, AND CAUSE US TO INCUR ADDITIONAL EXPENSES.

        Under the terms of our Series A Preferred Stock and existing warrants to purchase our common stock, and outstanding options to acquire our common stock issued to employees and others, the holders are given an opportunity to profit from a rise in the market price of our common stock that, upon the conversion of our Series A Preferred Stock and the exercise of the warrants and/or options, could result in dilution in the interests of our other shareholders. The terms on which we may obtain additional financing may be adversely affected by the existence and potentially dilutive impact of our Series A Preferred Stock, options and warrants. In addition, holders of the Series A Preferred Stock and warrants have registration rights with respect to the common stock underlying such Series A Preferred Stock and warrants, the registration of which will cause us to incur a substantial expense.

      THE VOTING POWER AND VALUE OF YOUR INVESTMENT COULD DECLINE IF OUR SERIES A PREFERRED STOCK AND INVESTOR WARRANTS ARE CONVERTED OR EXERCISED AT A REDUCED PRICE DUE TO OUR ISSUANCE OF LOWER-PRICED SHARES WHICH TRIGGER RIGHTS OF THE HOLDERS OF OUR SERIES A PREFERRED STOCK AND WARRANTS TO RECEIVE ADDITIONAL SHARES OF OUR STOCK.

        As part of our Series A Preferred Stock Financing, we issued a significant amount of Series A Preferred Stock warrants to our investors, the conversion or exercise of which could have a substantial negative impact on the price of our common stock and could result in a dramatic decrease in the value of your investment. The initial conversion price of our Series A Preferred Stock and the initial exercise price of our investor warrants will be subject to downward anti-dilution adjustments in most cases, from time to time, where we issue securities at a purchase, exercise or conversion price that is less than the then-applicable conversion price of our Series A Preferred Stock or exercise price of our investor warrants. Consequently, the voting power and value of your investment in each such event would decline if our Series A Preferred Stock or investor warrants are converted or exercised for shares of our common stock at the new lower price as a result of sales of our securities made below the then applicable conversion price of the Series A Preferred Stock and/or the exercise price of the investor warrants.

      THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT COULD SUBSTANTIALLY DECLINE IF OUR SERIES A PREFERRED STOCK, WARRANTS OR OPTIONS ARE CONVERTED OR EXERCISED INTO SHARES OF OUR COMMON STOCK AND RESOLD INTO THE MARKET, OR IF A PERCEPTION EXISTS THAT A SUBSTANTIAL NUMBER OF SHARES WILL BE ISSUED UPON CONVERSION OR EXERCISE OF OUR SERIES A PREFERRED STOCK, WARRANTS OR OPTIONS AND THEN RESOLD INTO THE MARKET.

        If the conversion or exercise prices at which our Series A Preferred Stock, warrants and options are converted or exercised are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion or exercise of our Series A Preferred Stock, warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion or exercise of our Series A Preferred Stock, warrants or options.

      IF WE ARE UNSUCCESSFUL IN MAINTAINING COMPLIANCE WITH OUR REGISTRATION OBLIGATIONS WITH REGARD TO OUR SERIES A PREFERRED STOCK AND RELATED WARRANTS, WE MAY INCUR SUBSTANTIAL MONETARY PENALTIES.

        The agreements we entered into in connection with our Series A Preferred Stock Financing require us to, among other things, register for resale the shares of common stock issued or issuable under our Series A Preferred Stock and the warrants issued by us to investors in the Series A Preferred Stock Financing. We are required to have an initial registration statement covering the resale of at least 6,795,452 shares of common stock underlying the Series A Preferred Stock and related investor warrants declared effective by the Securities and Exchange Commission, or SEC, on or before October 6, 2007. Our inability to register the entire 6,795,452 required shares of common stock (or that portion of the entire amount of shares as the SEC allows us to register) on or before that date would subject us to payment of the liquidated damages disclosed below.

        After the initial registration statement is declared effective by the SEC, we are required to file one or more additional registration statements for the resale of the remaining common stock underlying the Series A Preferred Stock and the common stock underlying the investor warrants if, at the time the initial registration statement is declared effective, that registration statement covers less than 6,795,452 shares of common stock as a result of limitations imposed by the SEC because of Rule 415 under the Securities Act. The additional registration statements are to be filed with the SEC at the time or times as the SEC allows us to make the filing or filings. Each additional registration statement must cover the maximum number of shares permitted by the SEC.

        If we are unable to have the initial registration statement filed and declared effective by the SEC by the dates set forth above, then we will be required to pay liquidated damages in the amount equal to 1% of the aggregate amount paid by each investor on the date of the failure and on the monthly anniversary of that date until the failure is cured. The total liquidated damages payable by us for our failure to meet these filing and effectiveness requirements are capped at $1.3 million. The payment of liquidated damages may adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by adversely affecting our cash flows.

        Our registration obligations with regard to our Series A Preferred Stock and related investor warrants are described in more detail under the caption "Registration Rights Agreement" beginning on page 83 of this prospectus.

      BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR COMMON STOCK MAY BE REDUCED.

        Our stock is quoted on the Pink Sheets(R) and constitutes "Penny Stock." Broker-dealer practices in connection with transactions in Penny Stocks are regulated by rules adopted by the SEC. Penny Stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national exchanges). The Penny Stock rules require a broker-dealer, prior to a transaction in Penny Stocks not exempt from the rules, to deliver a standardized risk disclosure document that provides information about Penny Stocks and the nature and level of risks in the Penny Stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the Penny Stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly accounting statements showing the market value of each Penny Stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the Penny Stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a Penny Stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

      BECAUSE OUR COMMON STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

        Our common stock is quoted on the Pink Sheets(R) under the symbol "STRB." Because our stock is quoted on the Pink Sheets(R) rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

      FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 COULD RESULT IN A RESTATEMENT OF OUR FINANCIAL STATEMENTS, CAUSE INVESTORS TO LOSE CONFIDENCE IN OUR FINANCIAL STATEMENTS AND OUR COMPANY AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND STOCK PRICE.

        We produce our financial statements in accordance with accounting principles generally accepted in the United States, but our internal accounting controls do not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or
Section 404, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm that addresses both management's assessments and our internal controls. The requirement that we provide management's assessment regarding internal control over financial reporting will apply to us starting with our annual report for the year ended December 31, 2007 and the requirement that we provide our auditor's attestation will apply to us starting with our annual report for the year ended December 31, 2008.

        In connection with its audits of our financial statements for the years ended December 31, 2006 and 2005, our independent registered public accounting firm, Windes & McClaughry Accountancy Corporation ("Windes"), advised management of the following matter that Windes considered to be a material weakness: The current organization of our accounting department does not provide us with the appropriate resources and adequate technical skills to accurately account for and disclose our activities. Windes stated that this matter is evidenced by the following issues: (i) we did not properly record the warrant issued to Agility Capital, LLC, in connection with certain debt financing during the year ended December 31, 2005, and subsequently restated our 2005 financial statements to properly record the warrant as a debt discount, (ii) our closing procedures for the years ended December 31, 2006 and 2005 were not adequate and resulted in significant accounting adjustments for both years, (iii) our earnings per share calculations for the years ended December 31, 2006 and 2005 were not accurate and required adjustment, and (iv) we were unable to adequately perform the financial reporting process as evidenced by a significant number of suggested revisions and comments by Windes to our financial statements and related disclosures for the years ended December 31, 2006 and 2005.

        A material weakness is a control deficiency (within the meaning of the Public Company Accounting Oversight Board Auditing Standard No. 2) or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        We are in the process of remediating the material weakness identified above in order to help prevent and detect further errors in the financial statement closing and reporting process. We are doing this by providing additional training of our present staff, evaluating on an on-going basis the effectiveness of that training and engaging the appropriate third party experts in compliance, presentation and internal control evaluation. Additionally, we are evaluating those areas which we may determine it necessary to hire in-house personnel with appropriate experience and skills sets. We are also in the process of installing additional software and IT capabilities which management believes will improve reporting, audit trials and timeliness of those reports. If these measures are insufficient to address the issues raised, or if we discover additional internal control deficiencies, we may fail to meet reporting requirements established by the SEC and our financial statements may contain material misstatements and require restatement and our business and operating results may be harmed.

        The restatement of previously issued financial statements could also expose us to legal risk. The defense of any such actions could cause the diversion of management's attention and resources, and we could be required to pay damages to settle such actions if any such actions are not resolved in our favor. Even if resolved in our favor, such actions could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our shareholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our common stock to decline.

        As we prepare to comply with Section 404, we may identify significant deficiencies or errors, that we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal controls can divert our management's attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue a favorable assessment if we conclude that our internal controls over financial reporting are effective. If either we are unable to conclude that we have effective internal controls over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report as required by Section 404, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

      THE REQUIREMENTS OF BEING A PUBLIC COMPANY, INCLUDING COMPLIANCE WITH THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE REQUIREMENTS OF THE SARBANES-OXLEY ACT OF 2002, MAY STRAIN OUR RESOURCES, INCREASE OUR COSTS AND DISTRACT MANAGEMENT, AND WE MAY BE UNABLE TO COMPLY WITH THESE REQUIREMENTS IN A TIMELY OR COST-EFFECTIVE MANNER.

        As a public company, we will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley act of 2002, related regulations of the SEC, and requirements of the principal trading market upon which our common stock may trade, with which we are not required to comply as a private company. As a result, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management, will require us to have additional finance and accounting staff, may make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly. We will need to:

        o       institute a more comprehensive compliance function;

        o establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

        o design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

        o prepare and distribute periodic reports in compliance with our obligations under the federal securities laws including the Securities Exchange Act of 1934, or Exchange Act;

        o involve and retain to a greater degree outside counsel and accountants in the above activities; and

        o       establish an investor relations function.

If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. If our finance and accounting personnel insufficiently support us in fulfilling these public-company compliance obligations, or if we are unable to hire adequate finance and accounting personnel, we could face significant legal liability, which could have a material adverse effect on our financial condition and results of operations. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our independent registered public accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect, our reputation or investor perceptions of us.

        In addition, we also expect that being a public company subject to these rules and regulations will require us to modify our director and officer liability insurance, and we may be required to accept reduced policy limits or incur substantially higher costs to obtain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our Audit Committee, and qualified executive officers.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, including statements concerning future conditions in the industries within which we operate, and concerning our future business, financial condition, operating strategies, and operational and legal risks. Words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, are used in this prospectus to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations, as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the industries within which we operate, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

        Upon exercise of the warrants issued to the investors in the Series A Preferred Stock Financing, the underlying shares of common stock of which are offered for sale hereunder, we expect to receive an aggregate of approximately $3.1 million. We expect to use any cash proceeds from the exercise of warrants for general working capital purposes.

                                 DIVIDEND POLICY

        Although we have declared cash dividends on our common stock in the past, we currently anticipate that we will not declare or pay cash dividends on our common stock in the foreseeable future. See "Price Range of Common Stock."

        We will pay dividends on our common stock only if and when declared by our board of directors. Our board of directors' ability to declare a dividend is subject to restrictions imposed by California law. In determining whether to declare dividends, the board of directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant. In addition, our credit agreement with Silicon Valley Bank and the terms of our Series A Preferred Stock restrict our ability to pay dividends to holders of our common stock.

                           PRICE RANGE OF COMMON STOCK

        Our common stock has been quoted on the Pink Sheets(R) under the symbol "STRB" since May 25, 2007. Prior to May 24, 2007 and since July 11, 2005, our common stock was quoted on the Pink Sheets(R) under the symbol "CLTK." Prior to that date, our common stock traded on NASDAQ. The table below sets forth for the quarters indicated, the reported high and low closing bid prices of our common stock as reported on the Pink Sheets(R) . The prices shown reflect inter-dealer quotations without retail markups, markdowns or commissions, and may not necessarily represent actual transactions. The prices below also reflect the 1-for-31 reverse split of our common stock effected on May 24, 2007. As a result of the Share Exchange Transaction, we changed our fiscal year end from March 31 to December 31.

                                                             HIGH         LOW
                                                            -------     -------
    YEAR ENDED DECEMBER 31, 2005
         First Quarter...................................   $ 40.61     $ 21.39
         Second Quarter..................................   $ 28.83     $ 10.23
         Third Quarter...................................   $ 10.23     $  7.13
         Fourth Quarter..................................   $  7.44     $  4.03

    YEAR ENDED DECEMBER 31, 2006
         First Quarter ..................................   $  4.50     $  4.03
         Second Quarter .................................   $  4.34     $  4.03
         Third Quarter...................................   $  4.34     $  2.17
         Fourth Quarter..................................   $  2.48     $  1.55

    YEAR ENDING DECEMBER 31, 2007
         First Quarter ..................................   $  2.48     $  1.86
         Second Quarter .................................   $  2.52     $  1.86
         Third Quarter (through September 13, 2007)......   $  2.45     $  2.00

        Various factors materially affect the comparability of the stock price information presented in the above table. These factors relate primarily to the plan of dissolution in the first quarter of 2005, the approval by our shareholder of our plan of distribution and the sale of substantially all of our assets in the second quarter of 2005, the announcement of the Share Exchange Transaction during the fourth quarter of 2006 and the consummation of the Share Exchange Transaction and the closing of the Series A Preferred Stock Financing, both of which occurred during the second quarter of 2007. See "Business-Company History."

        Concurrent with the commencement of our common stock being quoted on the Pink Sheets(R) on July 11, 2005, our transfer agent closed the transfer books of our common stock. As a result, between July 11, 2005 and the closing of the Share Exchange Agreement on May 24, 2007, our common stock was traded with due bills attached. Prior to re-opening the transfer books for our common stock on May 25, 2007, all of our stock transfer records were reconciled to accurately reflect all trades of our common stock made between July 11, 2005 and May 24, 2007.

        On June 24, 2005 and December 22, 2005, we paid an extraordinary cash dividend of $0.62 and $0.12 per share of common stock, respectively, to our shareholder of record as of June 10, 2005 and July 22, 2005, respectively.

        As of September 13, 2007, we had 14,201,897 shares of common stock outstanding held of record by approximately 156 shareholders. These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners. On September 13, 2007, the closing sale price of our common stock on the Pink Sheets(R) was $2.35 per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our financial statements and notes to financial statements included elsewhere in this prospectus. This prospectus and our financial statements and notes to financial statements contain forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might generate and profits we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors, including, without limitation:

        o the projected growth or contraction in the industries within which we operate;

        o our business strategy for expanding, maintaining or contracting our presence in these markets;

        o anticipated trends in our financial condition and results of operations; and

        o our ability to distinguish ourselves from our current and future competitors.

        We do not undertake to update, revise or correct any forward-looking statements.

        Any of the factors described above or in the "Risk Factors" section could cause our financial results, including our net income or loss or growth in net income or loss to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

OVERVIEW

        We develop, manufacture, market and sell an extensive line of precision surfacing products, including polishing, grinding and precision optics tools and systems, to customers in the semiconductor and silicon wafer fabrication, data storage, LED and precision optics markets worldwide. Many of our products are used by our customers in the fabrication of semiconductors and silicon wafers.

        Our net sales increased by $3,131,000, or 32.6%, to $12,747,000 for the six months ended June 30, 2007 from $9,616,000 for the six months ended June 30, 2006. Our net income increased to $694,000 for the first six months of 2007 from net income of $624,000 for the first six months of 2006. The primary reasons for the sales increase was certain of our customers expanding their manufacturing capacity, mostly in South Korea, and a generally strong market in the industries in which we serve. The increases in capacity have been driven by demand in chip sales which have been considered strong by management through the second quarter of 2007.

        Subsequent to the quarter ended June 30, 2007, we have seen a marked slowdown in chip sales. As a result, the demand for manufacturing capacity and equipment sales is slowing with it. We believe this trend of slower sales, and perhaps a decline in sales, will continue throughout 2007 and possibly into the first quarter of 2008. Management expects this slowdown to potentially encumber revenue growth and earnings for 2007, though a full assessment of the potential slowdown has not been completed.

SHARE EXCHANGE TRANSACTION

        On May 24, 2007, we completed the Share Exchange Transaction with the shareholders of R. H. Strasbaugh. Upon completion of the Share Exchange Transaction, we acquired all of the issued and outstanding shares of capital stock of R. H. Strasbaugh which resulted in a change in control of our company. In connection with the Share Exchange Transaction, we issued an aggregate of 13,770,366 shares of our common stock to the shareholders of R. H. Strasbaugh. The Share Exchange Transaction has been accounted for as a recapitalization of
R. H. Strasbaugh with R. H. Strasbaugh being the accounting acquiror. As a result, the historical financial statements of R. H. Strasbaugh are now the historical financial statements of the legal acquiror, Strasbaugh.

        At the time of the closing of the Share Exchange Transaction, we were not engaged in any active business operations. Our current business is comprised solely of the business of our wholly-owned operating subsidiary, R. H. Strasbaugh.

CRITICAL ACCOUNTING POLICIES

        Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe that the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements:

REVENUE RECOGNITION. We derive revenues principally from the sale of tools, parts and services. We have evaluated our revenue recognition under Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," and determined that our components of revenue are separate units of accounting. Each unit has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of each unit, and there is no right to cancel, return or refuse an order. Since each component is a separate unit of accounting pursuant to EITF Issue No. 00-21, we recognize revenue pursuant to Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." Under SAB No. 104, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement, such as a purchase order, exists, (ii) delivery has occurred or services have been rendered, (iii) our price to the customer is fixed or determinable, and (iv) collection is reasonably assured.

        Our revenue recognition policies for our specific units of accounting are as follows:

        o Tools - We recognize revenue once a customer has visited our plant, signed off on the tool and the tool is completed and shipped.

        o       Parts - We recognize revenue when the parts are shipped.

        o Service - If a maintenance contract is entered into, revenue is deferred and recognized over the life of the contract which is generally one to three years. If no maintenance contract is entered into, the customer is billed for time and material after the service is complete.

        o Installation - We do not charge for installation as this is an inconsequential or perfunctory obligation and not considered a separate element of the sales contract.

        o Upgrades - We offer a suite of products known as "Enhancements" which is generally an upgrade of existing Strasbaugh and non-Strasbaugh tools. Upgrades of our products are not a requirement for the continued use of the products by our customer nor is it a part of the original purchase order for a particular product. Revenue is recognized once these upgrades and enhancements are complete.

        o Right of Return and/or Cancellation - Our tool sales have no return or cancellation rights. Tools are typically modified to some degree to fit the needs of the customer and therefore, once a purchase order has been accepted by us and the manufacturing process has begun, there is no right to cancel, return or refuse the order.

        o Non-refundable Fees - Generally, a non-refundable down-payment may be obtained from the customer. These fees are deferred and recognized as the tool is shipped in accordance with the policy for revenue recognition under tool sales discussed above.

        WARRANTY COSTS. Warranty reserves are provided by management based on historical experience and expected future claims. Management believes that the current reserves are adequate to meet any foreseeable contingencies with respect to warranty claims.

        ALLOWANCE FOR DOUBTFUL ACCOUNTS. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. We evaluate the collectibility of its receivables at least quarterly. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management believes that our current allowances for doubtful accounts are adequate to meet any foreseeable contingencies.

        INVENTORY. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value-based upon assumptions about future demand, future pricing and market conditions. If actual future demand, future pricing or market conditions are less favorable than those projected by management, additional inventory write-downs may be required and the differences could be material. Once established, write-downs are considered permanent adjustments to the cost basis of the obsolete or unmarketable inventories.

        VALUATION OF INTANGIBLES. From time to time, we acquire intangible assets that are beneficial to our product development processes. We use our best judgment based on the current facts and circumstances relating to our business when determining whether any significant impairment factors exist.

        DEFERRED TAXES. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We have considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance. Based on these estimates, all of our deferred tax assets have been reserved. If actual results differ favorably from those estimates used, we may be able to realize all or part of our net deferred tax assets.

        LITIGATION. We account for litigation losses in accordance with Statement of Financial Accounting Standards, or SFAS, No. 5, "Accounting for Contingencies." Under SFAS No. 5, loss contingency provisions are recorded for probable losses at management's best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are refined each accounting period, as additional information is known. Accordingly, we are often initially unable to develop a best estimate of loss; therefore, the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased or a best estimate can be made, resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. Due to the nature of current litigation matters, the factors that could lead to changes in loss reserves might change quickly and the range of actual losses could be significant, which could adversely affect our results of operations and cash flows from operating activities.

RESULTS OF OPERATIONS

        The tables presented below, which compare our results of operations from one period to another, present the results for each period, the change in those results from one period to another in both dollars and percentage change, and the results for each period as a percentage of net sales. The columns present the following:

        o The first two data columns in each table show the absolute results for each period presented.

        o The columns entitled "Dollar Variance" and "Percentage Variance" show the change in results, both in dollars and percentages. These two columns show favorable changes as a positive and unfavorable changes as negative. For example, when our net sales increase from one period to the next, that change is shown as a positive number in both columns. Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

        o The last two columns in each table show the results for each period as a percentage of net sales.

                              SIX MONTHS ENDED JUNE 30, 2007 COMPARED TO SIX MONTHS ENDED JUNE 30, 2006

                                                                                                            RESULTS AS A PERCENTAGE
                                                                              DOLLAR          DOLLAR          OF NET SALES FOR THE
                                                  SIX MONTHS ENDED           VARIANCE        VARIANCE         SIX MONTHS ENDED
                                                      JUNE 30,             ------------    ------------            JUNE 30,
                                               ------------------------      FAVORABLE       FAVORABLE    --------------------------
                                                  2007          2006       (UNFAVORABLE)   (UNFAVORABLE)      2007          2006
                                               ----------    ----------    ------------    ------------   ------------  ------------
                                                                  (IN THOUSANDS)
Net sales ..................................   $   12,747    $    9,616    $      3,131             33%           100%          100%
Cost of sales ..............................        7,365         6,016          (1,349)           (22)%           58%           63%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Gross profit ...............................        5,382         3,600           1,782             50%            42%           37%
Selling, general and administrative
  expenses .................................        3,401         2,069          (1,332)           (64)%           27%           21%
Research and development expenses ..........          852           594            (258)           (43)%            6%            6%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Income from operations .....................        1,129           937             192             20%             9%           10%
Total other expense ........................         (371)         (276)            (95)           (34)%            3%            3%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Income from operations before income
  taxes ....................................          758           661              97             15%             6%            7%
Provision for income taxes .................           64            37             (27)           (73)%           --             1%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Net income .................................   $      694    $      624    $         70             11%             6%            6%
                                               ==========    ==========    ============    ============   ============  ============

        NET SALES. The $3,131,000 increase in net sales is due in large part to shipments made to a single foreign customer in the first quarter of 2007, as well as generally improved market conditions within the semiconductor and silicon wafer industries during the first six months of 2007 as compared to the first six months of 2006. Because of a recent slowdown within the semiconductor and silicon wafer industries, our customers are requiring additional time to make final purchase decisions. As a result, we do not expect to report this level of increased sales over 2006 for the remainder of 2007.

        GROSS PROFIT. The $1,782,000 increase in gross profit was primarily due to increased sales. Gross profit as a percentage of net sales increased to 42% as compared to 37% for the comparable period in 2006. This difference is attributable to greater efficiencies in manufacturing associated with increased sales volume, as well as a favorable mix of product shipments in the first two quarters of 2007 that had improved margins over the products sold in the first two quarters of 2006.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The $1,332,000 increase in selling, general and administrative expenses was primarily due to an increase in personnel by approximately 30 employees between the end of the first quarter of 2006 and end of the first quarter of 2007, together with an increase in commission expenses related to an increase in sales volume in the first two quarters of 2007 as compared to the first two quarters 2006. This represented a ramp-up of our production capabilities in late 2006 in anticipation, and ultimate realization of, increased sales volume later in 2006 and at least through the first two quarters of 2007.

        We expect that over the near term, our selling, general and administration expenses will increase as a result of, among other things, increased legal and accounting fees associated with increased corporate governance activities in response to the Sarbanes-Oxley Act of 2002, recently adopted rules and regulations of the SEC, the filing of a registration statement with the SEC to register for resale the shares of common stock underlying our Series A Preferred Stock and warrants issued in the Series A Preferred Stock Financing, increased employee costs associated with planned staffing increases and increased sales and marketing expenses.

        RESEARCH AND DEVELOPMENT EXPENSES. The $258,000 increase in research and development expense is considered nominal and represents mostly on-going engineering improvements on existing product lines developed over the past five years. We expect that research and development spending will continue to increase during the remainder of 2007 and during 2008 as we explore new developments in technology.

        OTHER INCOME/(EXPENSE). The $95,000 increase in other expense was primarily due to an accounting error of $12,000 in 2005 and $44,000 in 2006 recorded in the first quarter of 2007 as well as increased interest expense incurred as a result of increased cash requirements to fund our sales growth.

                    YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005 (RESTATED)


                                                                                                           RESULTS AS A PERCENTAGE
                                                                                                            OF NET SALES FOR THE
                                                      YEAR ENDED              DOLLAR          DOLLAR            YEAR ENDED
                                                     DECEMBER 31,            VARIANCE        VARIANCE           DECEMBER 31,
                                               ------------------------    ------------    ------------   --------------------------
                                                                2005         FAVORABLE       FAVORABLE                      2005
                                                  2006        RESTATED     (UNFAVORABLE)   (UNFAVORABLE)      2006        RESTATED
                                               ----------    ----------    ------------    ------------   ------------  ------------
                                                                 (IN THOUSANDS)
Net sales...................................   $   23,016    $   16,121    $      6,895             43%          100%         100%
Cost of sales...............................       14,412         9,751          (4,661)           (48)%          63%          60%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Gross profit................................        8,604         6,370           2,234             35%           37%          40%
Selling, general and administrative
  expenses..................................        4,533         3,485          (1,048)           (30)%          20%          22%
Research and development expenses...........        2,070         2,322             252             11%            9%          14%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Income from operations......................        2,001           563           1,438            255%            8%           4%
Total other expense.........................         (754)         (419)           (335)           (80)%          (3)%         (3)%
                                               ----------    ----------    ------------    ------------   ------------  ------------
Income from operations before income
  taxes ....................................        1,247           144           1,103            766%            5%           1%
Provision for income taxes..................           79            29             (50)          (172)%           --          --
                                               ----------    ----------    ------------    ------------   ------------  ------------
Net income..................................   $    1,168    $      115    $      1,053            916%            5%           1%
                                               ==========    ==========    ============    ============   ============  ============

        NET SALES. The $6,895,000 increase in net sales for 2006 was primarily due to generally improved market conditions in the semiconductor and silicon wafer industries, as well as multiple machine orders shipped to a key customer in South Korea. We do not expect to ship additional products at this level to this key customer beyond the second quarter of 2007.

        GROSS PROFIT. Although gross profit increased by $2,234,000 for 2006, gross profit as a percentage of net sales decreased to 37% for 2006 as compared to 40% for 2005. The decrease in gross profit margin was primarily due to product mix of lower margin tools resulting from the delivery of products that were subject to purchase orders dated prior to the date when we increased product prices in late 2006.

        SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The $1,048,000 decline in selling, general and administrative expenses was primarily due to cost saving initiatives implemented late in 2005 and continued into 2006. A large part of the cost savings initiatives included down-sizing the number of employees in mid- to late-2005 and realizing those savings into 2006. Additionally, our 2005 results of operations include over $1.4 million of net gains in debt and other liability restructuring that we did not incur during 2006.

        RESEARCH AND DEVELOPMENT EXPENSES. The $252,000 decrease in research and development expenses was primarily due to a decision by management to reduce the level of research and development expenses to those related to minor upgrades and improvements and enhancements of developed products only, rather than the research and development of new product lines.

        OTHER EXPENSE. The $335,000 increase in other expense was primarily due to an increase in interest expense in 2006 as compared to 2005 resulting from an increase in the level of purchases of parts and materials to facilitate the increase in product shipments in 2006 as compared to 2005.

     LIQUIDITY AND CAPITAL RESOURCES

        During the six months ended June 30, 2007, we funded our operations primarily through net income of $694,000, our credit facility with Silicon Valley Bank, our prior term loan with Agility Capital, LLC, or Agility, and the net proceeds of approximately $11.9 million in connection with our Series A Preferred Stock Financing described below. As of June 30, 2007, we had working capital of $12,239,000 as compared to $3,820,000 at December 31, 2006. At June 30, 2007 and December 31, 2006 we had an accumulated deficit of $25,728,000 and $26,422,000, respectively, and cash and cash equivalents of $5,386,000 and $1,205,000 respectively.

        Our current available capital resources consist primarily of approximately $5.4 million in cash as of June 30, 2007. This amount was primarily raised through the Series A Preferred Stock Financing. We expect that our future available capital resources will consist primarily of cash on hand, cash generated from our business, if any, and future debt and/or equity financings, if any.

        Cash provided by operating activities at June 30, 2007 was $651,000, including net income of $694,000, depreciation and amortization of $153,000 and non-cash interest expense of $113,000. Material changes in asset and liabilities at June 30, 2007 as compared to December 31, 2006 that affected these results include:

        o a net decrease in inventory of $398,000. Inventory represented 37% of our total assets as of June 30, 2007;

        o a net decrease in accrued expenses of $164,000 which includes commissions payable in connection with shipments made during the quarter ended March 31, 2007 and vacation and sick pay accruals;

        o       a net decrease in deferred revenue of $538,000; and

        o a net decrease in accrued warrant of $450,000 due to the repurchase of this warrant.

        Cash used in investing activities totaled $77,000 for the six months ended June 30, 2007 as compared to $182,000 of cash used in investing activities for the six months ended June 30, 2006. Included in the results for the six months ended June 30, 2007 are net cash of $7,000 used in connection with the purchase of property and equipment and net cash of $70,000 representing the capitalized cost for intellectual property.

        Cash provided by financing activities totaled $3,607,000 for the six months ended June 30, 2007 as compared to $205,000 for the six months ended June 30, 2006. This increase was most affected by the repayment of notes payable of $1,798,000, a decline in bank borrowings of $2,592,000, the repurchase of common stock of $750,000 and the repurchase of participating preferred stock of $3,000,000, all offset by the net issuance of our Series A Preferred Stock of $11,296,000.

        Prior to May 22, 2007, our Silicon Valley Bank credit facility provided for a $3.5 million revolving line of credit secured by substantially all of our assets. The amount of available borrowings under the facility is based upon 85% of eligible accounts receivable. Interest is payable monthly. The interest rate is variable and is adjusted monthly based on the prime rate plus 3.5% as to $3.0 million of the facility (based on domestic accounts receivable) and the prime rate plus 4% as to $500,000 of the facility (based on foreign accounts receivable). On May 22, 2007, we entered into a Amendment to Loan and Security Agreement with Silicon Valley Bank to increase the amount of our credit facility to $7.5 million and to extend the term of the facility to August 18, 2007. On September 6, 2007, we entered into another Amendment to Loan and Security Agreement with Silicon Valley Bank to extend the term of the facility to October 16, 2007. Management is currently in negotiations with Silicon Valley Bank to modify certain terms of the credit facility, including, among others, an extension of the term of the facility to 2010 with improved pricing and borrowing availability. No assurances can be made that we will be successful in negotiating all or any of our requested terms and conditions. As of June 30, 2007, the availability under the credit facility was approximately $5.3 million and we had a $58,000 balance owing at that time.

        On May 24, 2007, our indebtedness to Agility in the amount of approximately $754,000 was repaid in full. Additionally, on May 24, 2007, R. H. Strasbaugh repurchased from Agility 771,327 shares of its common stock and a warrant to purchase shares of its common stock for $750,000 and $450,000, respectively.

        On May 24, 2007, immediately after the closing of the Share Exchange Transaction, we issued to 21 accredited investors in the Series A Preferred Stock Financing an aggregate of 5,909,089 shares of our Series A Preferred Stock at a purchase price of $2.20 per share and five-year investor warrants to purchase an aggregate of 886,363 shares of common stock at an exercise price of $2.42 per share, for total gross proceeds of $13,000,000. The investor warrants are initially exercisable 180 days after May 24, 2007. We paid cash placement agent fees and expenses of approximately $1.1 million and issued five-year placement agent warrants to purchase 385,434 shares of common stock at an exercise price of $2.42 per share in connection with the offering. Additional costs related to the financing include legal, accounting and consulting fees that totaled approximately $400,000 through June 30, 2007 and continue to be incurred in connection with various securities filings and the registration statement described below.

        We are obligated under a registration rights agreement related to the Series A Preferred Stock Financing to file a registration statement with the SEC, registering for resale shares of common stock underlying the Series A Preferred Stock and shares of common stock underlying investor warrants, issued in connection with the Series A Preferred Stock Financing. The registration obligations require, among other things, that a registration statement be declared effective by the SEC on or before October 6, 2007. If we are unable to meet this obligation in accordance with the requirements contained in the registration rights agreement we entered into with the investors, then we will be required to pay to each investor liquidated damages equal to 1% of the amount paid by the investor for the common shares still owned by the investor on the date of the default and 1% of the amount paid by the investor for the common shares still owned by the investor on each monthly anniversary of the date of the default that occurs prior to the cure of the default. The maximum aggregate liquidated damages payable to any investor will be equal to 10% of the aggregate amount paid by the investor for the shares of our common stock. Accordingly, the maximum aggregate liquidation damages that we would be required to pay under this provision is $1.3 million. Although we anticipate that we will be able to meet our registration obligations, we also anticipate that we will have sufficient cash available to pay these liquidated damages if required.

        We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including the credit facility we have with Silicon Valley Bank and the remaining proceeds we have from our Series A Preferred Stock Financing, will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, our capital requirements or cash flow vary materially from our current projections or if unforeseen circumstances occur, we may require additional financing. Our failure to raise capital, if needed, could restrict our growth, limit our development of new products or hinder our ability to compete.

BACKLOG

        As of June 30, 2007, we had a backlog of approximately $3.0 million. Our backlog includes firm non-cancelable customer commitments for 9 tools and approximately $619,000 in parts and upgrades. Management believes that products in our backlog will be shipped by October 2007.

EFFECTS OF INFLATION

        The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either our company or our operating subsidiary.

IMPACTS OF NEW ACCOUNTING PRONOUNCEMENTS

        In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will apply to us on January 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.

        In December 2006, the FASB issued FASB Staff Position, or FSP, EITF Issue No. 00-19-2, "Accounting for Registration Payment Arrangements." This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "Accounting for Contingencies." At June 30, 2007, management determined that we would meet all the terms of the registration rights agreement and considered the possibility of incurring any penalties at this time as remote. As such, we did not record a loss contingency in accordance with FASB No. 5, "Accounting for Contingencies."

        In September 2006, the SEC issued SAB No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements," which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 was effective for our fiscal year ended December 31, 2006. The adoption of SAB No. 108 has not had a material impact on our financial position, cash flows, or results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact that SFAS No. 157 may have on our financial position, cash flows, and results of operations.

        In July 2006, the FASB released FASB Interpretation No. 48, or FIN 48, "Accounting for Uncertainty in Income Taxes." FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the "more-likely-than-not" threshold would be booked as a tax expense in the current year and recognized as: a liability for unrecognized tax benefits; a reduction of an income tax refund receivable; a reduction of deferred tax asset; an increase in deferred tax liability; or a combination thereof. We adopted FIN 48 for the year ending December 31, 2007.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for us for all financial instruments acquired or issued after July 1, 2007. The adoption of SFAS No. 155 is not expected to have a material effect on our financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces Accounting Principles Board, or APB, Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

                                    BUSINESS

OVERVIEW

        We develop, manufacture, market and sell an extensive line of precision surfacing products, including polishing, grinding and precision optics tools and systems, to customers in the semiconductor and silicon wafer fabrication, data storage, LED, and precision optics markets worldwide.

        Many of our products are used by our customers in the fabrication of integrated circuits, commonly known as chips or semiconductors, and in the fabrication of silicon wafers. Most semiconductors are built on a silicon wafer base and include a variety of circuit components that are connected by multiple layers of wiring, or interconnects. To build a semiconductor, the components of the semiconductor are first created on the surface of a silicon wafer by performing a series of processes to deposit and selectively remove successive film layers. After a series of steps designed to build the wiring portion of the semiconductor through deposition and removal, a chemical mechanical planarization, or CMP, step polishes the silicon wafer to achieve a flat surface. Additional deposition, etch and CMP steps are then performed to build up the layers of wiring needed to complete the interconnection of the circuit elements to form the semiconductor. Through the use of CMP polishing products, semiconductor manufacturers can increase the number of layers thereby reducing the overall size of the semiconductor.

        Over time, semiconductor manufacturers have migrated toward utilizing increasingly larger wafers in chip production. While the predominate wafer size used for volume production today is 200mm, a substantial number of advanced fabs now use 300mm wafers, and the current trend continues toward the use of 300mm wafers.

        Our business and technologies have grown with this changing market. Our equipment is configurable, and incorporates proprietary technology that we believe results in higher yields for our manufacturing customers. Our newest product, NTREPID(TM), is a next generation 300mm wafer polisher and CMP system. Other new products include the NOVATION(R), a 300mm hybrid grinding tool; NVISION(TM), an endpoint detection system for CMP wafer processes; and CMP ENHANCEMENT(TM), an upgrade for older CMP systems.

        We utilize our extensive patent portfolio and core technology platform in designing and manufacturing each of our products for multiple market applications, thereby expanding the market available for each product. Our customers include some of the most well-established market participants such as LG Electronics, Cree, Inc. and Western Digital Corporation. We have developed our client base through a direct sales force in the United States and Japan, and an international network of sales representatives and distributors in Europe, China, Taiwan, South Korea, Israel and the Philippines.

COMPANY HISTORY

        We are a California corporation that was incorporated on December 28, 1984 as AHJP Corporation. On January 8, 1985 we changed our name to Celeritek, Inc. and on July 22, 2005, connection with the approval of a plan of dissolution described below, we changed our name to CTK Windup Corporation. On May 24, 2007, in connection with the Share Exchange Transaction described below, we changed our name to Strasbaugh. Our wholly-owned operating subsidiary, R. H. Strasbaugh, is a California corporation that commenced operations in 1948 as a sole proprietorship prior to its incorporation in 1964.

        On March 10, 2005, our prior board of directors approved a plan of dissolution, or Plan of Dissolution, of our company and approved the solicitation of shareholder approval of the Plan of Dissolution. Our shareholders approved the Plan of Dissolution on June 3, 2005. As a result of approval of the Plan of Dissolution and commencement of the wind up of our company, (i) effective as of June 3, 2005 we completed the sale of substantially all of our assets to Mimix Broadband, Inc., or Mimix, (ii) we voluntarily delisted our common stock from NASDAQ effective July 11, 2005, (iii) our common stock began trading on the Pink Sheets(R) on July 11, 2005, and (iv) our transfer agent closed the transfer books for our common stock on July 11, 2005. During the wind up of our company, our board of directors determined that entering into the Share Exchange Transaction would be more beneficial to our shareholders than completing the wind up and dissolution of our company pursuant to our Plan of Dissolution. As a result, on January 17, 2007, our previous board of directors preliminarily authorized the Share Exchange Transaction and authorized our officers to solicit from our shareholders their vote in favor of the Share Exchange Transaction. Subsequently, our previous board of directors approved and ratified entering into and closing on the Share Exchange Transaction. After receiving both board and shareholder approval to enter in to the Share Exchange Agreement, we formally revoked the Plan of Dissolution pursuant to Section 1904(a) of the California Corporations Code and consummated the Share Exchange Transaction.

        On May 24, 2007, we completed the Share Exchange Transaction. Upon completion of the Share Exchange Transaction, we acquired all of the issued and outstanding shares of capital stock of R. H. Strasbaugh. The Share Exchange Transaction has been accounted for as a recapitalization of R. H. Strasbaugh with R. H. Strasbaugh being the accounting acquiror. Immediately prior to the consummation of the Share Exchange Transaction, we amended and restated our articles of incorporation to effectuate a 1-for-31 reverse split of our common stock, to change our name from CTK Windup Corporation to Strasbaugh, to increase our authorized common stock from 50,000,000 shares to 100,000,000 shares, to increase our authorized preferred stock from 2,000,000 shares to 15,000,000 shares (of which 5,909,089 shares have been designated Series A Cumulative Redeemable Convertible Preferred Stock) and to eliminate our Series A Participating Preferred Stock. On May 17, 2007, prior to the filing of our amended and restated articles of incorporation, our subsidiary amended its articles of incorporation to change its name from Strasbaugh to R. H. Strasbaugh.

        Prior to the sale of our assets to Mimix, we designed and manufactured GaAs semiconductor components and GaAs-based subsystems used in the transmission of voice, video and data over wireless communication networks and systems. Our current business is comprised solely of the business of R. H. Strasbaugh.

SEMICONDUCTOR AND SEMICONDUCTOR EQUIPMENT INDUSTRIES

        Over the past twenty years, the semiconductor industry has grown rapidly as a result of increasing demand for personal computers, the expansion of the Internet and the telecommunications industry, and the emergence of new applications in consumer electronics. Although the semiconductor industry has historically been cyclical, with periods of rapid expansion followed by periods of over-capacity, we believe this cyclicality is diminishing in severity and according to industry analysts, is expected to become even less apparent in the coming years. According to a March 2006 report issued by Laredo Technologies, or Laredo Technologies Report, worldwide semiconductor revenue in 2005 was $227.5 billion, an increase of 6.8% from 2004. According to the Laredo Technologies Report, the semiconductor industry is projected to continue to grow 12% per year, reaching $375 billion in revenue in 2010, as the number of devices and applications requiring semiconductors increases.

        Several technological trends currently characterize the semiconductor industry, including the increasing density of the integrated circuit, transition from aluminum wiring to copper wiring as the primary conductive material in semiconductor devices, transition from traditional insulating films made of silicon oxide to insulators with a low dielectric constant, or "low-k," and the move to larger 300mm wafer sizes due to the potential manufacturing cost advantages of these larger wafers.

        The semiconductor equipment industry is highly competitive and characterized by rapid technological advancements. According to the Laredo Technologies Report, the semiconductor equipment industry is approximately $25 billion and is expected to grow 9% per year, reaching $45.3 billion in 2010. The pace of technological change in the semiconductor fabrication equipment industry is rapid, with customers continually moving to smaller critical dimensions and larger wafer sizes and adopting new materials for fabricating semiconductors. Existing technology can sometimes be adapted to the new requirements, but some of these requirements may create the need for an entirely different technical approach. The rapid pace of technological change has created opportunities for existing companies that can gain market acceptance of their next generation products.

        A company's ability to compete in this industry primarily depends on its ability to market its technology, continually improve its products, processes and services, and maintain its ability to develop new products that meet constantly evolving customer requirements. The significant indicators of potential success in this industry include a product's technical capability, productivity and cost-effectiveness, and the level of technical service and support that accompanies the product.

     SEMICONDUCTOR CMP

        CMP systems are designed to carry out an integral step in the semiconductor fabrication process. After deposition steps are performed to deposit various layers of film onto a silicon wafer, and etching steps are utilized to selectively remove certain materials, CMP steps are carried out. CMP tools polish the surface of the silicon wafer to create a planar (or flat) surface before moving on to subsequent manufacturing steps. This process of creating a flat surface is critical, as it allows subsequent steps to occur with greater accuracy and enables film layers to build up with minimal height variation.

        CMP has evolved into the technology of choice for planarizing among semiconductor manufacturers since it was first developed in the mid-1980s. It is now a key enabling process for the manufacturing of semiconductor devices. According to the Laredo Technologies Report, CMP equipment revenues in 2005 were $1.2 billion, an 8.9% decrease from 2004. We believe that demand for CMP equipment is driven by the overall growth in chip consumption, the transition to 300mm wafers, and the increasing number of CMP processing steps needed to produce ever smaller chip geometries. According to the Laredo Technologies Report, the CMP equipment market is expected to grow 14% per year, reaching over $2.0 billion in 2010.

        We believe that another growth driver for the CMP market is the emergence of China as a major manufacturer and consumer of semiconductors. We believe that China currently consumes approximately 20% of the world's semiconductor production and that this consumption will rise to more than 50% by 2015.

     SEMICONDUCTOR NICHE MARKETS

        Within the semiconductor industry, we focus on serving three small, but growing, niche markets and applications: research and development, failure analysis and backgrinding.

        RESEARCH AND DEVELOPMENT

        The research and development market consists of customers who need CMP and grinding tools for the development of new semiconductor products. This market includes universities, research institutes, device manufacturers and early development technology companies that are working on the next generation products and technologies.

        FAILURE ANALYSIS

        Failure analysis is a process that is integral to the success and profitability of any semiconductor manufacturing company. The number of "good" computer chips produced from a single wafer can be anywhere from 50% to over 90% of the total number of chips produced. Failure analysis equipment helps to determine what causes this yield loss, and is utilized to quickly find a solution. The two main processes in failure analysis for which we provide products are "de-construction" and "wafer thinning." The deconstruction process utilizes a polishing process to remove the various conducting and insulating layers on the front side of a wafer to expose underlying faults. The second process, which we call "whole wafer super-thinning," utilizes both polishing and grinding processes to thin wafers from the base side. The super-thinned and nearly transparent wafer is then mounted to a glass substrate for support. Selected circuits can be powered up from the front side of the wafer and their thermal (infrared) profile inspected by viewing through the back side of the wafer. The failure analysis market is currently in a major expansion phase, as old and labor-intensive methods are being replaced by new and highly automated ones, creating a new opportunity for equipment manufacturers.

        BACKGRINDING

        Backgrinding is the conventional method for reducing wafers from their original thickness at the end of chip fabrication to a diminished thickness suitable for final packaging of die after dicing. Packaging is the final step of chip fabrication, during which the semiconductor devise is fully assembled. Dicing is a process of reducing a wafer containing multiple identical integrated circuits into dice, with each die containing only one of those circuits. These dice are the component parts of semiconductors. Backgrinding is important not only because it ultimately allows for thinner chips, but also because it improves a chip's ability to dissipate heat by shortening the heat transfer path, thereby allowing the semiconductor devices to operate at high power levels. We believe that the needs of chip fabricators for backgrinding equipment will increase in the near future due to both the move within the industry toward thinner chips, as well as the fact that backgrinding is now finding a new application in the manufacturing of 3-D stacked chips. These 3-D stacked chips increase the density and performance of semiconductor devices by extending the area available for chip structure to more than one level of silicon. These new chips will require the development of advanced wafer grinding and polishing tools, which we are currently working to develop.

SILICON WAFER AND SILICON WAFER EQUIPMENT INDUSTRY

        Silicon wafers are the prime building blocks for almost all semiconductor integrated circuits. The quality of an integrated circuit is highly dependent upon the quality of the silicon prime wafer it is built on. All silicon wafers must meet stringent specifications, including purity grade, high dimensional accuracy and good surface integrity. Manufacturing wafers to conform to these high standard requires sophisticated equipment that is constantly evolving and being replaced to meet the demands of the next generation of wafers.

        A typical and simplified process for manufacturing a semiconductor chip wafer involves generating a cylinder-shaped silicon ingot that is sliced into rough silicon wafers. The wafers undergo various process steps, including lapping, edge-grinding and polishing steps to create the desired wafer flatness, surface finish and edge profile characteristics. Our products perform the final polishing process step prior to the wafers being cleaned and packaged.

        The silicon wafer equipment market is growing to keep pace with the increasing number of chips required by the world's markets. We believe that growth is being driven by the transition to 300mm wafers and the new manufacturing methodologies needed to produce silicon wafers suitable for ever-shrinking chip geometries. An additional growth driver for the silicon wafer equipment industry is the emergence of China as the most cost effective location for silicon wafer fabrication facilities. While some pre-existing equipment will be re-used as silicon wafer fabrication facilities are moved from Japan, Taiwan, the United States and Germany to China, the move will also create an opportunity for market participants to re-equip facilities in those countries with new, state-of-the-art equipment.

     SILICON WAFER NICHE MARKETS

        In addition to the overall silicon wafer industry, we also serve several niche markets and applications, including SOI, within this broad industry. SOI wafers are used to produce the most sophisticated logic-integrated circuits, including microprocessors, high power devices and micro-electromechanical systems, or MEMS, components for sensors and actuators. SOI wafers are manufactured by bonding together two silicon wafers separated by an insulating layer, usually silicon dioxide. They are difficult to produce and require more processing steps than typical silicon wafers.

        Another niche market for wafer fabrication equipment is in the production of compound semiconductor wafers and LEDs. Compound-semiconductor wafers are used in the manufacture of high performance chips for special applications and opto-electronic devices such as light sensors and light emitting devices such as LEDs. LEDs are also manufactured using other wafer-form substrates, such as sapphire and silicon carbide. These materials are difficult to process and require special grinding and polishing tools. We currently produce a range of products that can be utilized in the fabrication of both compound-semiconductor wafers and LEDs. We believe that these niche markets represent a very attractive target market for our product offerings.

DATA STORAGE INDUSTRY

        Management estimates the global data storage market, including the hardware market and companion services, to be in excess of $70 billion. The demand for increased data storage capacity is driven by the increasing quantity and diversity of information that is created and managed digitally. As data storage hardware, software, and transmission networks continue to deliver improved cost/performance, new and expanded applications have emerged that more efficiently support critical business processes.

        Within the data storage market, the growing demand for disc drives is focused on two areas:

        o CONSUMER ELECTRONICS. Increasingly, high-performance computing and communications functions and disc drives are being incorporated into consumer electronics devices. For example, many of today's digital video recorders, digital music players, video game consoles and advanced television set-top boxes now incorporate high performance computing functions and disk drives. In addition, faster connections to the Internet and increased broadband capacity have led to consumers downloading greater amounts of data than ever before, expanding the market for disc drives for use in new consumer and entertainment appliances. The adoption and rapid growth of the use of disc drives in these applications will be facilitated by the development of low-cost disc drives that meet the pricing requirements of the consumer electronics market.

        o MOBILE COMPUTING. We believe that the mobile computing market will grow faster than any other personal computer segment, as price and performance continue to improve and notebook computers become an attractive alternative to desktop computers. Notebook systems are also becoming progressively more desirable to consumers as the need for mobility increases and wireless adoption continues to advance.

        New applications for hard disk storage technology, as well as market growth in China and other Asian markets, are factors that have contributed to a strong growth spurt in this industry. These new applications require more sophisticated manufacturing processes and methods than previously existed. As a consequence of this growth and demand for more sophisticated products, older manufacturing methods are being phased out in favor of more efficient and advanced technologies such as CMP. CMP polishing steps used in manufacturing of semiconductors are now used almost universally for the production of the read-write heads used in these drives. Our products are used to perform these CMP polishing steps.

LED INDUSTRY

        An LED is a semiconductor device that emits incoherent narrow spectrum light and the effect is considered a form of electroluminescence. LEDs can emit light in the infrared, visible or ultraviolet spectrums and are rapidly replacing incandescent and fluorescent lamps in a multitude of applications. LEDs are fabricated on wafers utilizing process steps similar to semiconductor chip fabrication. Rather than using a silicon wafer as the substrate, harder wafer materials such as silicon carbide and sapphire are used in the fabrication of LEDs. Our products perform the backgrinding step to reduce wafer thickness prior to the wafers being diced into individual LED devices. We believe that the lower cost of manufacturing LEDs, their vastly extended life, and their energy efficiency will fuel this trend toward LEDs into the foreseeable future.

PRECISION OPTICS INDUSTRY

        We believe that the demand for optical-based components is growing rapidly. These components are utilized in a wide variety of products, including DVD players, digital cameras, and night vision equipment. In addition, optical devices are currently being used in many applications in the telecommunications industry. We make a wide variety of tools which grind and polish materials such as glass, crystals, ceramics, compound semiconductor materials, metals, and plastics to make lenses, prisms, displays, mirrors and other products. Although it is difficult to quantify total market size, optics has become, and will continue to serve as, a source of stable and substantial revenue and growth for us. Growth drivers for the optics industry include the increased demand for consumer electronics, the need for more sophisticated tools, the introduction of semiconductor manufacturing technology to the field of optics, and opportunities in China.

OUR COMPETITIVE STRENGTHS

        We believe the following strengths serve as a foundation for our strategy:

        o QUALITY, EXCELLENCE AND RELIABILITY. Over the years, we have manufactured what we believe to be high quality products that are robust, reliable and long-lasting. For example, NTEGRITY(TM), our first generation CMP tool developed in 1991, is still being sold today and maintains a large installed base.

        o HIGHLY CONFIGURABLE AND FLEXIBLE TOOLS. We focus on developing tools that are flexible for our customers, rather than wafer size specific tools. All of our tools are capable of processing multiple wafer sizes, in multiple configurations. For example, our new NTREPID(TM) CMP tool is unique in the semiconductor industry in its ability to convert from 200mm to 300mm wafer processing capability in a matter of hours. This flexibility and configurability has enabled us to serve a wider variety of markets and product applications with just a single tool.

        o PRODUCT DEVELOPMENT IN PARTNERSHIP WITH CUSTOMERS. To compete against much larger competitors, we have historically partnered with our customers to develop products that fit their needs. For example, we recently partnered with Cree, Inc. to develop a new grinding machine specifically focused on the emerging LED market, after larger industry players showed little interest in helping Cree develop a machine that would meet their requirements. Working with Cree, we developed a machine with what we believe to be significant technological advantages over other tools. We are now established as a preferred vendor for Cree, which in turn has provided us with additional opportunities with other customers.


        o INNOVATIVE TECHNOLOGY APPLICATIONS AND PRODUCT OPTIONS. With a focus on building cutting edge tools, we have developed a host of advanced technologies that have allowed us to differentiate our products from those of our competitors. These technologies include the SMARTPAD(R) optical endpoint detection system for CMP, the NOVATION(R) sub-aperture grinder/polisher, and variable input pneumatic retaining ring (ViPRR(TM)) and membrane wafer carrier technologies. All of these technologies are protected by multiple patents, pending patents and trade secrets.


        o NEXT GENERATION TOOLS. We have developed next generation tools for over 50 years. By utilizing our proprietary technology and working closely with customers, we have developed several new next generation tools that are just now being introduced into the market. The NTREPID(TM), our next generation 300mm automatic CMP tool and wafer polisher, incorporates a host of new technologies and features a highly configurable and efficient design. We believe that NTREPID(TM) is a cost effective product given its low cost of ownership and a high throughput for its small footprint. Our other next-generation tools include NOVATION(R), NVISION(TM), CMP ENHANCEMENT(TM), and a prototype 300mm wafer grinder, which has been used for advanced product development by one of the world's foremost chip manufacturers.


OUR STRATEGY

        The primary elements of our business strategy include:

        INCREASE OUR CURRENT MARKET PRESENCE AND SELECTIVELY PURSUE NEW OPPORTUNITIES IN MAINSTREAM MARKETS. We intend to use our newly-developed products to increase our current market share and selectively pursue new opportunities in the mainstream semiconductor CMP and silicon wafer markets. These products include NTREPID, our advanced next-generation 300mm wafer polisher, and NVISION, our newly-developed endpoint detection system.

        CONTINUE TO FOCUS ON UNDERSERVED SEMICONDUCTOR NICHE MARKETS AND OFFER HIGH VALUE PRODUCTS. With a comprehensive product line, we intend to continue to look for semiconductor niche markets and new product applications where we can quickly use our competencies to become a market leader. We believe that many of our target customers seek high value products that combine quality, excellence and reliability at prices competitive with other leading products offered in the marketplace. We intend to continue to focus on high value product offerings by promoting and offering our products that are affordable alternatives to higher-priced products offered by some of our competitors.

        EXPAND OUR PRESENCE IN CHINA. We intend to expand our marketing and sales efforts in China. Our strategy to expand our presence in China is comprised of two main elements. First, we intend to leverage our low price advantage to become the equipment supplier of choice for Chinese companies that acquire outdated chip production lines from the West, where low capital equipment cost is a key to profitability. This strategy utilizes our existing product lines and sales representatives. Second, we intend to leverage our technical capabilities, our new NTREPID(TM) CMP tool and our patent position to partner with a China-based semiconductor and silicon wafer manufacturer to assist the China-based partner in its pursuit of more mainstream semiconductor CMP and silicon wafer fabrication applications in China and throughout the world using our technology and products. Although both elements of our expansion strategy are in the initial stages, they are beginning to show some success. For example, our equipment is currently used by several Chinese companies that have taken over outdated chip production lines formerly manufactured in the West. In addition, on September 23, 2006 we entered into a non-binding Memorandum of Understanding with the 45th Research Institute located in China, to enter into a joint venture to research, develop, design, manufacture, sell and service within China advanced next-generation CMP products. Discussions with the 45th Research Institute are in the formative stages and no assurance can be given that we will be successful in entering into a joint venture agreement with the 45th Research Institute upon the terms set forth in the Memorandum of Understanding, or at all.

        CONTINUE TO DEVELOP NEXT GENERATION PRODUCTS. We believe that our future success is dependent on our ability to continue to develop next generation products and technologies. For example, we are in the process of designing a new optical end-point detection system for CMP products that will allow this key enabling technology to be implemented for the first time on the large installed base of our competitors' CMP tools. Another example of our forward thinking is the patents and prototypes we have for an advanced wafer grinding tool.

        PURSUE STRATEGIC TECHNOLOGY AND/OR PRODUCT ACQUISITIONS. We intend to selectively pursue acquisitions of technology and/or products that enhance our position in the markets in which we compete. We believe that because of our distribution capabilities, strong sales organization and relationships with long-standing customers, we are well positioned to take advantage of acquiring, licensing or distributing other products or technology.

PRODUCTS AND SERVICES

        We have a comprehensive product line of polishing, grinding and optics tools that serve a wide range of markets and product applications. We have built a core competency designing innovative and quality manufacturing tools that provide high-yield cost-effective solutions to our customers.

     NTREPID(TM)

        Our newest product offering , NTREPID(TM), is a next generation 300mm wafer polisher. NTREPID(TM) is designed to meet the needs of customers in several market segments, including semiconductor CMP and silicon wafer fabrication, data storage, and SOI. We believe this system has a much larger market potential than NTEGRITY(TM), our previous generation product.

        NTREPID(TM) is a highly configurable polishing system that combines a proven rotary polishing platform and advanced carrier technology in a low-cost, compact footprint. We believe that it is a highly reliable system with the potential to provide customers with higher yields. NTREPID(TM) takes elements from our NHANCE(R) 300mm research and development CMP system and earlier 300mm production technologies. It is the culmination of CMP technologies developed at Strasbaugh over the past 15 years. The tool is available in several configurations to best suit the needs of semiconductor and silicon wafer fabrication. In addition, NTREPID(TM) supports a range of wafer sizes up to 300mm and easily converts from 200mm to 300mm in four hours. It supports serial or parallel processing for one, two or three table polishing processes. NTREPID(TM) also utilizes our ViPRR(TM) carrier technology, which will keep this tool competitive through the 90nm and 65nm technology nodes to 45nm and beyond.

        After a successful beta introduction, the first production version of NTREPID(TM) was shipped during the first quarter of 2007. We also plan to demonstrate a number of NTREPID(TM) tools for strategic customers throughout the world. NTREPID(TM) currently sells for between $1.2 million and $2.5 million depending on the market applications. Sales of NTREPID(TM) for the first six months of 2007 totaled approximately $1.4 million.

     NOVATION(R)

        We believe that NOVATION(R) is the only system capable of performing the whole wafer super-thinning process, a new means of thinning and polishing the backside silicon of a semiconductor wafer. Instead of isolating and preparing an individual die, NOVATION(R) prepares the entire surface of the wafer at once, which reduces sample preparation time from weeks to days. After successful beta testing at two locations, the world's largest semiconductor company recently adopted NOVATION(R) as its preferred wafer polisher for this application. NOVATION(R) currently sells for approximately $450,000. We have not made any sales of this product since 2004.

     NVISION(TM)

        NVISION(TM) is a newly developed endpoint detection system designed to control semiconductor and SOI CMP wafer processes for the newest generation integrated circuits. NVISION(TM) combines multiple endpoint capabilities, optical signal, spindle motor current, table motor current and pad temperature, into one system. Using our proprietary SMARTPAD(R) technology, we believe NVISION(TM) is a key technological breakthrough for endpoint detection systems with the potential for use on most major brand CMP tools. Our first order for the production version NVISION(TM) system was shipped in the first quarter of 2007. NVISION(TM) currently sells for approximately $200,000. We have not made any sales of this product since 2004.

     CMP ENHANCEMENT(TM)

        CMP ENHANCEMENT(TM) uses our ViPRR(TM) wafer carrier technology that has applications on the approximately 1,000-tool installed base of Integrated Process Equipment Corporation, or IPEC, and Speedfam CMP tools. Wafer carriers are a key enabling technology in CMP machines and account for a large portion of what differentiates one CMP tool from another. We believe that CMP ENHANCEMENT(TM) significantly improves process performance, increases yields through reduced edge exclusion and greater uniformity control, and extends the useful life of a customer's tools. CMP ENHANCEMENT(TM) offers the additional benefit of demonstrating our advanced CMP technology, positioning our new NTREPID(TM) system as a possible successor to these older tools. After extensive evaluation by a customer, we received our first large multi-quantity IPEC version CMP ENHANCEMENT(TM) order in 2005. We introduced and received our first Speedfam version order in early 2006. CMP ENHANCEMENT(TM) currently sells for approximately $75,000. Sales of CMP ENHANCEMENT(TM) were approximately $1.2 million in 2005. We have not made any sales since 2005.

     NTEGRITY(TM)

        With over 300 tools in use by high-production semiconductor fabrication facilities throughout the world, our NTEGRITY(TM) 200mm CMP system has a proven record of adaptability and reliability. We believe that NTEGRITY(TM) is the leading choice for the demanding data storage industry and for emerging applications such as SOI, LED and MEMS. For applications not requiring an integrated cleaner, we believe that NTEGRITY(TM) provides the highest throughput per dollar of capital cost and the highest throughput per square foot of clean room space of any CMP tool currently available. Introduced in 1991, NTEGRITY(TM) currently sells for approximately $650,000 to $1,500,000. Sales of NTEGRITY(TM) were approximately $1.5 million, $1.6 million and $1.9 million for 2005, 2006 and the first six months of 2007, respectively.

     NFINITY(R)

        NFINITY(R) is a high yield, 200mm wax mount silicon wafer polisher. With over 180 tools installed worldwide, NFINITY(R) continues to be one of our top sellers due to its ability to produce superior wafer flatness, low cost of ownership, consistent wafer-to-wafer process performance and reliability. This product was introduced in 1997. NFINITY(R) currently sells for approximately $580,000 to $1,000,000. Sales of NFINITY(R) were approximately $3.6 million, $4.3 million and $4.6 million for 2005, 2006 and the first six months of 2007, respectively.

     NGENUITY(TM)

        NGENUITY(TM) is a wafer grinder use for the precision grinding of smaller substrates used in most emerging wafer-based applications, including semiconductor, photonics, compound semiconductor, MEMS, optics, and other applications. With advanced technical features, such as cassette to cassette wafer handling, force adaptive grinding, closed loop thickness control, and automatic spindle height setup, NGENUITY(TM) delivers advanced process control to emerging industries at what we believe to be highly competitive prices. Introduced in 1987, NGENUITY(TM) currently sells for approximately $211,000 to $325,000. Sales of NGENUITY(TM) were approximately $98,000, $565,000 and $265,000 for 2005, 2006 and the first six months of 2007, respectively.

     NTELLECT(R)

         NTELLECT(R) is a high volume production wafer grinding tool combining process precision with a robust design. NTELLECT(R) is used for demanding applications, such as SOI and the grinding of hard substrates that cannot be efficiently processed by other designs. Among the hard materials this tool can process is silicon carbide, the emerging substrate for production of the latest generation of LEDs. NTELLECT(R) is also used for grinding extremely brittle compound semiconductor materials used in the photonics market. Introduced in 1994, NTELLECT(R) currently sells for approximately $540,000. Sales of NTELLECT(R) were approximately $758,000, $3.3 million and $540,000 for 2005, 2006 and the first six months of 2007, respectively.

     NSPIRE(TM)

        NSPIRE(TM) is an economical CMP tool for 75mm to 200mm research and development, failure analysis, and low volume production. This tool is used in universities, research institutes, and early development technology companies. NSPIRE(TM) provides wafer carrier technology and process control in laboratory size packages. We believe that NSPIRE(TM) sales will increase as more photonic, telecom, MEMS and other advanced products move to wafer-based production. Introduced in 1995, NSPIRE(TM) currently sells for approximately $250,000. Sales of NSPIRE(TM) were approximately $105,000 and $195,000 for 2005 and 2006, respectively. We did not make any sales of this product during the first six months of 2007.

     NHANCE(R)

        We believe that NHANCE(R) is one of the most sophisticated 300mm-capable research and development and low volume production CMP system in the world. Unlike some of its competitors, this tool is capable of matching or exceeding the process precision of full 300mm production CMP tools costing $4 million or more. NHANCE(R) is used by consumables manufacturers developing the slurries and pads used in today's most advanced silicon wafer facilities. It is also being used for sample preparation for failure analysis. Introduced in 2000, NHANCE(R) currently sells for approximately $450,000. Our last sales of this product, totaling approximately $875,000, occurred in 2005.

     NCOMPASS(R)

        NCOMPASS(R) is a robust wafer edge profiling tool that has established a position in the rapidly growing application of SOI and other types of bonded wafer production. It is a simple wafer processing platform, with high throughput and a flexible control system, which can be readily adapted to new applications. NCOMPASS(R) recently beat all competitors for a high precision edge profiling application on a new generation of glass-based bonded wafers. Introduced in 1986 and completely updated in 2002, NCOMPASS(R) currently sells for approximately $270,000. Sales of this product were approximately $350,000 during 2006. We did not make any sales in 2004 or during the first six months of 2007.

     OPTICS PRODUCTS

        We offer a full line of optical polishing (NFOCUS(TM)), ring lapping (NGAUGE(TM)), continuous pitch polishing (NSPEC(TM)) and curve generator (NLIGHTEN(TM)) tools. We have sold over 12,000 optical tools and we believe that WE have the world's most comprehensive product line. We also believe that our optical tools provide more sophisticated and full-featured controls, precise and reliable performance and long tool life than those of our competitors. These products currently sell for between approximately $10,000 and $500,000. Sales of these products were approximately $575,000, $990,000 and $75,000 for 2005, 2006 and the first six months of 2007, respectively.

     SERVICE, PARTS AND CONSUMABLES

        Our large installed equipment base provides us with a source of recurring service, parts and consumables revenues. We have an international network of field service engineers and we provide a variety of different service options, and tailor service requirements to meet the needs of each customer. A one-year warranty covering parts and labor is included with each new tool. When designing custom service plans, we can provide as much or as little as the customer requires. For example, service plans range from on-site field service engineers to regularly scheduled maintenance with technical support available 24 hours per day, 7 days a week. Many customers contract for regularly scheduled maintenance programs in which our service engineers calibrate, adjust and clean their tools at regular intervals. Typically running between $20,000 and $100,000 per year, service plans are negotiated with the customer depending upon the type of machine and the level of service requested. We also have a 24-hour service line to field any emergency calls.

        With a large installed base of tools, we also enjoy a sizable parts and consumables business. Service, parts and consumables accounted for approximately $3.9 million in revenues for the six months ended June 30, 2007, or 31% of net sales. Parts include valves, pulleys, belts, motors, joints, carriers and any of the thousands of parts used in our tools. Parts are purchased in three different ways: spare parts kits that include the most commonly needed parts for each machine; single parts as needed; and by consignment at customer facilities. Consumables include wafer retaining rings, wafer films, shims, conditioning discs and other parts of the system that typically wear out in conjunction with wafer processing. Consumables sales are made on a recurring basis and are generally more predictable than spare parts sales.

CUSTOMERS

        We maintain long-standing relationships with our core customers. Our main customers include leading semiconductor device manufacturers, silicon wafer manufacturers, data storage companies, and a multitude of smaller customers in multiple niche markets. With over 850 distinct customers in the last five years and over 700 tools installed, we have a large, active and diverse customer base. Our top five customers accounted for 51%, 46% and 43% of revenue during 2006, 2005 and 2004, respectively. Two customers each accounted for more than 10% of sales during 2006 and 2005. Our customers purchase our products by issuing purchase orders from time to time. We do not have long-term purchase orders or commitments with our customers. As a result, our customers may terminate their relationship with us at any time.

        Within the semiconductor industry, we have a large installed base of tools at companies such as Western Digital Corporation, NEC Corporation, Altis-IBM and United Microelectronics Corporation. In addition to these market leaders, we have a large number of second- and third-tier specialty customers, including Freescale and On Semiconductor, that prefer lower prices, better service and more customized solutions. We also sell a significant number of tools to testing laboratories and research and development facilities at large device manufacturers, as well as university research laboratories.

        In the silicon wafer industry, we sell to silicon wafer manufacturers that perform the front-end polishing of the wafer before selling it to device manufactures. In this industry, our largest customers include LG International and MEMC Electronic Materials, Inc. In the LED industry, we sell to the market leaders of high-end devices, including Cree, Inc. In the data storage industry, our customers, Seagate, Hitachi and Headway, are markets leaders in manufacturing disk drives and memory applications. In the optics industry, we have been manufacturing and selling machines to thousands of customers since 1948. Optics tools are sold to a wide variety of customers and industries, including aerospace, defense, optical labs, research institutions and medical applications. Additionally, our two distributors, Euris (Europe) and Yokogawa (Japan), are also significant customers.

SALES AND MARKETING

        Our sales and marketing strategy focuses on establishing Strasbaugh as the premier provider of polishing and grinding equipment by developing long-term relationships with our active customer base. A key competitive advantage of our sales process lies within our customer-focused approach. We frequently collaborate with our leading customers to refine existing product lines and design new innovations to meet their specific requirements.

        With a wide variety of markets served and product applications, we target markets where we can be a market leader, such as data storage, LED and precision optics. In mainstream markets, such as semiconductor CMP and silicon wafer, we target applications where we can be the more customer-focused, low-cost alternative to larger competitors with more expensive tools.

        We utilize a direct sales force for sales in the United States and Japan who are employees of Strasbaugh and who are paid a base salary plus commission. In the United States, our sales professionals sell equipment by geographic region - Eastern, Southern and Western United States. Another sales professional focuses exclusively on optics worldwide. With an average of eight years' tenure at Strasbaugh, sales professionals are extremely knowledgeable about our products and the markets in which we sell. Our Vice President of Worldwide Sales and Marketing is responsible for managing our direct sales professionals and international network of representatives and distributors.

        Outside of the United States and Japan, we rely on a highly technical and sophisticated network of sales representatives and distributors. Sales in Europe are handled by a distributor that has worked with us for ten years. Sales in China, Taiwan, South Korea and the rest of Asia are handled by representatives who have also worked with us for many years. Both distributors and sales representatives offer our full line of products. Distributors purchase products directly from us at our domestic retail price and then mark up their prices for sales in Europe. Our sales representatives are paid a commission of 12% - 15% of the total amount of sales made by each such sales representative. Neither our distributors, sales representatives nor the ultimate end users of our products have return or exchange rights with respect to our products. Also, we do not offer any further sales incentives such as advertising or exclusivity charges or a right of return. Our distributors and sales representatives may enter into maintenance contracts with their customers and the particular distributor or sales representative will pay us directly for time and material should our employees be used to provide maintenance services.

        Our sales professionals, sales representatives and distributors strive to develop close relationships with current and prospective customers. We maintain constant contact with customers to assess their needs and to update them on the latest product developments. In addition, our sales professionals regularly attend national and international trade and technical shows to stay abreast of industry trends and foster deeper relationships with customers. After contact has been initiated with a potential client, we conduct a variety of meetings and presentations to introduce our products and services. Typically, customers will be provided with price quotations, tool and process specifications, and product demonstrations before an order is produced.

COMPETITION

        Substantial competition exists for our products. Competitors range from small companies that compete with us with a single product and/or in a single region to global companies with multiple product lines. We believe that our strong competitive position is based on our ability to successfully provide products and services that address customer requirements.

     SEMICONDUCTOR CMP

        Applied Materials and Ebara are the market leaders in mainstream semiconductor CMP products. The remaining market is divided among several smaller companies. We have traditionally focused on CMP niche and specialty applications in which Applied Materials does not concentrate or materially participate. However, the launch of NTREPID(TM) provides us with the opportunity to compete on a technical basis in the significantly larger mainstream semiconductor CMP market. In this market, we plan to focus on non-copper CMP applications where Ebara has a leading market share and avoid competing directly with Applied Materials, which focuses on copper applications.

     SEMICONDUCTOR NICHE MARKET AND APPLICATIONS

        Within our small niche markets and applications, we face competition from a variety of companies. In failure analysis, we face competition from other manufacturers of semi-automated CMP tools, including Logitech and MAT, Inc. Logitech and MAT, Inc. tools are designed to compete against NSPIRE(TM) and NHANCE(R), which are CMP tools adapted to this application. In response to our competition, we developed a next generation tool specifically for failure analysis, NOVATION(R). Currently, we are not aware of any competition for NOVATION(R).

        Our main competition in backgrinding is Disco Corporation, with what we believe to be an estimated 80% market share, followed by two other Japanese companies, Okamoto and Accretech. Although, we have sold both NTELLECT(R) and NGENUITY(TM) grinders for this application, we avoid these older mainstream applications and focus OUR efforts on growth markets where we can have a leading position or a differentiated technology.

     SILICON WAFER FABRICATION AND NICHE MARKETS

        In silicon wafer fabrication and niche markets, our primary competition is from Lapmaster and Peter Wolters (now owned by Novellus). We believe that our NTREPID(TM) polisher is a generation ahead of the tools offered by these competitors.

     SOI/MEMS

        We have been successful in marketing our NTEGRITY(TM) product to smaller customers in the SOI market, but have not able to gain wide acceptance with the larger companies that require newer technologies unavailable on NTEGRITY(TM), such as integrated cleaning, 300mm-capable wafer grinding and optical endpoint detection. The first installation of our new NVISION(TM) optical endpoint tool was to a major SOI producer and the launch of NTREPID(TM) will provide the other technical innovations required to compete in this market.

        MEMS are mostly low volume applications where there is no need for sophisticated high volume production tools. We face competition in this market primarily from de-commissioned Integrated Process Equipment Corp. CMP tools.

     LED

        In the LED market, our main competition comes from Disco Corporation for the sale of grinders. We have developed a market-leading position with respect to Disco Corporation and others by anticipating a shift to silicon carbide as a substrate for the production of LED devices. Cree, Disco Corporation, Okamoto and Accretech are attempting to enter this market with adaptations of the same grinders they use for semiconductor backgrinding.

     DATA STORAGE

        Our main competitors in the data storage market are Applied Materials and Ebara. However, these companies have not adapted their products to the particularly demanding polishing requirements of this market. We believe that lower-tiered CMP equipment companies do not have the technology to compete effectively in this market.

     OPTICS

        Our optics products face competition from lower quality and cheaper tools from Asia, as well as from products offered by small family-owned businesses.

MANUFACTURING

        Our headquarters are located approximately 185 miles south of San Jose in San Luis Obispo, California. We lease a 135,000 square foot building partially owned by Alan Strasbaugh our Chairman of the Board and major shareholder. The facility is comprised of approximately 106,000 square feet of manufacturing space, including 11,600 square feet of clean assembly space and 1,200 square feet of clean rooms (60% Class 100, 40% Class 10). All of our manufacturing is completed at these facilities with full ability for design, fabrication, assembly and distribution requiring a minimal amount of outsourcing. We estimate that current manufacturing capacity provides us with the ability to substantially increase sales with only the addition of personnel and relatively little capital equipment expenditures. We estimate that the facilities, machinery and equipment will support annual net sales of approximately $100 million.

PRODUCT DEVELOPMENT

        Product development is spearheaded by our senior management and our intellectual property committee, which evaluates the development of new products and new market applications for existing products. For example, the NSPIRE(TM) and NHANCE(R) were first introduced into the market as high performance CMP tools for research and development applications. To widen the application of these tools, we developed a new process called "whole wafer deconstruct" and launched these tools into the failure analysis market reusing existing technology for a completely new application.

        Between 2002 and 2005, we increased our research and development budget to continue the development of leading next generation tools and technologies. We spent over $10 million in product development and research and development during this period. The result was the development of three new major tools (NTREPID(TM), NOVATION(R), AND NVISION(TM)) and one system upgrade (CMP ENHANCEMENT(TM)). We believe that these products will be fully accepted into the market. These products are now beginning to generate revenue, and we believe that they will comprise a significant portion of our future revenue.

        In addition, our engineering team is currently developing the 7AG, a new modular 300mm-capable wafer grinder that has the capability to bring grinding into front-end-of-line semiconductor manufacturing for the first time. The prototype of this tool has been used for several months by the world's foremost chip manufacturer to demonstrate a new chip manufacturing methodology that has the potential to expand the market for wafer grinding tools. The 7AG was also designed to be highly competitive for next generation industry requirements in other industries, such as silicon wafer, solar cell, LED and advanced chip packaging.

INTELLECTUAL PROPERTY

        We believe that we have a broad intellectual property portfolio. We primarily own intellectual property protecting the design features or operating methods for tools manufactured by us for polishing or grinding semiconductor and silicon wafers. Our portfolio consists of 123 trade secrets and processes, 70 issued patents, 12 licensed patents, and 45 patents pending. Our ten most important patents were issued between June 1995 and July 2007. The duration of these patents runs until between June 2012 and August 2024. The duration of our entire patent portfolio also runs until between June 2012 and August 2024. With customers worldwide, we have received international patents covering Japan, China, Taiwan, Europe, Korea and Singapore.

        In 2000, as part of a capital infusion by Lam Research Corporation, or Lam, into R. H. Strasbaugh, we sold certain intellectual property to Lam, or Lam Intellectual Property, for $4 million and concurrently entered into a License Agreement with Lam. Pursuant to the terms of the License Agreement, for the duration of the License Agreement, which is perpetual unless terminated as described below, Lam granted to us a non-exclusive, royalty-free worldwide license to use, upgrade, or modify the Lam Intellectual Property in industries that develop, design, make, use, sell, repair or service semiconductor processing equipment used in the fabrication of integrated circuits. These industries are collectively referred to in this prospectus as the Semiconductor Processing Equipment Industry. Additionally, pursuant to the License Agreement, Lam granted to us an irrevocable, perpetual, exclusive, royalty-free worldwide license to use the Lam Intellectual Property in any industry except the Semiconductor Processing Equipment Industry. The License Agreement may be terminated upon either party breaching a material provision of the License Agreement, ceasing to do business, ceasing to carry on as a going concern or becoming insolvent. The licensed intellectual property originally consisted of 6 issued patents, 9 patent applications and 19 internal disclosures related to CMP. At this time 12 patents have been issued and licensed back to us.

TRADEMARKS

        Our trademarks are filed and/or registered for a series of product names, all beginning with the letter "n." We currently have six registered trademarks, five trademarks and one trademark with a filed application for registration.

EMPLOYEES

        As of August 31, 2007, we employed 99 full and part-time employees. None of our employees are represented by labor unions, and there have not been any work stoppages at our facilities. We generally consider our relationships with our employees to be satisfactory.

FACILITIES

        Our corporate headquarters is located approximately 185 miles south of San Jose in San Luis Obispo, California. We operate out of a 135,000 square foot building located in a small industrial park. The facility is made up of approximately 106,000 square feet of manufacturing space, including 11,600 square feet of clean assembly space and 1,200 square feet of cleanroom space (60% Class 100, 40% Class 10). The building is jointly owned by Alan Strasbaugh and his former wife, April Paletsas, with each owning an undivided one-half interest in the property, and leased to R. H. Strasbaugh, on a month-to-month basis, at $84,000 per month. During 2005, 2006 and the first six months of 2007, our total lease costs were $955,780, $1,000,280 and $504,000, respectively.

LEGAL PROCEEDINGS

        On December 1, 2006, a complaint on joinder for declaratory relief was filed by April Paletsas requesting that we be joined to a matter in the San Luis Obispo Superior Court involving Alan Strasbaugh and his former wife, April Paletsas. The Court issued an order allowing our subsidiary, R. H. Strasbaugh to be joined, and management intends to vigorously defend this lawsuit. Ms. Palatses is requesting a declaration by the Court that R. H. Strasbaugh is required to install a new roof on the leased facilities in San Luis Obispo under the repair and maintenance covenants of the lease covering our corporate facilities, between Alan Strasbaugh and Ms. Paletsas, as landlords, and R. H. Strasbaugh, as lessee. The case is currently pending in the discovery stage and Ms. Palates has filed a motion for Summary Judgment seeking to establish R. H. Strasbaugh's liability to replace the roof. We are currently unable to evaluate the likelihood of an unfavorable result or the range of potential loss. However, we plan to vigorously defend this action and we believe that all of our defenses are meritorious.

        On or about August 15, 2006, John Rzezuski filed a complaint in the Commonwealth of Massachusetts Superior Court against R. H. Strasbaugh alleging negligence and breach of implied warranty. Mr. Rzezuski alleges that he was injured while using a product we designed, manufactured and sold to Mr. Rzezuski's employer. Mr. Rzezuski demands a judgment in an amount sufficient to compensate him for his losses and damages but does not allege with specificity his injuries or the relief sought. We are unable to reasonably estimate a potential range of loss and, further, we believe that the possibility of any payment is remote. Our insurance carrier has assumed the defense of this action.

INTERNET WEBSITE

        Our Internet website is www.strasbaugh.com. The content of our Internet website does not constitute a part of this prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers as of September 13, 2007 are as follows:

NAME                                AGE       POSITIONS HELD
----                                ---       --------------

Alan Strasbaugh (1).............     58       Chairman of the Board
Chuck Schillings................     48       President and Chief Executive
                                                Officer
Richard Nance...................     59       Executive Vice President and Chief
                                                Financial Officer
Wesley Cummins (1)..............     29       Director
David Porter (1) (2)............     65       Director
______________
(1) Member of our Compensation Committee and Nominating and Corporate Governance Committee.
(2)  Member of our Audit Committee

        ALAN STRASBAUGH has served as our Chairman of the Board since May 2007 and as Chairman of the Board of our operating subsidiary, R. H. Strasbaugh, since 1978. Mr. Strasbaugh also served as R. H. Strasbaugh's Chief Executive Officer from 1988 to 1998. Prior to that, he served as the Director of Operations of R. H. Strasbaugh for 10 years. Mr. Strasbaugh has been awarded eight United States patents related to semiconductor manufacturing. Mr. Strasbaugh is also employed by us as a technical advisor. Mr. Strasbaugh holds a B.S. degree in Mechanical Engineering from California Polytechnic State University, Pomona.

        CHUCK SCHILLINGS has served as our President and Chief Executive Officer since May 2007 and as President and Chief Executive Officer of our operating subsidiary, R. H. Strasbaugh, since 2005. Mr. Schillings also served as a member of the board of directors of R. H. Strasbaugh between February 2003 and May 2007. From 2001 to 2004, Mr. Schillings was engaged in real estate development and was President and director of a not-for-profit organization he co-founded. From 1995 to 2001, he held several sales and marketing management positions at
R. H. Strasbaugh. Mr. Schillings holds an M.S.B.A. degree in International Business from San Francisco State University and a B.S. degree in Business Finance with an Economics minor from San Diego State University.

        RICHARD NANCE has served as our Executive Vice President and Chief Financial Officer since May 2007 and as Chief Financial Officer and Vice President - Finance of R. H. Strasbaugh since 2002. Prior to that, Mr. Nance was the Chief Financial Officer of Greentrac, a privately held software company. He has worked as a chief financial officer for both public and private companies involved in software technology, manufacturing and international sales and distribution. Mr. Nance is a licensed Certified Public Accountant with prior experience as a National Bank Examiner with the United States Comptroller of the Currency, a commercial banker, and has over 13 years of experience in business consulting, strategic planning and advisory services. Mr. Nance holds a B.B.A. degree in Banking and Finance from North Texas State University, a B.S. degree in Accounting from Central State University of Oklahoma and memberships in the American Institute of CPAs and the California Society of CPAs.

        WESLEY CUMMINS has served as a member of our board of directors since May 2007. Mr. Cummins is President of B. Riley and Co. Inc., an NASD-registered broker-dealer, where he oversees the firm's investment banking, sales and trading and research. From July of 2006 through September 10, 2007, Mr. Cummins spearheaded the firm's initiative to grow the financial advisory and capital raising services to middle publicly traded companies as Director of Capital Markets of B. Riley and Co. Inc. Mr. Cummins joined B. Riley's Research Department in February 2002 and was promoted to Director of Research in January 2003. During his tenure, he grew B. Riley's research coverage to more than 100 companies in the following sectors: retail, semiconductors, technology hardware, software, IT services, communications, media and healthcare. While Director of Research, Mr. Cummins was ranked No. 1 in the 2004 Forbes.com/StarMine-North American Analyst Survey in the Best Stock Picker category for the Communications Equipment sector. Prior to joining B. Riley, Mr. Cummins worked at Needham & Company and at Kennedy Capital Management. He holds a B.S.B.A. degree from Washington University in St. Louis. Mr. Cummins also currently serves as a Director for Flight Safety Technologies (AMEX: FLT) and Davidson Optronics.

        DAVID PORTER has served as a member of our board of directors since May 2007. Prior to his retirement on January 1, 2000, Mr. Porter was employed at Ford Motor Company for thirty-six years. During his retirement, Mr. Porter has served on the Board of Directors of the San Luis Obispo Botanical Gardens and as the chairperson of the Gardens of Exploration Task Force and is a private investor. Mr. Porter's education includes an Executive Business Program at the University of Michigan and an A.B. in Chinese History from Stanford University.

KEY EMPLOYEES

        MIKE KIRKPATRICK has served as the Vice President - Sales and Marketing of R. H. Strasbaugh since 2004. Mr. Kirkpatrick is responsible for the worldwide sales and marketing of all of our products. During his 15 years of employment at
R. H. Strasbaugh, Mr. Kirkpatrick has served as United States Sales Manager and General Manager for R. H. Strasbaugh's data storage business and has been actively involved in its CMP program. Mr. Kirkpatrick helped pioneer the application of CMP to the read/write head fabrication process. During his career at R. H. Strasbaugh, Mr. Kirkpatrick has been personally responsible for over $100 million in semiconductor equipment sales. He holds a B.S. degree in Business Administration and Marketing from California Polytechnic State University, San Luis Obispo, California.

        ALLAN PATERSON has served as R. H. Strasbaugh's Vice President of Business Development since 1995 and is responsible for new product identification and the development of marketing and business development strategies. Mr. Paterson has over 25 years of experience in domestic and international business, marketing and sales development. His experience includes being responsible for sales, marketing and customer support for high technology companies in Europe, Israel and in the United States. Mr. Patterson has been awarded two United States patents related to semiconductor manufacturing. Mr. Paterson holds a Higher National Diploma in Electrical Technology from Cleveland College in the United Kingdom.

        TONY SCHRAUB, PH.D. has served as R. H. Strasbaugh's Director of Engineering since 2005. Dr. Schraub began his employment with R. H. Strasbaugh in 1995 as Director of Marketing, and has held the positions of Director of Business Development and consultant prior to becoming the Director of Engineering. Dr. Schraub has 33 years of engineering experience and directs R.
H. Strasbaugh's engineering staff. He is responsible for the design, documentation, process development and testing of new products and support for thousands of delivered precision polishing and grinding tools. Previously, he has held engineering and technical project management roles at General Electric Nuclear Division, three instrumentation companies, Weyerhaeuser Corporation, and has managed a European consortium to design and build a solar-energy power plant in Spain. Dr. Schraub holds B.S., Masters, and Ph.D. degrees in Mechanical Engineering from Stanford University.

COMPOSITION OF THE BOARD OF DIRECTORS

        Our board of directors has responsibility for our overall corporate governance and meets regularly throughout the year. Our bylaws provide that our board of directors may fix the exact number of directors between four and seven. Our board of directors has fixed the number of directors at five. We currently have two vacancies on the board of directors. Our Nominating and Corporate Governance Committee has already commenced a search for two independent directors, and has already identified one potential board member who possess the qualifications required to serve as a director as well as the financial expert on our Audit Committee.

        Our directors are elected annually and hold office until the next annual meeting of shareholders, until their successors are elected or until their earlier death, resignation or removal. Our directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.


        For so long as our shares of Series A Preferred Stock remain outstanding, the holders of at least a majority of our issued and outstanding shares of Series A Preferred Stock are entitled to nominate one member of our board of directors. In addition, the holders of at least a majority of our issued and outstanding shares of Series A Preferred Stock are entitled to nominate a second member of our board of directors for successive one-year-terms upon the accumulation of accrued and unpaid dividends for three or more six-month periods or our failure to comply with the covenants or agreements set forth in our articles of incorporation. The right to nominate a second director will terminate upon the cure of the defaults creating the right to nominate a second director. The holders of Series A Preferred Stock have nominated Wesley Cummins as a member of our board of directors.


        Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among our executive officers and directors.

        As discussed below, we have adopted procedures by which shareholders may elect nominees to our board of directors.

CORPORATE GOVERNANCE

        Our board of directors believes that good corporate governance is paramount to ensure that Strasbaugh is managed for the long-term benefit of our shareholders. Our board of directors has adopted corporate governance guidelines that guide its actions with respect to, among other things, the composition of the board of directors and its decision making processes, board of directors meetings and involvement of management, the board of director's standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer.

        Our board of directors has adopted a Code of Ethics and Corporate Conduct that applies to all of our directors, officers and employees and an additional Code of Business Ethics that applies to our Chief Executive Officer and senior financial officers. The Codes of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002.

        We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from provisions of these codes that relate to one or more of the items set forth in Item 406(b) of Regulation S-B, by describing on our Internet website, located at http://www.strasbaugh.com, within four business days following the date of a waiver or a substantive amendment, the date of the waiver or amendment, the nature of the amendment or waiver, and the name of the person to whom the waiver was granted.

        Information on our Internet website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings we make with the SEC.

DIRECTOR INDEPENDENCE

        Our corporate governance guidelines provide that after a phase in period a majority of the board of directors and all members of the Audit, Compensation and Nominating and Corporate Governance Committees of the board of directors will be independent. Our corporate governance guidelines provide a phase in period such that we have 12 months from the date that this registration statement is declared effective by the SEC, or Effective Date, to comply with the requirement that a majority of our board of directors be independent. If we lose compliance anytime after the 12 month phase in period, our corporate governance guidelines provides a cure period to regain compliance if non compliance is a result of a vacancy or a director ceasing to be independent due to circumstances beyond their control.

        On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Strasbaugh in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Following completion of these questionnaires, the board of directors, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for "independence" established by the SEC and NASDAQ Market Place Rules, additional criteria set forth in our corporate governance guidelines and consideration of any other material relationship a director may have with Strasbaugh.

        In July 2007, the board of directors determined that all directors are independent under these standards, except for Mr. Strasbaugh, who serves as our Chairman of the Board and Mr. Cummins, who is employed by B. Riley and Co. Inc. See "Certain Relationships and Related Transactions" below.

SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

        Our board of directors has implemented a process by which shareholders may send written communications directly to the attention of our board of directors or any individual member of our board of directors. David Porter, the Chairman of our Audit Committee, is responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that Mr. Porter considers to be important for the directors to consider. Shareholders who wish to communicate with our board of directors can write to David Porter, The Board of Directors, Strasbaugh, 825 Buckley Road, San Luis Obispo, California 93401.

COMMITTEES OF THE BOARD OF DIRECTORS

        Our board of directors has established standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a written charter that is reviewed annually and revised as appropriate.

     AUDIT COMMITTEE

        Our Audit Committee selects our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews our financial statements for each interim period and for our year end.

        Our Audit Committee operates pursuant to a charter approved by our board of directors and our Audit Committee, according to the rules and regulations of the SEC. Our Audit Committee Charter provides that after a phase in period our Audit Committee must consist of at least three independent members. Our Audit Committee Charter provides a phase in period such that our Audit Committee must be comprised of (i) at least one independent member on the Effective Date; (ii) a majority of independent members within 90 days of the Effective Date; and
(iii) all independent directors within 12 months of the Effective Date. If we lose compliance anytime after the 12-month phase in period, our Audit Committee Charter provides a cure period to regain compliance with the independence requirements if the non compliance is a result of one vacancy or a one director ceasing to be independent due to circumstances beyond their control

        David Porter is the only member of our Audit Committee. Our board of directors has determined that Dave Porter is "independent" under our Corporate Governance Guidelines, and the Nasdaq Marketplace Rules and satisfies the other requirements under SEC rules regarding audit committee membership. We currently do not have a director that (i) qualifies as an "audit committee financial expert" under applicable SEC rules and regulations governing the composition of the Audit Committee, and (ii) satisfies the "financial sophistication" requirements of the NASDAQ Marketplace Rules.

     COMPENSATION COMMITTEE

        Our Compensation Committee is responsible for establishing and administering our overall policies on compensation and the compensation to be provided to our executive officers, including, among other things, annual salaries and bonuses, stock options, stock grants, other stock-based awards, and other incentive compensation arrangements. In addition, the Compensation Committee reviews the philosophy and policies behind the salary, bonus and stock compensation arrangements for all other employees. Although our Compensation Committee makes all compensation decisions as to our executive officers, our Chief Executive Officer makes recommendations to our Compensation Committee regarding compensation for the other named executive officers. Our Compensation Committee has the authority to administer our 2007 Share Incentive Plan with respect to grants to executive officers and directors, and also has authority to make equity awards under our 2007 Share Incentive Plan to all other eligible individuals. However, our board of directors may retain, reassume or exercise from time to time the power to administer our 2007 Share Incentive Plan. Equity awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of our board of directors.

        The Compensation Committee evaluates both performance and compensation to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive so that we can attract and retain superior employees in key positions. The Compensation Committee believes that compensation packages offered to our executives, including the named executive officers, should include both cash and equity-based compensation that reward performance as measured against established goals. The Compensation Committee has the authority to retain consultants, and other advisors and in furtherance of the foregoing objectives.

        Our Compensation Committee operates pursuant to a charter approved by our board of directors and our Compensation Committee. Our Compensation Committee Charter provides that, after a phase in period, our Compensation Committee must consist of at least three independent members. Our Compensation Committee Charter provides a phase in period such that our Compensation Committee must be comprised of (i) at least one independent member on the Effective Date; (ii) a majority of independent members within 90 days of the Effective Date; and (iii) all independent directors within 12 months of the Effective Date. If we lose compliance anytime after the 12-month phase in period, our Compensation Committee Charter provides a cure period to regain compliance with the independence requirements if the non compliance is a result of one vacancy or a one director ceasing to be independent due to circumstances beyond their control.

        Our Compensation Committee consists of Messrs. Porter, Strasbaugh and Cummins. Mr. Porter acts as Chairman of our Compensation Committee. Our board of directors has determined that Mr. Porter is "independent" under the current NASDAQ Marketplace Rules.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

        Our Nominating and Corporate Governance Committee selects nominees for our board of directors. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares representing more than 1% of the then-outstanding shares of our common stock and who has beneficially owned those shares for at least one year. The Nominating and Corporate Governance Committee will evaluate those recommendations by applying its regular nominee criteria and considering the additional information described in the Nominating and Corporate Governance Committee's below-referenced charter. Shareholders that desire to recommend candidates for the board of directors for evaluation may do so by contacting Strasbaugh in writing, identifying the potential candidate and providing background and other relevant information. Our Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may also come to the attention of the Nominating and Corporate Governance Committee through current members of our board of directors, professional search firms and other persons. In evaluating potential candidates, our Nominating and Corporate Governance Committee will take into account a number of factors, including, among others, the following:

        o       the candidate's independence from management;

        o       whether the candidate has relevant business experience;

        o       judgment, skill, integrity and reputation;

        o       existing commitments to other businesses;

        o       corporate governance background;

        o financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership; and

        o       the size and composition of our board of directors.

        Our Nominating and Corporate Governance Committee operates pursuant to a charter approved by our board of directors and our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Charter provides that, after a phase in period, our Nominating and Corporate Governance must consist of at least three independent members. Our Nominating and Corporate Governance Charter provides a phase in period such that our Nominating and Corporate Governance Committee must be comprised of (i) at least one independent member on the Effective Date; (ii) a majority of independent members within 90 days of the Effective Date; and (iii) all independent directors within 12 months of the Effective Date. If we lose compliance anytime after the 12-month phase in period, our Nominating and Corporate Governance Charter provides a cure period to regain compliance with the independence requirements if the non compliance is a result of one vacancy or a one director ceasing to be independent due to circumstances beyond their control.

        Our Nominating and Corporate Governance Committee consists of Messrs. Porter, Strasbaugh and Cummins. Mr. Porter acts as chairman of our Nominating and Corporate Governance Committee. Our board of directors has determined that Mr. Porter is "independent" under the NASDAQ Marketplace Rules.

COMPENSATION OF DIRECTORS

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting the compensation of directors, we consider the significant amount of time that members of the board of directors spend in fulfilling their duties to Strasbaugh as well as the experience level we require to serve on our board of directors. The board of directors, through its Compensation Committee, annually reviews the compensation and compensation policies for members of the board of directors. In recommending director compensation, the Compensation Committee is guided by three goals:

        o compensation should fairly pay directors for work required in a company of our size and scope;

        o compensation should align directors' interests with the long-term interests of our shareholders; and

        o the structure of the compensation should be clearly disclosed to our shareholders.

        Our directors are paid $12,000 per year for serving on the board of directors. On May 24, 2007, each of our directors were issued options to purchase an aggregate of 18,000 shares of our common stock pursuant to our 2007 Share Incentive Plan. In addition, directors are reimbursed for certain reasonable documented expenses in connection with attendance at meetings of our board of directors and its committees. Employee directors do not receive compensation in connection with their service as directors.

DIRECTOR COMPENSATION TABLE

        The following table summarizes for the twelve months ended December 31, 2006, the compensation awarded to or paid to, or earned by, the former members of our board of directors. Our former directors, J. Michael Gullard, Bryant Riley, Bob D'Agostino, and Robert Gallagher, resigned as members of our board of directors in connection with the Share Exchange Transaction that was consummated on May 24, 2007. Accordingly, none of the information set forth below relate to any of our current directors.

                                         FEES EARNED OR      STOCK       OPTION
                 NAME                     PAID IN CASH       AWARDS       AWARDS         TOTAL
                 ----                     ------------       ------       ------         -----

J. Michael Gullard..................         $50,000             __           __       $50,000
Former Board Member

Bryant R. Riley.....................              __             __           __            __
Former Board Member

Robert J. Gallagher.................         $10,000             __           __       $10,000
Former Board Member

Bob D'Agostino......................         $10,000             __           __       $10,000
Former Board Member


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our board of directors has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows for the twelve months ended December 31, 2006, the compensation awarded to or paid to, or earned by, our former Chief Executive
Officer, J. Michael Gullard, who was our only executive officer during such time period. Mr. Gullard resigned his positions in connection with the Share Exchange
Transaction that was consummated on May 24, 2007. The following table also shows for the fiscal year ended December 31, 2006, the compensation awarded or paid to, or earned by, R. H. Strasbaugh's Chief Executive Officer, Chief Financial
Officer and each of R. H. Strasbaugh's executive officers who earned more than $100,000 in salary for the year ended December 31, 2006.

                                            SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION                               YEAR          SALARY          BONUS            TOTAL
---------------------------                               ----          ------          -----            -----
J. Michael Gullard.................................       2006         $   50,000            __        $  50,000
Former President and Chief Executive Officer

Chuck Schillings...................................       2006         $  200,000      $ 50,000        $ 250,000
President and Chief Executive Officer of
   R. H. Strasbaugh

Richard Nance......................................       2006         $  175,000      $ 15,000        $ 190,000
Chief Financial Officer of R. H. Strasbaugh

STOCK OPTION GRANTS AND EXERCISES

        We made no awards of stock options or stock appreciation rights during the twelve months ended December 31, 2006 to our executive officers. Our wholly owned subsidiary, R. H. Strasbaugh, made no awards of stock options or stock appreciation rights during the fiscal year ended December 31, 2006 to its named executive officers.

EMPLOYMENT AGREEMENTS

     EXECUTIVE EMPLOYMENT AGREEMENTS DATED MAY 24, 2007 WITH EACH OF CHUCK SCHILLINGS AND RICHARD NANCE

        The Executive Employment Agreements with Mr. Schillings and Mr. Nance provide for a three-year term and automatic one-year renewals thereafter, unless either the employee or Strasbaugh provides written notice to the other at least 90 days prior to the expiration of the then-current term.

        Mr. Schillings is to be employed as our President and Chief Executive Officer and is to receive an annual base salary of $245,000 during the first 12-month period that his agreement is in effect, after which our Compensation Committee may, in its sole discretion, increase Mr. Schillings' annual base salary. Further, Mr. Schillings is eligible for an annual cash bonus, based upon performance criteria to be established by the board, of up to 40% of his annual base salary. On May 24, 2007, Mr. Schillings was issued options to purchase an aggregate of 200,000 shares of our common stock pursuant to our 2007 Share Incentive Plan.

        Mr. Nance is to be employed as our Chief Financial Officer and is to receive an annual base salary of $200,000 during the first 12-month period that his agreement is in effect, after which our Compensation Committee may, in its sole discretion, increase Mr. Nance's annual base salary. Further, Mr. Nance is eligible for an annual cash bonus, based upon performance criteria to be established by the Board, of up to 35% of his annual base salary. On May 24, 2007, Mr. Nance was issued options to purchase an aggregate of 266,000 shares of our common stock pursuant to our 2007 Share Incentive Plan.

        We are required to provide each of Messrs. Schillings and Nance certain benefits, to the extent we offer them, including the right to participate in our employee medical, dental, life and disability insurance plans, and any additional compensation, benefit, pension, stock option, stock purchase, and 401(k) plans. We are also required to provide Mr. Schillings with five weeks of paid vacation per year and Mr. Nance with three weeks of paid vacation per year.

        Each of Messrs. Schillings and Nance are also entitled to reimbursement for all reasonable business expenses incurred in the performance of their services under the Executive Employment Agreements, including expenditures for entertainment, gifts, cellular telephone expenses, and travel.

        Upon termination or resignation for any reason, the terminated employee is entitled to receive severance equal to six months of base salary unless he is terminated for due cause, voluntarily terminates his employment without good reason or terminates his employment without providing the required written notice. Further, the employee will be entitled to receive (i) his salary in effect on the date of termination through the end of the month during which the termination occurs, (ii) credit for vacation earned but not taken and (iii) a prorated incentive bonus for the fiscal year during which termination occurs.

        The term "good reason" is defined in each of the Executive Employment Agreements as (i) a general assignment by us for the benefit of creditors or filing by us of a voluntary bankruptcy petition or the filing against us of any involuntary bankruptcy which remains undismissed for 30 days or more or if a trustee, receiver or liquidator is appointed, (ii) any material changes in the employee's titles, duties or responsibilities without his express written consent, or (iii) the employee is not paid the compensation and benefits required under the Executive Employment Agreement.

        The term "due cause" is defined in each of the Executive Employment Agreements as (i) any intentional misapplication by the employee of Strasbaugh funds or other material assets, or any other act of dishonesty injurious to Strasbaugh committed by the employee; or (ii) the employee's conviction of (a) a felony or (b) a crime involving moral turpitude; or (iii) the employee's use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the board reasonably determines renders the employee unfit to serve in his capacity as a senior executive of Strasbaugh; or (iv) the employee's breach, nonperformance or nonobservance of any of the terms of his employment agreement with us, including but not limited to the employee's failure to adequately perform his duties or comply with the reasonable directions of the board; but notwithstanding anything in the foregoing subsections (iii) or (iv) to the contrary, we may not terminate the employee unless our board of directors first provides the employee with a written memorandum describing in detail how his performance thereunder is not satisfactory and the employee is given a reasonable period of time (not less than 30 days) to remedy the unsatisfactory performance related by the board of directors to the employee in that memorandum. A determination of whether the employee has satisfactorily remedied the unsatisfactory performance shall be promptly made by a majority of the disinterested directors of the board (or the entire board, but not including the employee, if there are no disinterested directors) at the end of the period provided to the employee for remedy, and the board's determination shall be final.

     EMPLOYMENT AGREEMENT DATED MAY 24, 2007 WITH MR. ALAN STRASBAUGH

        The Employment Agreement with Mr. Alan Strasbaugh provides for a five-year term and renewal based upon mutual agreement. For providing services to Strasbaugh as a technical advisor, Mr. Alan Strasbaugh is to receive an annual base salary of $100,000.

        We are required to provide Mr. Alan Strasbaugh with certain benefits, to the extent we offer them, including the right to participate in our employee medical, dental, life and disability insurance plans. Additionally, Mr. Alan Strasbaugh is eligible for holiday and vacation pay in accordance with our employment policies. Mr. Alan Strasbaugh is also entitled to reimbursement for all reasonable business expenses incurred on behalf of Strasbaugh, including expenditures for travel.

        The Employment Agreement with Mr. Alan Strasbaugh may only be terminated for "cause," or upon disability or death. Upon termination on death, Mr. Strasbaugh's estate will be entitled to receive a payment equal to 60 days of Mr. Strasbaugh's base salary.

        The term "cause" is defined in the Employment Agreement as (i) any act of personal dishonesty, including, but not limited to, any intentional misapplication of Strasbaugh's funds or other property, or action resulting in personal gain to the employee at the expense of Strasbaugh; or (ii) employee's regular neglect of his duties or Employee's gross negligence or willful misconduct in the performance of his duties; or (iii) disobedience of a lawful and reasonable order or directive given to employee by our board of directors and within the scope of employee's duties that is not cured within ten (10) days after receiving written notice from us; or (iv) employee's participation in a criminal activity or in an activity involving moral turpitude that has a material adverse effect (the report in the public media of conduct described in this subparagraph (iv), above, shall be deemed to cause a material adverse effect on Strasbaugh); or (v) employee's misappropriation or disclosure to others in competition with us any of our confidential information, including investment prospects, analysis or advice, customer lists, plans or other property interests of Strasbaugh.

2007 SHARE INCENTIVE PLAN


        Our 2007 Share Incentive Plan, or 2007 Plan, is intended to promote Strasbaugh's interests by providing eligible persons in our service with the opportunity to acquire a proprietary or economic interest, or otherwise increase their proprietary or economic interest, in us as an incentive for them to remain in such service and render superior performance during such service. The 2007 Plan consists of two equity-based incentive programs, the Discretionary Grant Program and the Stock Issuance Program. Principal features of each program are summarized below. Our Compensation Committee is in the process of amending our 2007 Plan to conform to provisions of Internal Revenue Code Section 409A. We expect to complete these amendments prior to the effectiveness of the Registration Statement of which this prospectus is a part.


     ADMINISTRATION

        The Compensation Committee of our board of directors has the exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards, or equity awards, made to executive officers and non-employee board members, and also has the authority to make equity awards under those programs to all other eligible individuals. However, our board of directors may retain, reassume or exercise from time to time the power to administer those programs. Equity awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of our board of directors.

        The term "plan administrator," as used in this summary, means the Compensation Committee or our board of directors, to the extent either entity is acting within the scope of its administrative jurisdiction under the 2007 Plan.

     SHARE RESERVE


        Initially, 2,000,000 shares of common stock are authorized for issuance under the 2007 Plan. The 2007 Plan was adopted by CTK Windup Corporation's board of directors on February 9, 2007 and approved by CTK Windup Corporation's shareholders on March 14, 2007. As of September 13, 2007, options to purchase 1,339,000 shares of common stock were issued and outstanding under the 2007 Plan.


        No participant in the 2007 Plan may be granted equity awards for more than 500,000 shares of common stock per calendar year. Shareholder approval of this proposal constitutes approval of the 500,000 share limitation for purposes of Internal Revenue Code Section 162(m). This share-limitation is intended to assure that any deductions to which we would otherwise be entitled, either upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program with an exercise price per share equal to the fair market value per share of our common stock on the grant date or upon the subsequent sale of the shares purchased under those options, will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Internal Revenue Code Section 162(m). In addition, shares issued under the Stock Issuance Program may qualify as performance-based compensation that is not subject to the Internal Revenue Code Section 162(m) limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied solely to the attainment of the corporate performance milestones discussed below in the summary description of that program.

        The shares of common stock issuable under the 2007 Plan may be drawn from shares of our authorized but unissued shares or from shares reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding equity awards under the 2007 Plan that expire or otherwise terminate before those shares are issued will be available for subsequent awards. Unvested shares issued under the 2007 Plan and subsequently repurchased by us at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the 2007 Plan, will be added back to the number of shares reserved for issuance under the 2007 Plan and will be available for subsequent reissuance.

        If the exercise price of an option under the 2007 Plan is paid with shares of common stock, then the authorized reserve of common stock under the 2007 Plan will be reduced only by the net number of new shares issued under the exercised stock option. If shares of common stock otherwise issuable under the 2007 Plan are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an equity award, then the number of shares of common stock available for issuance under the 2007 Plan will be reduced only by the net number of shares issued pursuant to that equity award. The withheld shares will not reduce the share reserve. Upon the exercise of any stock appreciation right granted under the 2007 Plan, the share reserve will only be reduced by the net number of shares actually issued upon exercise, and not by the gross number of shares as to which the stock appreciation right is exercised.

        As soon as practicable following shareholder approval of the 2007 Plan and the effectiveness of a registration statement to be filed by us with the SEC registering our common stock under the Exchange Act, we intend to register the issuance of our securities under the 2007 Plan on Form S-8 under the Securities Act.

     ELIGIBILITY

        Officers, employees, non-employee directors, and consultants and independent advisors who are under written contract and whose securities issued pursuant to the 2007 Plan could be registered on Form S-8, all of whom are in our service or the service of any parent or subsidiary of ours, whether now existing or subsequently established, are eligible to participate in the Discretionary Grant and Stock Issuance Programs.

     VALUATION

        The fair market value per share of our common stock on any relevant date under the 2007 Plan will be deemed to be equal to the closing selling price per share of our common stock at the close of regular hours trading on the Pink Sheets(R) or the OTC Bulletin Board on that date, as the price is reported by the National Association of Securities Dealers. If there is no closing selling price for our common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which a quotation exists.

     DISCRETIONARY GRANT PROGRAM

        The plan administrator has complete discretion under the Discretionary Grant Program to determine which eligible individuals are to receive equity awards under that program, the time or times when those equity awards are to be made, the number of shares subject to each award, the time or times when each equity award is to vest and become exercisable, the maximum term for which the equity award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

        STOCK OPTIONS. Each granted option will have an exercise price per share determined by the plan administrator, provided that the exercise price will not be less than 85% or 100% of the fair market value of a share on the grant date in the case of non-statutory or incentive options, respectively. No granted option will have a term in excess of ten years. Incentive options granted to an employee who beneficially owns more than 10% of our outstanding common stock must have exercise prices not less than 110% of the fair market value of a share on the grant date and a term of not more than five years measured from the grant date. Options generally will become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they will be immediately exercisable for any or all of the option shares. Any unvested shares acquired under immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

        An optionee who ceases service with us other than due to misconduct will have a limited time within which to exercise outstanding options for any shares for which those options are vested and exercisable at the time of cessation of service. The plan administrator has complete discretion to extend the period following the optionee's cessation of service during which outstanding options may be exercised (but not beyond the expiration date) and/or to accelerate the exercisability or vesting of options in whole or in part. Discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

        STOCK APPRECIATION RIGHTS. The plan administrator has the authority to issue the following three types of stock appreciation rights under the Discretionary Grant Program:

        o Tandem stock appreciation rights, which provide the holders with the right, upon approval of the plan administrator, to surrender their options for an appreciation distribution in an amount equal to the excess of the fair market value of the vested shares of common stock subject to the surrendered option over the aggregate exercise price payable for those shares.

        o Standalone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of common stock and receive in exchange an appreciation distribution in an amount equal to the excess of the fair market value on the exercise date of the shares of common stock as to which those rights are exercised over the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

        o Limited stock appreciation rights, which may be included in one or more option grants made under the Discretionary Grant Program to executive officers or directors who are subject to the short-swing profit liability provisions of Section 16 of the Exchange Act. Upon the successful completion of a hostile takeover for more than 50% of our outstanding voting securities or a change in a majority of our board as a result of one or more contested elections for board membership over a period of up to 36 consecutive months, each outstanding option with a limited stock appreciation right may be surrendered in return for a cash distribution per surrendered option share equal to the excess of the fair market value per share at the time the option is surrendered or, if greater and the option is a non-statutory option, the highest price paid per share in the transaction, over the exercise price payable per share under the option.

        Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the plan administrator, be made in cash or in shares of common stock. All payments with respect to exercised limited stock appreciation rights will be made in cash. Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of cessation of service. The plan administrator will have complete discretion to extend the period following the holder's cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of the stock appreciation rights in whole or in part. Discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder's actual cessation of service.

        REPRICING. The plan administrator has the authority, with the consent of the affected holders, to effect the cancellation of any or all outstanding options or stock appreciation rights under the Discretionary Grant Program and to grant in exchange one or more of the following: (i) new options or stock appreciation rights covering the same or a different number of shares of common stock but with an exercise or base price per share not less than the fair market value per share of common stock on the new grant date or (ii) cash or shares of common stock, whether vested or unvested, equal in value to the value of the cancelled options or stock appreciation rights. The plan administrator also has the authority with or, if the affected holder is not subject to the short-swing profit liability of Section 16 under the Exchange Act, then without, the consent of the affected holders, to reduce the exercise or base price of one or more outstanding stock options or stock appreciation rights to the then current fair market value per share of common stock or to issue new stock options or stock appreciation rights with a lower exercise or base price in immediate cancellation of outstanding stock options or stock appreciation rights with a higher exercise or base price.

     STOCK ISSUANCE PROGRAM

        Shares of common stock may be issued under the Stock Issuance Program for valid consideration under the California Corporations Code as the plan administrator deems appropriate, including cash, past services or other property. In addition, restricted shares of common stock may be issued pursuant to restricted stock awards that vest in one or more installments over the recipient's period of service or upon attainment of specified performance objectives. Shares of common stock may also be issued under the program pursuant to restricted stock units or other stock-based awards that entitle the recipients to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated time period following the vesting of those awards or units, including without limitation, a deferred distribution date following the termination of the recipient's service with us.

        The plan administrator will have complete discretion under the Stock Issuance Program to determine which eligible individuals are to receive equity awards under the program, the time or times when those equity awards are to be made, the number of shares subject to each equity award, the vesting schedule to be in effect for the equity award and the consideration, if any, payable per share. The shares issued pursuant to an equity award may be fully vested upon issuance or may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

        To assure that the compensation attributable to one or more equity awards under the Stock Issuance Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Internal Revenue Code Section 162(m), the Compensation Committee will also have the discretionary authority to structure one or more equity awards under the Stock Issuance Program so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. Goals may be based on one or more of the following criteria: (i) return on total shareholders' equity; (ii) net income per share;
(iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share;
(ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base;

provided, however, that for purposes of items (ii), (iii) and (vii) above, the Compensation Committee may, at the time the equity awards are made, specify certain adjustments to those items as reported in accordance with generally accepted accounting principles in the United States, or GAAP, which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or its successor, provided that those adjustments are in conformity with those reported by us on a non-GAAP basis. In addition, performance goals may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Compensation Committee may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.

        The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance Program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Internal Revenue Code Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

        Outstanding restricted stock units or other stock-based awards under the Stock Issuance Program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for those awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding restricted stock units or other stock-based awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards that were intended at the time of issuance to qualify as performance-based compensation under Internal Revenue Code Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

     GENERAL PROVISIONS

        ACCELERATION. If a change in control occurs, each outstanding equity award under the Discretionary Grant Program will automatically accelerate in full, unless (i) that award is assumed by the successor corporation or otherwise continued in effect, (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, or (iii) the acceleration of the award is subject to other limitations imposed by the plan administrator. In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect or accelerated vesting is precluded by other limitations imposed by the plan administrator. Each outstanding equity award under the Stock Issuance Program will vest as to the number of shares of common stock subject to that award immediately prior to the change in control, unless that equity award is assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above or unless vesting is precluded by its terms. Immediately following a change in control, all outstanding awards under the Discretionary Grant Program will terminate and cease to be outstanding except to the extent assumed by the successor corporation or its parent or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction.

        The plan administrator will have the discretion to structure one or more equity awards under the Discretionary Grant and Stock Issuance Programs so that those equity awards will vest in full either immediately upon a change in control or in the event the individual's service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continued in effect or replaced with a cash retention program.

        A change in control will be deemed to have occurred if, in a single transaction or series of related transactions:

        (i) any person (as that term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of the combined voting power of our company, or

        (ii) there is a merger, consolidation, or other business combination transaction of us with or into an other corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of our voting capital stock outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of our company (or the surviving entity) outstanding immediately after the transaction, or

        (iii) all or substantially all of our assets are sold.

        SHAREHOLDER RIGHTS AND OPTION TRANSFERABILITY. The holder of an option or stock appreciation right will have no shareholder rights with respect to the shares subject to that option or stock appreciation right unless and until the holder exercises the option or stock appreciation right and becomes a holder of record of shares of common stock distributed upon exercise of the award. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee's death, and during the optionee's lifetime, may only be exercised by the optionee. However, non-statutory options and stock appreciation rights may be transferred or assigned during the holder's lifetime to one or more members of the holder's family or to a trust established for the benefit of the holder and/or one or more family members or to the holder's former spouse, to the extent the transfer is in connection with the holder's estate plan or pursuant to a domestic relations order.

        A participant will have certain shareholder rights with respect to shares of common stock issued to the participant under the Stock Issuance Program, whether or not the participant's interest in those shares is vested. Accordingly, the participant will have the right to vote the shares and to receive any regular cash dividends paid on the shares, but will not have the right to transfer the shares prior to vesting. A participant will not have any shareholder rights with respect to the shares of common stock subject to restricted stock units or other stock-based awards until the awards vest and the shares of common stock are actually issued. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units or other stock-based awards, subject to terms and conditions the plan administrator deems appropriate.

        CHANGES IN CAPITALIZATION. If any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2007 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted equity awards under the 2007 Plan per calendar year,
(iii) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right, and (iv) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award under the 2007 Plan and the cash consideration, if any, payable per share. All adjustments will be designed to preclude any dilution or enlargement of benefits under the 2007 Plan and the outstanding equity awards thereunder.

        SPECIAL TAX ELECTION. Subject to applicable laws, rules and regulations, the plan administrator may permit any or all holders of equity awards to utilize any or all of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the issuance, exercise or vesting of those equity awards:

                STOCK WITHHOLDING: The election to have us withhold, from the shares otherwise issuable upon the issuance, exercise or vesting of an equity award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder and make a cash payment equal to the fair market value directly to the appropriate taxing authorities on the individual's behalf.

                STOCK DELIVERY: The election to deliver to us certain shares of common stock previously acquired by the holder (other than in connection with the issuance, exercise or vesting that triggered the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder.

                SALE AND REMITTANCE: The election to deliver to us, to the extent the award is issued or exercised for vested shares, through a special sale and remittance procedure pursuant to which the optionee or participant will concurrently provide irrevocable instructions to a brokerage firm to effect the immediate sale of the purchased or issued shares and remit to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the withholding taxes we are required to withhold by reason of the issuance, exercise or vesting.

     AMENDMENT, SUSPENSION AND TERMINATION

        Our board of directors may suspend or terminate the 2007 Plan at any time. Our board of directors may amend or modify the 2007 Plan, subject to any required shareholder approval. Shareholder approval will be required for any amendment that materially increases the number of shares available for issuance under the 2007 Plan, materially expands the class of individuals eligible to receive equity awards under the 2007 Plan, materially increases the benefits accruing to optionees and other participants under the 2007 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2007 Plan, materially extends the term of the 2007 Plan, expands the types of awards available for issuance under the 2007 Plan, or as to which shareholder approval is required by applicable laws, rules or regulations.

        Unless sooner terminated by our board, the 2007 Plan will terminate on the earliest to occur of: (i) February 9, 2017; (ii) the date on which all shares available for issuance under the 2007 Plan have been issued as fully-vested shares; and (iii) the termination of all outstanding equity awards in connection with certain changes in control or ownership.

     FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes income tax consequences of the 2007 Plan under current federal income tax law and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Internal Revenue Code Section 162(m), as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and from locality to locality.

        OPTION GRANTS. Options granted under the 2007 Plan may be either incentive stock options, which satisfy the requirements of Internal Revenue Code
Section 422, or non-statutory stock options, which are not intended to meet those requirements. The federal income tax treatment for the two types of options differs as follows:

                INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at the time over the exercise price paid for those shares.

                The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result.

                Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.

                If the optionee makes a disqualifying disposition of the purchased shares, we will be entitled to an income tax deduction, for our taxable year in which the disposition occurs, equal to the excess of the fair market value of the shares on the option exercise date over the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

                NON-STATUTORY STOCK OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect certain withholding taxes applicable to the income from the optionee.

                We will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the optionee with respect to an exercised non-statutory option. The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the optionee.

                If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee's cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of the fair market value of the shares on the date the repurchase right lapses over the exercise price paid for the shares. The optionee may elect under Internal Revenue Code Section 83(b) to include as ordinary income in the year of exercise of the option an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If a timely Internal Revenue Code Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

        STOCK APPRECIATION RIGHTS. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and we will be required to collect certain withholding taxes applicable to the income from the holder.

        We will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right. The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

        DIRECT STOCK ISSUANCES. Stock granted under the 2007 Plan may include issuances such as unrestricted stock grants, restricted stock grants and restricted stock units. The federal income tax treatment for such stock issuances are as follows:

                UNRESTRICTED STOCK GRANTS. The holder will recognize ordinary income in the year in which shares are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect certain withholding taxes applicable to the income from the holder.

                We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

                RESTRICTED STOCK GRANTS. No taxable income is recognized upon receipt of stock that qualifies as performance-based compensation unless the recipient elects to have the value of the stock (without consideration of any effect of the vesting conditions) included in income on the date of receipt. The recipient may elect under Internal Revenue Code Section 83(b) to include as ordinary income in the year the shares are actually issued an amount equal to the fair market value of the shares. If a timely Internal Revenue Code Section 83(b) election is made, the holder will not recognize any additional income when the vesting conditions lapse and will not be entitled to a deduction in the event the stock is forfeited as a result of failure to vest.

                If the holder does not file an election under Internal Revenue Code Section 83(b), he will not recognize income until the shares vest. At that time, the holder will recognize ordinary income in an amount equal to the fair market value of the shares on the date the shares vest. We will be required to collect certain withholding taxes applicable to the income of the holder at that time.

                We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued, if the holder elects to file an election under Internal Revenue Code Section 83(b), or we will be entitled to an income tax deduction at the time the vesting conditions occur, if the holder does not elect to file an election under Internal Revenue Code Section 83(b).

                RESTRICTED STOCK UNITS. No taxable income is recognized upon receipt of a restricted stock unit award. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect certain withholding taxes applicable to the income from the holder.

                We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options or stock appreciation rights with exercise prices or base prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options or stock appreciation rights should remain deductible without limitation under Internal Revenue Code Section 162(m). However, any compensation deemed paid by us in connection with shares issued under the Stock Issuance Program will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms of the Stock Issuance Program.

     ACCOUNTING TREATMENT

        Pursuant to the accounting standards established by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS 123R, we are required to recognize all share-based payments, including grants of stock options, restricted stock units and employee stock purchase rights, in our financial statements effective January 1, 2006. Accordingly, stock options that are granted to our employees and non-employee board members will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will have to be charged as stock-based compensation expense against our reported GAAP earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding on January 1, 2006, with the grant date fair value of those unvested options to be expensed against our reported earnings over the remaining vesting period. For shares issuable upon the vesting of restricted stock units awarded under the 2007 Plan, we will be required to expense over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. This accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

        Stock options and stock appreciation rights granted to non-employee consultants will result in a direct charge to our reported earnings based on the fair value of the grant measured on the vesting date of each installment of the underlying shares. Accordingly, the charge will take into account the appreciation in the fair value of the grant over the period between the grant date and the vesting date of each installment comprising that grant.

     INTERESTS OF RELATED PARTIES

        The 2007 Plan provides that our officers, employees, non-employee directors, and certain consultants and independent advisors will be eligible to receive awards under the 2007 Plan.

        As discussed above, we may be eligible in certain circumstances to receive a tax deduction for certain executive compensation resulting from awards under the 2007 Plan that would otherwise be disallowed under Internal Revenue Code Section 162(m).

     POSSIBLE ANTI-TAKEOVER EFFECTS

        Although not intended as an anti-takeover measure by our board of directors, one of the possible effects of the 2007 Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, or to place other incentive compensation, in the hands of the directors and officers of Strasbaugh. Those persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under some circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of the attempt.

        In addition, options or other incentive compensation may, in the discretion of the plan administrator, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of our assets, or other attempted changes in the control of Strasbaugh. In the opinion of our board, this acceleration provision merely ensures that optionees under the 2007 Plan will be able to exercise their options or obtain their incentive compensation as intended by our board of directors and shareholders prior to any extraordinary corporate transaction which might serve to limit or restrict that right. Our board of directors is, however, presently unaware of any threat of hostile takeover involving Strasbaugh.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Strasbaugh for breach of a director's duties to Strasbaugh or our shareholders except for liability:

        o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

        o for acts or omissions that a director believes to be contrary to the best interests of Strasbaugh or our shareholders or that involve the absence of good faith on the part of the director;

        o for any transaction for which a director derived an improper personal benefit;

        o for acts or omissions that show a reckless disregard for the director's duty to Strasbaugh or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Strasbaugh or our shareholders;

        o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Strasbaugh or our shareholders; and

        o for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

        Our articles of incorporation also provide that we are authorized to provide indemnification to our agents, as defined in Section 317 of the California Corporations Code, through our bylaws or through agreements with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the California Corporations Code. We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract any retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        Our bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made:

        o by our board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification; or

        o if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

        o       by a majority of our shareholders.

        The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POLICY REGARDING RELATED PARTY TRANSACTIONS

        We recognize that related party transactions present a heightened risk of conflicts of interest and in connection with this offering, have adopted a policy to which all related party transactions shall be subject. Pursuant to the policy, the Audit Committee of our board of directors will review the relevant facts and circumstances of all related party transactions, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction. Pursuant to the policy, no director may participate in any approval of a related party transaction to which he or she is a related party.

        The Audit Committee will then, in its sole discretion, either approve or disapprove the transaction. If advance Audit Committee approval of a transaction is not feasible, the transaction may be preliminarily entered into by management, subject to ratification of the transaction by the Audit Committee at the Audit Committee's next regularly scheduled meeting. If at that meeting the Audit Committee does not ratify the transaction, management shall make all reasonable efforts to cancel or annul such transaction.

        Certain types of transactions, which would otherwise require individual review, have been preapproved by the Audit Committee. These types of transactions include, for example, (i) compensation to an officer or director where such compensation is required to be disclosed in our proxy statement, (ii) transactions where the interest of the related party arises only by way of a directorship or minority stake in another organization that is a party to the transaction and (iii) transactions involving competitive bids or fixed rates.

SHARE EXCHANGE TRANSACTION

        Pursuant to the Share Exchange Transaction we issued to the shareholders of R. H. Strasbaugh an aggregate of 13,770,366 shares of our common stock in exchange for the same number of R. H. Strasbaugh's common stock. The 1:1 exchange ratio was determined by arms-length negotiations between Strasbaugh (formerly, CTK Windup Corporation) and R. H. Strasbaugh (formerly, Strasbaugh) and was not based on any particular valuation or other financial data with respect to either company or a comparison of comparable companies or transactions.

        In connection with the Share Exchange Transaction we issued to (i) Alan Strasbaugh, the Chairman of our board of directors, 7,518,295 shares of our common stock in exchange for 7,518,295 shares of common stock of R. H. Strasbaugh held by Alan Strasbaugh; (ii) Chuck Schillings, our President and Chief Executive Officer, 848,508 shares of our common stock in exchange for 848,508 shares of common stock of R. H. Strasbaugh held by Mr. Schillings; (iii) Larry Strasbaugh, the brother of Alan Strasbaugh, 2,616,712 shares of our common stock in exchange for 2,616,712 shares of common stock of R. H. Strasbaugh held by Larry Strasbaugh; (iv)Thomas Walsh 1,272,783 shares of our common stock in exchange for 1,272,783 shares of common stock of R. H. Strasbaugh held by Mr. Walsh; and (v) Michael Kirkpatrick 848,508 shares of our common stock in exchange for 848,508 shares of common stock of R. H. Strasbaugh held by Mr. Kirkpatrick. As a result of the Share Exchange Transaction each of Mr. Alan Strasbaugh, Mr. Schillings, Mr. Larry Strasbaugh, Mr. Walsh and Mr. Kirkpatrick became the beneficial owners of more than 5% of our common stock. Except for Mr. Walsh, none of the shareholders of R. H. Strasbaugh acquired the shares they exchanged within two years prior to May 24, 2007. On February 6, 2007, Mr. Walsh acquired 548,865 shares of R. H. Strasbaugh common stock upon exercise of an option to purchase shares of R.H. Strasbaugh's common stock that was originally granted several years ago and extended on April 10, 2006, at an exercise price of $0.07 per share.

EMPLOYMENT AGREEMENTS

        We are or have been a party to employment and compensation arrangements with related parties, as more particularly described above under the headings "Compensation of Executive Officers," "Employment Agreements" and "Compensation of Directors."

INDEMNIFICATION AGREEMENTS

        We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by California law.

FACILITIES LEASE

        Our corporate headquarters, in San Luis Obispo, is jointly owned by Alan Strasbaugh and his former wife, April Paletsas, with each owning an undivided one-half interest in the property, and leased to R. H. Strasbaugh, on a month-to-month basis, at $84,000 per month. During 2005, 2006 and the first six months of 2007 our total lease costs were $955,780, $1,000,280 and $504,000, respectively. Alan Strasbaugh is the chairman of our board of directors, the chairman of the board of directors of R. H. Strasbaugh and an employee of Strasbaugh.

REPAYMENT OF LOAN

        On May 31, 2007, R. H. Strasbaugh made a payment of $670,965 to the Chairman of our board of directors, Alan Strasbaugh, and thereby paid in full all obligations under the Straight Commercial Promissory Note dated February 12, 2002, or Note, by and between R. H. Strasbaugh and Mr. Strasbaugh. R. H. Strasbaugh issued the Note to Mr. Alan Strasbaugh in the principal amount of $852,262, which amount represented the amount of past due rent, and the note bore interest at the prime rate of interest rate plus 1.0%.

SERIES A PREFERRED STOCK FINANCING

        On May 24, 2007, we issued to Lloyd I. Miller, III 1,000,000 shares of our Series A Preferred Stock at a price of $2.20 per share, for an aggregate purchase price of $2,200,000. On the same date, we also issued to Milfam II L.P. 1,000,000 shares of our Series A Preferred Stock at a price of $2.20 per share, for an aggregate purchase price of $2,200,000. Lloyd I. Miller, III has the power to vote or dispose of the shares held by Milfam II L.P. On May 30, 2007, Lloyd I. Miller, III waived the 4.99% conversion limitation with respect to the 2,000,000 shares of Series A Preferred Stock held by him and Milfam II L.P. Thus, the waiver was effective as of July 30, 2007 and both Mr. Miller and Milfam II L.P. are beneficial owners of more than 5% of our common stock.

        In connection with the Series A Preferred Stock Financing, we issued a warrant to purchase 385,434 shares of our common stock to B. Riley and Co. Inc. as compensation for services rendered as placement agent in the Series A Preferred Stock Financing. Bryant Riley, a former member of our board of directors and a selling security holder, shares the power to vote or dispose of the shares beneficially owned by B. Riley and Co. Inc. with the management of B. Riley and Co. Inc. B. Riley and Co. Inc. assigned portions of its warrant to the following, each of whom is either an employee of B. Riley and Co. Inc. or an affiliate of an employee of B. Riley and Co. Inc: Bryant Riley, Michael C. Munck, Kenneth W. Tang, The Donnelly Revocable Living Trust, The Guardi Family Trust, Thomas John Kelleher and Mary Meighan Kelleher as trustees of The Kelleher Family Trust Established January 18, 2007, Wesley Cummins, Shane Pavitt, Knut Grevle, Pete Benedict and Wyatt Carr. B. Riley and Co. Inc. currently holds a warrant to purchase 138,756 shares of our common stock.

        Pursuant to an assignment from B. Riley and Co. Inc. of its warrant to purchase 385,434 shares of our common stock, we issued a warrant to purchase 18,345 shares of our common stock to Mr. Bryant Riley. Additionally, as an investor in the Series A Preferred Stock Financing, we issued to Mr. Riley 772,727 shares of our Series A Preferred Stock and a warrant to purchase 115,909 shares of our common stock. Mr. Riley also owns 63,403 shares of our common stock.

        Pursuant to an assignment from B. Riley and Co. Inc. of its warrant to purchase 385,434 shares of our common stock, we issued a warrant to purchase 48,198 shares of our common stock to Wesley Cummins, a member of our board of directors.

        On May 24, 2007, the closing price of our common stock on the Pink Sheets(R) was $0.055 per share. On that same date, we effected a 1-for-31 reserve stock split. As a result of the reverse stock split, the effective per share closing price on May 24, 2007 was $1.71.

STOCK OPTIONS

        On May 24, 2007, each of our directors were issued options to purchase an aggregate of 18,000 shares of our common stock pursuant to our 2007 Share Incentive Plan.

REPURCHASE OF PREFERRED STOCK

        In May 2007, R. H. Strasbaugh, our wholly-owned subsidiary, repurchased from Lam Research Corporation, then a beneficial owner of 21.2% of the then issued and outstanding shares of common stock of R. H. Strasbaugh, all of the issued and outstanding shares of R. H. Strasbaugh's convertible preferred stock held by Lam Research Corporation for $3,000,000.

REPURCHASE OF COMMON STOCK AND WARRANTS

        In May 2007, R. H. Strasbaugh repurchased from Agility, then a beneficial owner of 6.9% of the then issued and outstanding shares of common stock of R. H. Strasbaugh, 771,327 shares of common stock of R. H. Strasbaugh, and a warrant to purchase shares of R. H. Strasbaugh common stock, each held by Agility for $750,000 and $450,000, respectively.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our voting stock as of September 13, 2007, the date of the table, by:

        o each person known by us to beneficially own more than 5% of the outstanding shares any class of our voting stock;

        o       each of our directors;

        o each of our current executive officers identified at the beginning of the "Management" section of this prospectus and our former Chief Executive Officer, Michael J. Gullard; and

        o       all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them. Except as indicated in the discussion of the beneficial ownership limitations on the Series A Preferred Stock below and except as indicated in the footnotes to the principal shareholders table below, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership of our common stock is based on 14,201,897 shares of common stock outstanding as of the date of the table. Percentage of beneficial ownership of our Series A Preferred Stock is based on 5,909,089 shares of Series A Preferred Stock outstanding as of the date of the table.

        Shares of our Series A Preferred Stock are governed by provisions prohibiting the conversion of the Series A Preferred Stock to the extent that such conversion would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. The holder may waive this 4.99% limitation upon 61-days' prior written notice to us. Additionally, these limitations do not preclude a holder from converting Series A Preferred Stock and selling shares of common stock underlying the Series A Preferred Stock in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the 4.99% limitation amount. Lloyd I. Miller III and Milfam II L.P. have waived this 4.99% limitation.

        The address of each of the following shareholders, unless otherwise indicated below, is c/o Strasbaugh, 825 Buckley Road, San Luis Obispo, California 93401. Mr. Schillings and Mr. Nance are executive officers of Strasbaugh. Messrs. Alan Strasbaugh, Porter and Cummins are directors of Strasbaugh. Larry Strasbaugh is the brother of Alan Strasbaugh.

                                                                                       AMOUNT AND
                                                                                       NATURE OF
                                                                                       BENEFICIAL     PERCENT
NAME OF BENEFICIAL OWNER                                 TITLE OF CLASS                OWNERSHIP      OF CLASS
------------------------                                 --------------                ---------      --------
Alan Strasbaugh......................................    Common                        7,518,491(1)       52.94%
Chuck Schillings.....................................    Common                          848,508           5.97%
Richard Nance........................................    Common                               --             --
David Porter.........................................    Common                               --             --
Wesley Cummins.......................................    Common                               --             --
J. Michael Gullard...................................    Common                            2,045             *
Larry Strasbaugh.....................................    Common                        2,616,712          18.43%
Thomas A. Walsh......................................    Common                        1,272,783           8.96%
Michael A. Kirkpatrick...............................    Common                          848,508           5.97%
Lloyd I. Miller, III ................................    Common                        2,009,528(2)       12.40%
                                                         Series A Preferred            2,000,000(3)       33.85%
Milfam II L.P. ......................................    Common                        1,005,629(4)        6.62%
                                                         Series A Preferred            1,000,000          16.92%
Harvey SMidCap Fund LP...............................    Common                          745,894(5)        4.99%
                                                         Series A Preferred            1,186,363          20.08%
James Schwartz ......................................    Common                          745,894(6)        4.99%
                                                         Series A Preferred            1,363,636(7)       23.08%
Jeffrey Moskowitz....................................    Common                          745,894(6)        4.99%
                                                         Series A Preferred            1,363,636(7)       23.08%
Bryant Riley.........................................    Common                          743,513(8)        4.99%
                                                         Series A Preferred              772,727          13.08%
The Robert A Lichtenstein & Annette
Lichtenstein Revocable Trust.........................    Common                          454,545(9)        3.10%
                                                         Series A Preferred              454,545           7.69%
Kayne Anderson Capital Income Partners (QP), LP......    Common                          363,637(10)       2.50%
                                                         Series A Preferred              363,637           6.15%
Richard A. Kayne.....................................    Common                          545,455(11)       3.70%
                                                         Series A Preferred              545,455           9.23%
John P. Francis......................................    Common                          318,182(12)       2.19%
                                                         Series A Preferred              318,182           5.38%
All directors and executive officers
as a group (5 persons)...............................    Common                        8,366,999          58.91%
__________________

*      Less than 1%.

(1)    Includes 196 shares of common stock held by Mr. Strasbaugh's wife.

(2) Includes 2,045 shares of outstanding common stock and 1,000,000 shares underlying Series A Preferred Stock held directly by Lloyd I. Miller,
       III. Also includes 1,005,629 shares of common stock represented in this table as beneficially owned by Milfam II L.P. Additionally includes the following shares over which Mr. Miller has the sole power to vote or dispose of: 109 shares of common stock held by the Catherine C. Miller - Irrevocable Trust Agreement; 109 shares of common stock held by the Kimberly S. Miller - Irrevocable Trust Agreement; 48 shares of common stock held by Milfam LLC; 48 shares of common stock held by Lloyd I. Miller, IV and 209 shares of common stock held by Alexandra B. Miller. Also includes the following shares over which Mr. Miller has shared power to vote or dispose of: 622 shares of common stock held by the Trust A-4 - Lloyd I. Miller; 661 shares of common stock held by Trust C - Lloyd I. Miller and 48 shares of common stock held by the Lloyd Crider - Irrevocable Trust Agreement. On May 30, 2007, Mr. Miller waived the conversion limitation applicable to the Series A Preferred Stock held by himself and Milfam II L.P. The address for Lloyd I. Miller, III is 4550 Gordon Drive, Naples, Florida 34102.

(3) Includes 1,000,000 shares of Series A Preferred Stock owned by Mr. Miller and 1,000,000 shares of Series A Preferred stock represented in this table as held by Milfam II L.P.

(4) Represents 5,629 shares of outstanding common stock and 1,000,000 shares underlying Series A Preferred Stock. Mr. Lloyd I. Miller, III has the power to vote or dispose of the shares beneficially held by Milfam II L.P. Milfam LLC is the general partner of Milfam II L.P. and Lloyd I. Miller, III is the manager of Milfam LLC. On May 30, 2007, Mr. Miller waived the conversion limitation applicable to the Series A Preferred held by Milfam II LP. The address for Milfam II L.P. is c/o Lloyd I. Miller, III, 4550 Gordon Drive, Naples, Florida 34102.

(5) Represents 745,894 shares underlying Series A Preferred Stock. The number of shares beneficially owned is limited to 4.99% of the outstanding stock of the Company pursuant to the limitation on conversion of the Series A Preferred Stock. If beneficial ownership limitations had not been in effect, the Harvey SMidCap Fund LP would have beneficially owned a total of 1,186,363 shares of common stock underlying Series A Preferred Stock, or 7.71% of our outstanding common stock. Power to vote or dispose of the shares beneficially owned by Harvey SMidCap Fund LP is held by Harvey Partners LLC. The individuals authorized to act on behalf of Harvey Partners LLC in the voting and disposition of the shares are James Schwartz and Jeffrey Moskowitz. The address for Harvey SMidCap Fund LP is 350 Madison Avenue, 8th Floor, New York, New York 10017.

(6) Represents 745,894 shares underlying Series A Preferred Stock held by Harvey SMidCap Fund LP and Harvey SMidCap Offshore Fund LTD. Harvey Partners LLC holds the power to vote or dispose of the shares beneficially owned by Harvey SMidCap Fund LP and Harvey SMidCap Offshore Fund LTD. Mr. Schwartz and Mr. Moskowitz are each authorized to act alone on behalf of Harvey Partners LLC. The number of shares beneficially owned is limited to 4.99% of the outstanding stock of the Company pursuant to the limitation on conversion of the Series A Preferred Stock. If beneficial ownership limitations had not been in effect, Mr. Schwartz and Mr. Moskowitz would each have beneficially owned a total of 1,363,636 shares of common stock underlying the Series A Preferred Stock held by Harvey SMidcap Fund LP and Harvey SMidcap Offshore Fund LTD, or 8.76% of our outstanding common stock. The address for Mr. Schwartz and Mr. Moskowitz is 350 Madison Avenue, 8th Floor, New York, New York 10017.

(7) Represents 1,363,636 shares of Series A Preferred Stock held by Harvey SMidCap Fund LP and Harvey SMidCap Offshore Fund LTD. Harvey Partners LLC holds the power to vote or dispose of the shares beneficially owned by Harvey SMidCap Fund LP and Harvey SMidCap Offshore Fund LTD. Mr. Schwartz and Mr. Moskowitz are each authorized to act alone on behalf of Harvey Partners LLC.

(8) Includes 2,045 shares of outstanding common stock held by Bryan and Carleen Riley JTWROS and 698,170 shares underlying Series A Preferred Stock. Additionally includes the following shares over which Mr. Riley has the sole power to vote or dispose of: 21,761 shares of common stock held by B. Riley and Co. Inc.; 322 shares of common stock held by BR Investco, LLC; 112 shares of common stock held by B. Riley and Co. Retirement Trust; 738 shares of common stock held by Investment Advisory Client; and 20,365 shares of common stock held by Riley Investment Partners Master Fund, L.P. The number of shares beneficially owned is limited to 4.99% of the outstanding stock of the Company pursuant to the limitation on conversion of the Series A Preferred Stock. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 818,070 shares of common stock, or 5.46% of our outstanding common stock, which includes 772,727 shares of common stock underlying the Series A Preferred Stock. The address for Mr. Riley is c/o Riley Investment Management LLC, 11100 Santa Monica Boulevard, Suite 800, Los Angeles, California 90025.

(9) Represents 454,545 shares underlying Series A Preferred Stock. The individuals authorized to act on behalf of The Robert A Lichtenstein & Annette Lichtenstein Revocable Trust in the voting and disposition of the shares are Robert A Lichtenstein and Annette Lichtenstein, trustees of The Robert A Lichtenstein & Annette Lichtenstein Revocable Trust. The address for the Robert A Lichtenstein & Annette Lichtenstein Revocable Trust is 4573 Tara Drive, Encino, California 91316.

(10) Represents 363,637 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares is held by Kayne Anderson Capital Advisors, LP, the General Partner of Kayne Anderson Capital Income Partners (QP), LP and Kayne Anderson Investment Management, Inc., the investment advisor to Kayne Anderson Capital Income Partners (QP), LP. Richard A. Kayne is authorized to act on behalf of Kayne Anderson Capital Advisors, LP as its chief executive officer and on behalf of Kayne Anderson Investment Management, Inc. as its chief executive officer. The address for Kayne Anderson Capital Income Partners (QP), LP is 350 Madison Avenue, 8th Floor, New York, New York 10017.

(11) Represents 545,455 shares underlying Series A Preferred Stock held by Kayne Anderson Capital Income Partners (QP), LP, Kayne Anderson Income Partners, LP and Kayne Anderson Capital Income Fund, Ltd. Power to vote or dispose of the shares is held by Kayne Anderson Capital Advisors, LP, the General Partner of the three affiliated entities and Kayne Anderson Investment Management, Inc., the investment advisor to the three affiliated entities. Mr. Kayne is authorized to act on behalf of Kayne Anderson Capital Advisors, LP as its chief executive officer and on behalf of Kayne Anderson Capital Advisors, LP as its chief executive officer. The address for Mr. Kayne is c/o Kayne Anderson Capital Advisors, LP, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(12) Represents 318,182 shares underlying Series A Preferred Stock held by Catalysis Offshore, Ltd. and Catalysis Partners, LLC. Power to vote or dispose of the shares is held by Francis Capital Management, LLC. Mr. Francis is authorized to act on behalf of Francis Capital Management, LLC in the voting and disposition of the shares. The address for Mr. Francis is 429 Santa Monica Boulevard, Suite 320, Santa Monica, California 90401.

                            SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

        This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 7,180,886 shares of common stock, consisting of 5,909,089 shares underlying Series A Preferred Stock and 1,271,797 shares underlying warrants. The following table sets forth, to our knowledge, certain information about the selling security holders as of September 13, 2007, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the footnotes or description of the Series A Preferred Stock Financing following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 14,201,897 shares of common stock as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

        The terms of the Series A Preferred Stock, as well as the warrants held by the selling security holders, prohibit conversion of the Series A Preferred Stock or exercise of the warrants to the extent that such conversion or exercise would result a the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive this 4.99% limitation upon 61-days' prior written notice to us. Also, these limitations do not preclude a holder from converting Series A Preferred Stock or exercising a warrant and selling shares underlying the Series A Preferred Stock or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the 4.99% limitation amount.

        The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below. B. Riley and Co. Inc. is an NASD-registered broker-dealer that received a warrant to purchase 385,434 shares as compensation for services rendered as placement agent in the Series A Preferred Stock Financing. B. Riley and Co. Inc. assigned portions of its warrant to the following, each of whom is either an employee of B. Riley and Co. Inc. or an affiliate of an employee of B. Riley and Co. Inc.: Bryant Riley, Michael C. Munck, Kenneth W. Tang, The Donnelly Revocable Living Trust, The Guardi Family Trust, Thomas John Kelleher and Mary Meighan Kelleher as trustees of The Kelleher Family Trust Established January 18, 2007, Wesley Cummins, Shane Pavitt, Knut Grevle, Peter Benedict and Wyatt Carr. As an NASD-member firm, B. Riley and Co. Inc. is deemed to be acting as an underwriter as to the shares of common stock such firm is offering under this prospectus. B. Riley and Co. Inc.'s assignees, only with regard to the warrants assigned by B. Riley and Co. Inc., have represented to us that they are not acting as an underwriter in this offering, that they have received the warrants whose underlying shares of common stock are offered under this prospectus in the ordinary course of business as transaction-based compensation for investment banking services, and that, at the time of such receipt, they did not have any agreement or understandings, directly or indirectly, with any person to distribute the warrants or underlying shares of common stock.

                                                                                                   SHARES OF
                                                                                                  COMMON STOCK
                                                    SHARES OF                                  BENEFICIALLY OWNED
                                                  COMMON STOCK            SHARES OF            AFTER OFFERING (1)
                   NAME OF                     BENEFICIALLY OWNED    COMMON STOCK BEING   --------------------------
              BENEFICIAL OWNER                  PRIOR TO OFFERING          OFFERED           NUMBER       PERCENTAGE
-------------------------------------------    ------------------    ------------------   -----------     ----------

Lloyd I. Miller, III.......................        2,009,528 (2)       1,150,000 (3)          9,528            *
Milfam II L.P..............................        1,005,629 (4)       1,150,000 (5)          5,629            *
Harvey SMidCap Fund LP.....................          745,894 (6)       1,364,317 (7)            --              --
Bryant Riley**.............................          743,513 (8)         906,981 (9)         45,343            *
The Robert A Lichtenstein & Annette
  Lichtenstein Revocable Trust.............          454,545 (10)        522,727 (11)           --              --
Kayne Anderson Capital Income Partners
  (QP), LP.................................          363,637 (12)        418,183 (13)           --              --
Catalysis Offshore, Ltd....................          159,091 (14)        182,955 (15)           --              --
PTR Fund L.P...............................          113,636 (16)        130,681 (17)           --              --
Jonathan Stanton Company...................          113,636 (18)        130,681 (19)           --              --
Palm Beach Trading.........................           45,455 (20)         52,273 (21)           --              --
Newport Micro Fund II, LLC.................           45,455 (22)         52,273 (23)           --              --
Spector & Bennett Profit Sharing Plan......           22,727 (24)         26,136 (25)           --              --
Nanci S. Munck.............................           22,727 (26)         26,136 (27)           --              --
Michael C. Munck**.........................           22,727 (28)         29,471 (29)           --              --
Mike Crawford**............................           22,727 (30)         26,136 (31)           --              --
Kenneth W. Tang**..........................           22,727 (32)         37,143 (33)           --              --
R. Gregg Hillman...........................           22,727 (34)         26,136 (35)           --              --
Harvey SMidCap Offshore Fund LTD...........          177,273 (36)        203,864 (37)           --              --
Kayne Anderson Income Partners, LP.........           45,454 (38)         52,272 (39)           --              --
Kayne Anderson Capital Income Fund, Ltd....          136,364 (40)        156,819 (41)           --              --
Catalysis Partners, LLC....................          159,091 (42)        182,955 (43)           --              --
B. Riley and Co. Inc.......................           21,761             138,756 (44)           --              *
The Donnelly Revocable Living Trust**......                --              43,361 (45)           --              --
The Guardi Family Trust**..................                --              81,905 (46)           --              --
Thomas John Kelleher and Mary Meighan
  Kelleher as trustees of The Kelleher
  Family Trust Established
  January 18, 2007** ......................                --              17,345 (47)           --              --
Wesley Cummins**...........................                --              48,198 (48)           --              --
Shane Pavitt**.............................                --              10,340 (49)           --              --
Knut Grevle**..............................                --               9,673 (50)           --              --
Peter T. Benedict**........................                --               2,502 (51)           --              --
Wyatt Carr**...............................                --                 667 (52)           --              --
______________

*     Less than 1.00%
** Each of these selling security holders have represented to us that they are not acting as an underwriter in this offering, and they have received the Series A Preferred Stock and/or warrants whose underlying shares are offered under this prospectus in the ordinary course of business, that at the time of such receipt, they had no agreement or understanding, directly or indirectly, with any person to distribute the Series A Preferred Stock and/or warrants or the shares underlying the Series A Preferred Stock and/or warrants.

(1) Assumes all shares being offered under this prospectus are sold. The percentage of share ownership indicated is based on 14,201,897 shares of our common stock outstanding as of September 13, 2007.
(2) Includes 1,000,000 shares underlying Series A Preferred Stock and 2,045 shares of outstanding common stock held directly by Lloyd I. Miller, III. Also includes all the shares represented in this table as held by Milfam II L.P. Further includes an additional 523 shares held by the Catherine C. Miller - Irrevocable Trust Agreement; the Kimberly S. Miller - Irrevocable Trust Agreement; Milfam LLC; Lloyd I. Miller, IV and Alexandra B. Miller over which Mr. Miller reports sole voting and dispositive power and 1,331 shares held by Trust A-4 - Lloyd I. Miller; Trust C - Lloyd I. Miller; and Lloyd Crider - Irrevocable Trust Agreement over which Mr. Miller reports shared voting and dispositive power. Lloyd I. Miller, III was a director of the Company from May 28, 2003 to June 10, 2005. On May 30, 2007, Mr. Miller waived the 4.99% conversion limitation applicable to the Series A Preferred Stock held by himself and Milfam II L.P. effective as of July 30, 2007.
(3) Represents 1,000,000 shares underlying Series A Preferred Stock and 150,000 shares underlying a warrant.
(4) Includes 1,000,000 shares underlying Series A Preferred Stock and 5,629 shares of common stock. Mr. Lloyd I. Miller, III, also a selling securityholder, has the power to vote or dispose of the shares beneficially owned by Milfam II L.P. On May 30, 2007, Mr. Miller waived the 4.99% conversion limitation applicable to the Series A Preferred held by Milfam II LP effective as of July 30, 2007.
(5) Represents 1,000,000 shares underlying Series A Preferred Stock and 150,000 shares underlying a warrant.
(6) Represents 745,894 shares underlying Series A Preferred. The number of shares beneficially owned is limited to 4.99% of the outstanding common tock of the Company pursuant to the limitation on conversion of the Series A Preferred Stock. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 1,186,363 shares of common stock, or 7.71% of our outstanding common stock, which represents the shares underlying the Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Harvey SMidCap Fund LP is held by Harvey Partners LLC. The individuals authorized to act on behalf of Harvey Partners LLC in the voting and disposition of the shares are James Schwartz and Jeffrey Moskowitz the partners of Harvey Partners LLC. Mr. Schwartz and Mr. Moskowitz are each authorized to act alone on behalf of Harvey Partners LLC. Mr. Schwartz and Mr. Moskowitz also have the authority to act on behalf of Harvey Partners LLC in the voting and disposition of the shares held by selling security holder Harvey SMidCap Offshore Fund LTD.
(7) Represents 1,186,363 shares underlying Series A Preferred Stock and 177,954 shares underlying a warrant.
(8) Includes 2,045 shares of outstanding common stock held by Bryan and Carleen Riley JTWROS and 698,170 shares underlying Series A Preferred Stock. Also includes 21,761 shares of common stock held by selling security holder B. Riley and Co. Inc. Mr. Riley has shared power to vote or dispose of the shares held by B. Riley and Co. Inc. Additionally includes the following shares over which Mr. Riley has the sole power to vote or dispose of: 322 shares of common stock held by BR Investco, LLC; 112 shares of common stock held by B. Riley and Co. Retirement Trust; 738 shares of common stock held by Investment Advisory Client; and 20,365 shares of common stock held by Riley Investment Partners Master Fund, L.P. The number of shares beneficially owned is limited to 4.99% of the outstanding stock of the Company pursuant to the limitation on conversion of the Series A Preferred Stock. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 818,070 shares of common stock, or 5.46% of our outstanding common stock, which includes 772,727 shares of common stock underlying the Series A Preferred Stock. Mr. Riley served on our Board of Directors from May 28, 2003 to May 24, 2007.
(9) Includes 772,727 shares underlying Series A Preferred Stock and 134,254 shares underlying warrants. Of the 134,254 shares underlying warrants 18,345 shares were assigned to Mr. Riley by B. Riley and Co. Inc.
(10) Represents 454,545 shares underlying Series A Preferred Stock. The individuals authorized to act on behalf of The Robert A Lichtenstein & Annette Lichtenstein Revocable Trust in the voting and disposition of the shares are Robert A Lichtenstein and Annette Lichtenstein as trustees.
(11) Represents 454,545 shares underlying Series A Preferred Stock and 68,182 shares underlying a warrant.
(12) Represents 363,637 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Kayne Anderson Capital Income Partners (QP), LP is held by Kayne Anderson Capital Advisors, LP, the General Partner of Kayne Anderson Capital Income Partners (QP), LP and Kayne Anderson Investment Management, Inc., the investment advisor to Kayne Anderson Capital Income Partners (QP), LP. Richard A. Kayne is authorized to act on behalf of Kayne Anderson Capital Advisors, LP and Kayne Anderson Investment Management, Inc. as the chief executive officer of both entities. Richard A. Kayne also beneficially owns the shares held by selling security holders Kayne Anderson Income Partners, LP and Kayne Anderson Capital Income Fund, Ltd.

(13) Represents 363,637 shares underlying Series A Preferred Stock and 54,546 shares underlying a warrant.
(14) Represents 159,091 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Catalysis Offshore, Ltd. is held by Francis Capital Management, LLC. The individual authorized to act on behalf of Francis Capital Management, LLC in the voting and disposition of the shares is its managing member John P. Francis. John P. Francis also has the authority to act on behalf of Francis Capital Management, LLC in the voting and disposition of the shares held by selling security holder Catalysis Partners, LLC.
(15) Represents 159,091 shares underlying Series A Preferred Stock and 23,864 shares underlying a warrant.
(16) Represents 113,636 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by PTR Fund L.P. is held by Mr. Patrick Gaynor as president of PTR Fund L.P.
(17) Represents 113,636 shares underlying Series A Preferred Stock and 17,045 shares underlying a warrant.
(18) Represents 113,636 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Jonathan Stanton Company is held by Jonathan Axelrod as president of Jonathan Stanton Company.
(19) Represents 113,636 shares underlying Series A Preferred Stock and 17,045 shares underlying a warrant.
(20) Represents 45,455 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owed by Palm Beach trading is held by Edward Pierot as president of Palm Beach Trading.
(21) Represents 45,455 shares underlying Series A Preferred Stock and 6,818 shares underlying a warrant.
(22) Represents 45,455 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Newport Micro Fund II, LLC is held by J. Scott Liolios as Investment Manager. J. Scott Liolios is licensed with a NASD-registered broker-dealer.
(23) Represents 45,455 shares underlying Series A Preferred Stock and 6,818 shares underlying a warrant.
(24) Represents 22,727 shares underlying Series A Preferred Stock. The individual authorized to act on behalf of Spector & Bennett Profit Sharing Plan in the voting and disposition of the shares is Ross A. Spector as trustee.
(25) Represents 22,727 shares underlying Series A Preferred Stock and 3,409 shares underlying a warrant.
(26)  Represents 22,727 shares underlying Series A Preferred Stock.
(27) Represents 22,727 shares underlying Series A Preferred Stock and 3,409 shares underlying a warrant.
(28) Represents 22,727 shares underlying Series A Preferred Stock. Mr. Munck is employed by B. Riley and Co. Inc.
(29) Represents 22,727 shares underlying Series A Preferred Stock and 6,744 shares underlying warrants. Of the 6,744 shares underlying warrants 3,335 shares were assigned to Mr. Munck by B. Riley and Co. Inc.
(30) Represents 22,727 shares underlying Series A Preferred Stock. Mr. Crawford is employed by Riley Investment Management, an affiliate of B. Riley and Co. Inc.
(31) Represents 22,727 shares underlying Series A Preferred Stock and 3,409 shares underlying a warrant.
(32) Represents 22,727 shares underlying Series A Preferred Stock. Mr. Tang is employed by B. Riley and Co. Inc.
(33) Represents 22,727 shares underlying Series A Preferred Stock and 14,416 shares underlying warrants. Of the 14,416 shares underlying warrants 11,007 shares were assigned to Mr. Tang by B. Riley and Co. Inc.
(34) Represents 22,727 shares of common stock underlying Series A Preferred Stock. Mr. Hillman is a research analyst at First Wilshire Securities Management, Inc., a NASD-registered broker-dealer.
(35) Represents 22,727 shares underlying Series A Preferred Stock and 3,409 shares underlying a warrant.
(36) Represents 177,273 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Harvey S. MidCap Offshore Fund LTD. is held by Harvey Partners LLC. The individuals authorized to act on behalf of Harvey Partners LLC in the voting and disposition of the shares are its partners James Schwartz and Jeffrey Moskowitz. Mr. Schwartz and Mr. Moskowitz are each authorized to act alone on behalf of Harvey Partners LLC. Mr. Schwartz and Mr. Moskowitz also have the authority to act on behalf of Harvey Partners LLC in the voting and disposition of the shares held by selling security holder Harvey SMidCap Fund LP.
(37) Represents 177,273 shares underlying Series A Preferred Stock and 26,591 shares underlying a warrant.

(38) Represents 45,454 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Kayne Anderson Income Partners, LP is held by Kayne Anderson Capital Advisors, LP, the General Partner of Kayne Anderson Income Partners, LP and Kayne Anderson Investment Management, Inc., the investment advisor to Kayne Anderson Income Partners, LP. Richard A. Kayne is authorized to act on behalf of Kayne Anderson Capital Advisors, LP and Kayne Anderson Investment Management, Inc. as the chief executive officer of both entities. Richard
      A. Kayne also beneficially owns the shares held by selling security holders Kayne Anderson Capital Income Partners (QP), LP and Kayne Anderson Capital Income Fund, Ltd.
(39) Represents 45,454 shares underlying Series A Preferred Stock and 6,818 shares underlying a warrant.
(40) Represents 136,364 shares underlying Series A Preferred. Power to vote or dispose of the shares beneficially owned by Kayne Anderson Capital Income Fund, Ltd. is held by Kayne Anderson Capital Advisors, LP, the General Partner of Kayne Anderson Capital Income Fund, Ltd. and Kayne Anderson Investment Management, Inc., the investment advisor to Kayne Anderson Capital Income Fund, Ltd. Richard A. Kayne is authorized to act on behalf of Kayne Anderson Capital Advisors, LP and Kayne Anderson Investment Management, Inc. as the chief executive officer of both entities. Richard
      A. Kayne also beneficially owns the shares held by selling security holders Kayne Anderson Capital Income Partners (QP), LP and Kayne Anderson Income Partners, LP.

(41) Represents 136,364 shares underlying Series A Preferred Stock and 20,455 shares underlying a warrant.
(42) Represents 159,091 shares underlying Series A Preferred Stock. Power to vote or dispose of the shares beneficially owned by Catalysis Partners, LLC is held by Francis Capital Management, LLC. The individual authorized to act on behalf of Francis Capital Management, LLC in the voting and disposition of the shares is its managing member John P. Francis. John P. Francis also has the authority to act on behalf of Francis Capital Management, LLC in the voting and disposition of the shares held by selling security holder Catalysis Offshore, Ltd.
(43) Represents 159,091 shares underlying Series A Preferred Stock and 23,864 shares underlying a warrant.
(44) Represents 138,756 shares of common stock underlying a warrant. Power to vote or dispose of the shares beneficially owned by B. Riley and Co. Inc. is shared by Mr. Bryant Riley and the management of B. Riley and Co. Inc. Mr. Riley is a selling security holder under this prospectus.
(45) Represents 43,361 shares underlying a warrant. Power to vote or dispose of the shares beneficially owned by The Donnelly Revocable Living Trust is held by Paul J. Donnelly. Paul J. Donnelly is employed by B. Riley and Co. Inc. The warrant was issued pursuant to an assignment by B. Riley and Co. Inc.
(46) Represents 81,905 shares of common stock underlying a warrant. Power to vote or dispose of the shares beneficially owned by The Guardi Family Trust is held by Andre Guardi. Andre Guardi is employed by B. Riley and Co. Inc. The warrant was issued pursuant to an assignment to The Guardi Family Trust by B. Riley and Co. Inc.
(47) Represents 17,345 shares underlying a warrant. Power to vote or dispose of the shares beneficially owned by The Kelleher Family Trust is held by Thomas John Kelleher and Mary Meighan Kelleher as trustees of the Kelleher Family Trust. Thomas John Kelleher is the chief executive officer of B. Riley and Co. Inc. The warrant was issued pursuant to an assignment to The Kelleher Family Trust by B. Riley and Co. Inc.
(48) Represents 48,198 shares underlying a warrant. Mr. Cummins is a director of the Company and is employed by B. Riley and Co. Inc. The warrant was issued pursuant to an assignment to Wesley Cummins by B. Riley and Co. Inc.
(49) Represents 10,340 shares underlying a warrant. The warrant was issued pursuant to an assignment to Mr. Pavitt by B. Riley and Co. Inc. Mr. Pavitt is employed by B. Riley and Co. Inc.
(50) Represents 9,673 shares underlying a warrant. The warrant was issued pursuant to an assignment to Mr. Grevle by B. Riley and Co. Inc. Mr. Grevle is employed by B. Riley and Co. Inc.
(51) Represents 2,502 shares underlying a warrant. The warrant was issued pursuant to an assignment to Mr. Benedict by B. Riley and Co. Inc. Mr. Benedict is employed by B. Riley and Co. Inc.
(52) Represents 667 shares underlying a warrant. The warrant was issued pursuant to an assignment to Mr. Carr by B. Riley and Co. Inc. Mr. Carr is employed by B. Riley and Co. Inc.

PRIVATE PLACEMENT THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

     OVERVIEW

        All of the shares of common stock being offered under this prospectus are issuable upon the conversion of Series A Preferred Stock and exercise of warrants that were issued in the Series A Preferred Stock Financing. The descriptions of the agreements discussed below are qualified by reference to the complete text of those agreements, which are attached as exhibits to the registration statement of which this prospectus is a part.


        On May 24, 2007, we entered into a securities purchase agreement with 21 accredited investors in connection with a private placement transaction providing for, among other things, our issuance of 5,909,089 shares of our Series A Preferred Stock and five-year investor warrants to purchase up to an aggregate of 886,363 shares of our common stock. The investor warrants have an exercise price of $2.42 per share and are scheduled to become exercisable on November 20, 2007. We received aggregate gross proceeds of $13 million from the investors for our issuance of the Series A Preferred Stock and investor warrants. We also entered into a registration rights agreement with the investors that require us to register the shares of common stock underlying the Series A Preferred Stock and investor warrants with the SEC.

        B. Riley and Co. Inc., an NASD-registered broker-dealer, acted as placement agent in connection with the Series A Preferred Stock Financing. We paid to B. Riley and Co. Inc. cash placement agent fees and expenses of approximately $1.1 million and issued to B. Riley and Co. Inc. a five-year placement warrant to purchase an aggregate of 385,434 shares of our common stock. B. Riley and Co. Inc. assigned portions of its warrant to purchase 385,434 shares of our common stock to the following, each of whom is either an employee of B. Riley and Co. Inc. or an affiliate of an employee of B. Riley and Co. Inc.: Bryant Riley, Michael C. Munck, Kenneth W. Tang, The Donnelly Revocable Living Trust, The Guardi Family Trust, Thomas John Kelleher and Mary Meighan Kelleher as trustees of The Kelleher Family Trust Established January 18, 2007, Wesley Cummins, Shane Pavitt, Knut Grevle, Pete Benedict and Wyatt Carr. The placement warrants have an exercise price of $2.42 per share and are scheduled to become exercisable on November 20, 2007. Our engagement agreement with B. Riley and Co. Inc. requires us to register the shares of common stock underlying the placement warrants.

     REGISTRATION RIGHTS AGREEMENT

        We were obligated under a registration rights agreement related to the Series A Preferred Stock Financing to file, on or before July 23, 2007, a registration statement with the SEC, registering for resale shares of common stock underlying the Series A Preferred Stock and shares of common stock underlying investor warrants, issued in connection with the Series A Preferred Stock Financing. If we (i) do not file the registration statement within the time period prescribed, or (ii) fail to file with the SEC a request for acceleration in accordance with Rule 461 under the Securities Act within five trading days of the date that we are notified by the SEC that the registration statement will not be "reviewed," or is not subject to further review, or (iii) the registration statement filed or required to be filed under the registration rights agreement is not declared effective by the SEC on or before October 6, 2007, then in addition to any other rights the holders of such securities may have under the registration statement or under applicable law, on each such date that we breach our obligations and on each monthly anniversary of each such date (if have not cured the breach by such date) until the applicable Event is cured, we are required to pay to each such holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate purchase price paid by such holder in connection with the Series A Preferred Stock Financing relating to the purchase and sale of such securities then held by such holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we are required to pay interest thereon at a rate of 10% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to such holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages are to apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event. The total liquidated damages payable by us for our failure to meet these filing and effectiveness requirements are capped at $1.3 million.

        The registration rights agreement also provides that after the initial registration statement is declared effective by the SEC, we are required to file one or more additional registration statements for the resale of the remaining common stock underlying the Series A Preferred Stock and the common stock underlying the warrants if, at the time the initial registration statement is declared effective, such registration statement covers less than 6,795,452 shares of common stock. In addition, the registration rights agreement provides for customary piggy-back registration rights whereby certain holders of shares of our common stock, or warrants to purchase shares of our common stock, can cause us to register such shares for resale in connection with our filing of a registration statement with the SEC to register shares in another offering. The registration rights agreement also contains customary representations and warranties, covenants and limitations. The investor warrants and the placement warrants contain customary anti-dilution provisions for stock splits, stock dividends and the like and contain a net exercise cashless exercise feature that will permit the warrants to be exercised for a net number of shares using the spread between the warrant exercise price and the average of the closing sale prices for the five trading days immediately prior to the exercise of the warrant as payment for a reduced number of common shares. Use of the cashless exercise feature by the investors is limited to times when after 180 days after the issuance of the warrant a valid resale prospectus is not then available for use by the investors.

     LIMITATIONS ON CONVERSION AND EXERCISABILITY

        The investor warrants and the placement warrants contain provisions limiting the exercise of the warrants to the extent necessary to insure that following the exercise, the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and others whose beneficial ownership would be aggregated with the holder's for purposes of
Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of then issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). The 4.99% beneficial ownership limitation may be waived upon 61 days' notice underlying the Series A Preferred Stock. The beneficial ownership limitation does not preclude a holder from exercising a warrant and selling the shares underlying the warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

     INDEMNIFICATION AND OTHER MATTERS

        We have registered for resale under this prospectus the shares of common stock underlying the Series A Preferred Stock and the shares of common stock underlying the investor warrants and the placement warrants. The securities purchase agreement, registration rights agreement and placement agent arrangements contain various indemnification provisions in connection with the offering and registration of the shares and warrants. There are no material relationships between us or our affiliates and any of the investors or placement agent, except that (i) Wesley Cummins, a member of our board of directors, is President of B. Riley and Co. Inc., our placement agent in the Series A Preferred Stock Financing, (ii) Bryant Riley, a former member of our board of directors, is the chairman of the board of B. Riley and Co. Inc., (iii) we have entered into an engagement agreement with B. Riley and Co. Inc. whereby B. Riley and Co. Inc. may provide certain on-going investment banking services to Strasbaugh, and (iv) each of Lloyd I. Miller, III and Milfam II L.P. became a beneficial owner of more than 5% of our outstanding common stock in connection with the waiver, on May 30, 2007, by each of Lloyd I. Miller and Milfam II L.P. of the 4.99% beneficial ownership limitation applicable to the Series A Preferred Stock.

                              PLAN OF DISTRIBUTION

        The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. However, because there is no trading market in our common stock as of the date of this prospectus, the selling security holders intend to sell any shares in the public market at prices ranging from $2.20 to $4.40 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling security holders may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately negotiated transactions;

        o       short sales;

        o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

        o       a combination of any such methods of sale; and

        o       any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling security holders.

                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 15,000,000 shares of preferred stock, no par value per share. Of the 15,000,000 shares designated preferred stock, 5,909,089 shares have been designated Series A Preferred Stock. As of September 13, 2007, there were 14,201,897 shares of common stock issued and outstanding and 5,909,089 shares of Series A Preferred Stock issued and outstanding. The following description of our capital stock does not purport to be complete and should be reviewed in conjunction with our articles of incorporation and our bylaws.

COMMON STOCK

        All outstanding shares of common stock are, and the common stock to be issued upon conversion of the Series A Preferred Stock and exercise of warrants and resold by the selling security holders in this offering will be, fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

        o each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the shareholders; however, in voting for directors at a meeting of shareholders, shares may be voted cumulatively for persons whose names have been placed in nomination prior to the voting for the election of directors, but only if a shareholder present at the meeting gives notice at the meeting, prior to the voting for the election of directors, of his or her intention to vote cumulatively;

        o subject to preferences that may apply to shares of preferred stock outstanding, including the Series A Preferred Stock, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors, see "Dividend Policy";

        o upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, including the Series A Preferred Stock;

        o there are no redemption or sinking fund provisions applicable to our common stock; and

        o there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

        Our board of directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provision as may be provided in that particular series.

        The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or to designate any additional series of preferred stock.

SERIES A PREFERRED STOCK

        Our Series A Preferred Stock ranks senior in liquidation and dividend preferences to our common stock. Holders of Series A Preferred Stock will be entitled to semi-annual cumulative dividends payable in arrears in cash in an amount equal to 8% of the purchase price per share of the Series A Preferred Stock. The holders of Series A Preferred Stock have a liquidation preference over the holders of our common stock equivalent to the purchase price per share of the Series A Preferred Stock, as adjusted, plus any accrued and unpaid dividends on the Series A Preferred Stock. A liquidation will be deemed to occur upon the happening of customary events, including transfer of all or substantially all of our capital stock or assets, or in the event of a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions, unless holders of 66 2/3% of the Series A Preferred Stock vote affirmatively in favor of or otherwise consent to such transaction.

        The holders of the Series A Preferred Stock have conversion rights initially equivalent to one share of common stock for each share of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible by the holder at any time after its initial issuance at a conversion price equal to $2.20 per share. The conversion price is subject to customary antidilution adjustments. In addition, antidilution adjustments are to occur in the event that we issue equity securities at a price equivalent to less than $2.20 per share, including derivative securities convertible into equity securities (on an as-converted or as-exercised basis). Certain specified issuances of securities will not result in antidilution adjustments, which are referred to as Anti-Dilution Excluded Securities, including (i) securities issued to our employees, officers, consultants, or directors under any option plan, agreement or other arrangement duly adopted by us, the issuance of which is approved by the Compensation Committee, (ii) the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock, (iii) securities issued upon conversion or exercise of any derivative securities outstanding on May 24, 2007, and (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment to the conversion price of the Series A Preferred Stock is already made. The shares of Series A Preferred Stock are also subject to forced conversion anytime after May 24, 2008, only if the closing price of our common stock exceeds 200% of the conversion price then in effect for 20 consecutive trading days. The forced conversion is to be based upon the conversion ratio as last adjusted. No shares of Series A Preferred Stock will be subject to forced conversion unless the shares of common stock issued or issuable to the holders upon conversion of the Series A Preferred Stock are registered for resale with the SEC and eligible for trading on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global market, the NASDAQ Capital market, the OTC Bulletin Board or the Pink Sheets(R). Accrued but unpaid dividends on the Series A Preferred Stock are to be paid in cash upon any conversion of the Series A Preferred Stock.

        The holders of Series A Preferred Stock are entitled to certain buy-in rights if we fail to deliver the shares of common stock underlying the Series A Preferred Stock by the third business day after the date on which the Series A Preferred Stock is converted. The buy-in rights apply if after such third business day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of common stock that the holder anticipated receiving from us upon conversion of the Series A Preferred Stock

        The holders of Series A Preferred Stock vote together as a single class with the holders of our other classes and series of voting stock on all actions to be taken by our shareholders. Each share of Series A Preferred Stock entitles the holder to the number of votes equal to the number of shares of our common stock into which each share of Series A Preferred Stock is convertible, subject to the 4.99% limitation described below. In addition, the holders of Series A Preferred Stock are afforded numerous customary protective provisions with respect to certain actions that may only be approved by holders of a majority of the shares of Series A Preferred Stock. These protective provisions include limitations on:

        o the increase or decrease of the number of authorized shares of Series A Preferred Stock;

        o increase or decrease of the number of authorized shares of other capital stock;

        o generally any actions that have an adverse effect on the rights and preferences of the Series A Preferred Stock;

        o the authorization, creation or sale of any securities senior to or on parity with the Series A Preferred Stock as to voting, dividend, liquidation or redemption rights, including subordinated debt;

        o the authorization, creation or sale of any securities junior to the Series A Preferred Stock as to voting, dividend, liquidation or redemption rights, including subordinated debt, other than our common stock;

        o the authorization, creation or sale of any shares of Series A Preferred Stock other than the shares of Series A Preferred Stock authorized, created and sold pursuant to the Securities Purchase Agreement dated May 24, 2007;

        o the declaration or payment of any dividends or distributions on our capital stock in a cumulative amount in excess of the dividends and distributions paid on the Series A Preferred Stock in accordance with our articles of incorporation;

        o authorizing or effecting the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of our business; and

        o the purchase, redemption or acquisition of any of our capital stock other than Series A Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, our capital stock or securities convertible into or exchangeable for our capital.

        For so long as our shares of Series A Preferred Stock remain outstanding, the holders of at least a majority of our issued and outstanding shares of Series A Preferred Stock are entitled to nominate one member of our board of directors. In addition, the holders of at least a majority of our issued and outstanding shares of Series A Preferred Stock are entitled to nominate a second member of our board of directors for successive one-year-terms upon the accumulation of accrued and unpaid dividends for three or more six-month periods or our failure to comply with the covenants or agreements set forth in our articles of incorporation. The right to nominate a second director will terminate upon the cure of the defaults creating the right to nominate a second director. The holders of Series A Preferred Stock have nominated Wesley Cummins as a member of our board of directors.

        On or after May 24, 2012 the holders of our then outstanding shares of Series A Preferred Stock will be entitled to redemption rights. The redemption price is equal to the per-share purchase price of the Series A Preferred Stock, which is subject to adjustment as discussed above and in our articles of incorporation, plus any accrued but unpaid dividends. The redemption price must be paid in immediately available funds. If the funds legally available to us for the payment of the redemption price of the Series A Preferred Stock is not sufficient to redeem all of the shares of the Series A Preferred Stock required to be redeemed on any date, then shares of Series A Preferred Stock are to be redeemed on a pro rata basis from the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by them. If all of the shares of Series A Preferred Stock to be redeemed are not redeemed in full, all rights in respect of such shares of Series A Preferred Stock that have not been redeemed, including the right to receive the applicable redemption price, plus accrued and unpaid dividends, will continue to be outstanding. The exercise by the holders of the option to redeem any shares of Series A Preferred Stock which were not redeemed may be rescinded by such holders at any time following the date established for such redemption by written notice to Strasbaugh.

        The Series A Preferred Stock contain provisions prohibiting the conversion of the Series A Preferred Stock to the extent that such conversion would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. The holder may waive this 4.99% limitation upon 61-days' prior written notice to us. Additionally, these limitations do not preclude a holder from converting Series A Preferred Stock and selling shares of common stock underlying the Series A Preferred Stock in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares of common stock in excess of the 4.99% limitation amount.

        The Series A Preferred Stock could have the effect of delaying, deferring and discouraging another party from acquiring control of Strasbaugh.

WARRANTS

        As of September 13, 2007, we had outstanding warrants to purchase 1,271,797 shares of our common stock at exercise prices equaling $2.42 per share. Each warrant is exercisable at anytime between November 24, 2007 and May 24, 2012.

OPTIONS

        As of September 13, 2007, we had outstanding options to purchase 1,339,000 shares of our common stock at exercise prices equaling $1.71 per share issued pursuant to our 2007 Plan. For a detailed description of our 2007 Plan see "Management - 2007 Share Incentive Plan."

REGISTRATION RIGHTS

        The holders of our Series A Preferred Stock and warrants are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are described in "Selling Security Holders."

ANTI-TAKEOVER EFFECTS OF CALIFORNIA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

        Certain provisions of California law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Strasbaugh. In addition, the Series A Preferred Stock could have the effect of delaying, deferring and discouraging another party from acquiring control of Strasbaugh. Also, pursuant to our articles of incorporation, the holders of at least a majority of our issued and outstanding shares of Series A Preferred Stock have the right to nominate one member of our board of directors. In addition, at least a majority of our issued and outstanding shares of Series A Preferred Stock have the right to nominate a second member of our board of directors upon the happening of certain events.

        The provisions of California law, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Computershare. Its telephone number is (781) 575-2879.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered under this prospectus will be passed upon by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

        Windes & McClaughry Accountancy Corporation ("Windes"), independent registered public accounting firm, has audited R. H. Strasbaugh's balance sheet as of December 31, 2006, and related statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2006, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Windes' report, given on their authority as experts in accounting and auditing.

                         CHANGE IN CERTIFYING ACCOUNTANT

        The Share Exchange Transaction between Strasbaugh (formerly, CTK Windup Corporation) and R. H. Strasbaugh (formerly Strasbaugh) is treated as a recapitalization of R. H. Strasbaugh for accounting purposes. As a result, the financial statements of the accounting acquiror, R. H. Strasbaugh, will become the financial statements of the legal acquiror, Strasbaugh. Because the independent registered public accounting firm that audited R. H. Strasbaugh's financial statements, Windes, is different from the independent registered public accounting firm that has been auditing our financial statements, Mark Bailey & Company Ltd. ("Mark Bailey"), the rules and regulations of the SEC provide that there has been a change in our independent registered public accounting firm.

        Effective May 24, 2007, we dismissed Mark Bailey as our independent registered public accounting firm. Effective the same date, we appointed Windes as our independent registered public accounting firm. We have not consulted with Windes in the past regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements. The decision to change our independent registered public accounting firm was approved by our Audit Committee.

        The report issued by Mark Bailey in connection with the audit of our (CTK Windup Corporation) balance sheet as of December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audit of our (CTK Windup Corporation) balance sheet as of December 31, 2006, we had no disagreements with Mark Bailey on any matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Mark Bailey would have caused Mark Bailey to make a reference thereto in their report on the financial statements for such period.

        Pursuant to Item 304(a)(3) of Regulation S-B, we have requested that Mark Bailey furnish us with a letter addressed to the SEC stating whether or not Mark Bailey agrees with the above statements. A copy of this letter, dated July 12, 2007, is included as an exhibit to the registration statement of which this prospectus is a part.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of such contracts and documents by referring to such exhibits.

        For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of such documents may be obtained from the SEC upon the payment of the charges prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The SEC's Internet website address is http://www.sec.gov. Our Internet website address is http://www.strasbaugh.com.

        All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                            STRASBAUGH AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Condensed Consolidated Balance Sheets as of June 30, 2007
  (unaudited) and December 31, 2006..........................................F-2

Condensed Consolidated Statements of Income for the Six Months
  Ended June 30, 2007 and 2006 (unaudited)...................................F-3

Condensed Consolidated Statements of Cash Flows for the Six Months Ended
  June 30, 2007 and 2006 (unaudited).........................................F-4

Condensed Consolidated Statement of Redeemable Convertible Preferred
  Stock and Shareholders' Equity for the Six Months Ended
  June 30, 2007 (unaudited)..................................................F-5

Notes to Condensed Consolidated Financial Statements for the Six
  Months Ended June 30, 2007 (unaudited).....................................F-6

Report of Independent Registered Public Accounting Firm.....................F-25

Balance Sheet as of December 31, 2006.......................................F-26

Statements of Income for the Years Ended December 31, 2006 and 2005.........F-27

Statements of Changes in Shareholders' Equity for the Years Ended
     December 31, 2006 and 2005.............................................F-28

Statements of Cash Flows for the Years Ended December 31, 2006 and 2005.....F-29

Notes to Financial Statements for the Years Ended December 31, 2006
  and 2005..................................................................F-30

                                            STRASBAUGH AND SUBSIDIARY

                                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                         AS OF JUNE 30, 2007 (UNAUDITED)
                                              AND DECEMBER 31, 2006
                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     ASSETS

                                                                                      JUNE 30,      DECEMBER 31,
                                                                                        2007           2006
                                                                                     -----------    -----------
CURRENT ASSETS                                                                       (unaudited)
   Cash and cash equivalents                                                         $     5,386    $     1,205
   Accounts receivable, net of allowance for doubtful accounts
     of $70 at June 30, 2007 and December 31, 2006                                         3,365          4,251
   Inventories                                                                             6,716          7,114
   Prepaid expenses                                                                          422            338
   Short-term deposits                                                                        66             48
                                                                                     -----------    -----------
                                                                                          15,955         12,956
                                                                                     -----------    -----------
PROPERTY, PLANT, AND EQUIPMENT                                                             1,803          1,949

OTHER ASSETS
   Capitalized intellectual property, net of accumulated
     amortization of $14 at June 30, 2007 and $11 at December 31, 2006                       256            192
   Long-term deposits                                                                         --             88
                                                                                     -----------    -----------
                                                                                             256            280
                                                                                     -----------    -----------
   TOTAL ASSETS                                                                      $    18,014    $    15,185
                                                                                     ===========    ===========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of credit                                                                    $        58    $     2,650
   Notes payable, current portion                                                             --          1,685
   Accounts payable                                                                          597          1,038
   Accrued expenses                                                                        2,398          2,562
   Deferred revenue                                                                          663          1,201
                                                                                     -----------    -----------
                                                                                           3,716          9,136
                                                                                     -----------    -----------
NONCURRENT LIABILITIES
   Accrued warrant                                                                            --            450
                                                                                     -----------    -----------
                                                                                              --            450
                                                                                     -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 7, 8, 9 and 10)

REDEEMABLE CONVERTIBLE PREFERRED STOCK
   Redeemable convertible preferred stock ("Series A"), no par value, aggregate preference in liquidation $13,103. 15,000,000 shares authorized, 5,909,089 shares issued and outstanding at June 30, 2007, zero outstanding at December
     31, 2006.                                                                            11,435             --

SHAREHOLDERS' EQUITY
   Preferred stock ("Participating"), no par value, 5,769,736 shares authorized,
     4,087,980 shares issued and outstanding at December 31, 2006, zero
     outstanding at June 30, 2007.                                                            --          8,595
   Common stock, no par value, 100,000,000 shares authorized, 14,201,897 issued and outstanding at June 30, 2007: 50,000,000 shares authorized, 13,992,828
     shares issued and outstanding at December 31, 2006                                       56             17
   Additional paid-in capital                                                             28,535         23,409
   Accumulated deficit                                                                   (25,728)       (26,422)
                                                                                     -----------    -----------
                                                                                           2,863          5,599
                                                                                     -----------    -----------
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY   $    18,014    $    15,185
                                                                                     ===========    ===========

                        The accompanying notes are an integral part of these statements.

                                                      F-2


                            STRASBAUGH AND SUBSIDIARY

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          SIX MONTHS ENDED
                                                             JUNE 30,
                                                   ----------------------------
                                                       2007             2006
                                                   ------------    ------------
                                                           (unaudited)
REVENUES
Tools                                              $      8,820    $      3,860
Parts and Service                                         3,927           5,756
                                                   ------------    ------------
NET REVENUES                                             12,747           9,616
                                                   ------------    ------------
COST OF SALES
Tools                                                     5,165           3,042
Parts and Service                                         2,200           2,974
                                                   ------------    ------------
TOTAL COST OF SALES                                       7,365           6,016
                                                   ------------    ------------
GROSS PROFIT                                              5,382           3,600
                                                   ------------    ------------
OPERATING EXPENSES
Selling, general and administrative expenses              3,401           2,069
Research and development                                    852             594
                                                   ------------    ------------
                                                          4,253           2,663
                                                   ------------    ------------
INCOME FROM OPERATIONS                                    1,129             937
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
Rental income                                                --              86
Interest expense                                           (309)           (353)
Other expense, net                                          (62)             (9)
                                                   ------------    ------------
                                                           (371)           (276)
                                                   ------------    ------------
INCOME BEFORE PROVISION FOR INCOME TAXES                    758             661

PROVISION FOR INCOME TAXES                                   64              37
                                                   ------------    ------------
NET INCOME                                         $        694    $        624
                                                   ============    ============
NET INCOME PER COMMON SHARE
Basic                                              $       0.44    $       0.04
                                                   ============    ============
Diluted                                            $       0.32    $       0.03
                                                   ============    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic                                                14,363,139      13,992,828
                                                   ============    ============
Diluted                                              19,394,176      18,572,555
                                                   ============    ============


        The accompanying notes are an integral part of these statements.

                                      F-3



                                  STRASBAUGH AND SUBSIDIARY

                       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)
                                        (IN THOUSANDS)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                      ----------------------
                                                                        2007         2006
                                                                      ---------    ---------
                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $     694    $     624
   Adjustments to reconcile net income
    to net cash from operating activities:
     Depreciation and amortization                                          153          189
     Amortization of intellectual property                                    6            5
     Noncash interest expense                                               113          109
     Stock based compensation                                                 8            7
     Changes in assets and liabilities:
       Accounts receivable                                                  886         (626)
       Inventories                                                          398       (1,428)
       Prepaid expenses                                                     (84)          21
       Other Assets                                                          70            3
       Accounts payable                                                    (441)         234
       Accrued expenses                                                    (164)         (56)
       Deferred revenue                                                    (538)         835
       Accrued warrant                                                     (450)          26
                                                                      ---------    ---------
         Net Cash Provided By (Used In) Operating Activities                651          (57)
                                                                      ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                        (7)         (81)
   Capitalized cost for intellectual property                               (70)        (101)
                                                                      ---------    ---------
         Net Cash Used In Investing Activities                              (77)        (182)
                                                                      ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in line of credit                                          (2,592)         397
   Borrowings on notes payable                                               --          250
   Repayment of notes payable                                            (1,798)        (442)
   Repurchase of participating preferred stock                           (3,000)          --
   Issuance of conditionally redeemable convertible preferred stock      11,296           --
   Issuance of warrants                                                     350           --
   Proceeds from stock options exercised                                     38           --
   Proceeds from issuance of shares in share exchange transaction            63           --
   Repurchase of common stock                                              (750)          --
                                                                      ---------    ---------
         Net Cash Provided By Financing Activities                        3,607          205
                                                                      ---------    ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                   4,181          (34)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            1,205          681
                                                                      ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $   5,386    $     647
                                                                      =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
   Interest                                                           $     199    $      91
                                                                      =========    =========
   Income Taxes                                                       $      14    $      --
                                                                      =========    =========
Fair value accretion on conditionally redeemable
   convertible preferred stock                                        $      33    $      --
                                                                      =========    =========

               The accompanying notes are an integral part of these statements.

                                             F-4



                                              STRASBAUGH AND SUBSIDIARY

                     CONDENSED CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                     AND SHAREHOLDERS EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2007 (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT SHARE DATA)



                                   REDEEMABLE CONVERTIBLE
                                       PREFERRED STOCK              COMMON STOCK               PREFERRED STOCK
                                  -------------------------   -------------------------   ------------------------
                                  NUMBER OF     REDEMPTION                    NO PAR       NUMBER OF
                                    SHARES         VALUE         SHARES        VALUE         SHARES       VALUE
                                  -----------   -----------   -----------   -----------   -----------  -----------

BALANCE, DECEMBER 31, 2006                 --   $        --    13,992,828   $        17     4,087,980  $     8,595
                                  ===========   ===========   ===========   ===========   ===========  ===========
Repurchase of participating
preferred stock for $3,000                                                                 (4,087,980) $    (8,595)

Issuance of common stock to
CTK, net of issuance costs
of $300                                                           431,531             1

Sale of Series A redeemable
convertible preferred stock,
net of issuance costs of $1,704     5,909,089        11,296

Fair value of warrants
issued (Note 9)

Accretion of redeemable
convertible preferred stock                              33

Repurchase of common stock                                       (771,327)

Issuance of common stock
from exercise of options                                          548,865            38

Stock-based compensation expense

Preferred stock dividend                                106

Net income
                                  -----------   -----------   -----------   -----------   -----------  -----------
BALANCE, JUNE 30, 2007              5,909,089   $    11,435    14,201,897   $        56            --  $        --
                                  ===========   ===========   ===========   ===========   ===========  ===========


                                                                 TOTAL
                                                              SHAREHOLDERS'
                                                               EQUITY AND
                                                               REDEEMABLE
                                    ADDITIONAL                 CONVERTIBLE
                                      PAID-IN    ACCUMULATED    PREFERRED
                                      CAPITAL      DEFICIT        STOCK
                                    -----------  -----------   -----------

BALANCE, DECEMBER 31, 2006          $    23,409  $   (26,422)  $     5,599
                                    ===========  ===========   ===========
Repurchase of participating
preferred stock for $3,000                5,595                     (3,000)

Issuance of common stock to
CTK, net of issuance costs
of $300                                      62                         63

Sale of Series A redeemable
convertible preferred stock,
net of issuance costs of $1,704                                     11,296

Fair value of warrants
issued (Note 9)                             350                        350

Accretion of redeemable
convertible preferred stock                 (33)

Repurchase of common stock                 (750)                      (750)

Issuance of common stock
from exercise of options                                                38

Stock-based compensation expense              8                          8

Preferred stock dividend                   (106)

Net income                                               694           694
                                    -----------  -----------   -----------
BALANCE, JUNE 30, 2007              $    28,535  $   (25,728)  $    14,298
                                    ===========  ===========   ===========


                          The accompanying notes are an integral part of these statements.


                                                        F-5

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

The consolidated financial statements include the accounts of Strasbaugh, a California corporation formerly known as CTK Windup Corporation ("Strasbaugh"), and its wholly-owned subsidiary, R. H. Strasbaugh, a California corporation ("R.
H. Strasbaugh," and together with Strasbaugh, the "Company"). All material inter-company accounts and transactions have been eliminated in the consolidation.

The Company designs and manufactures precision surfacing systems and solutions for the global semiconductor, electronics, precision optics, and aerospace industries. Products are sold to customers throughout the United States, Europe, and Asia and Pacific Rim countries.

SHARE EXCHANGE TRANSACTION

On May 24, 2007, Strasbaugh completed a share exchange transaction (the "Share Exchange Transaction") with R. H. Strasbaugh, a California corporation formerly known as Strasbaugh ("R. H. Strasbaugh"). Upon completion of the Share Exchange Transaction, Strasbaugh acquired all of the issued and outstanding shares of R.
H. Strasbaugh's capital stock. In connection with the Share Exchange Transaction, Strasbaugh issued an aggregate of 13,770,366 shares of its common stock to R. H. Strasbaugh's shareholders. The Share Exchange Transaction has been accounted for as a recapitalization of R. H. Strasbaugh with R. H. Strasbaugh being the accounting acquiror. As a result, the historical financial statements of R. H. Strasbaugh will be the financial statements of the legal acquiror, Strasbaugh (formerly known as CTK Windup Corporation).

Immediately prior to the consummation of the Share Exchange Transaction, CTK Windup Corporation amended and restated its articles of incorporation to effectuate a 1-for-31 reverse split of its common stock, to change its name from CTK Windup Corporation to Strasbaugh, to increase its authorized common stock from 50,000,000 shares to 100,000,000 shares, to increase its authorized preferred stock from 2,000,000 shares to 15,000,000 shares (of which 5,909,089 shares have been designated Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock")) and to eliminate its Series A Participating Preferred Stock. On May 17, 2007, prior to the filing of CTK Windup Corporation's amended and restated articles of incorporation, the Company's subsidiary, R. H. Strasbaugh (then known as Strasbaugh), amended its articles of incorporation to change its name from Strasbaugh to R. H. Strasbaugh.

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("Commission") and therefore do not include all information and footnotes necessary for a complete presentation of the financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The unaudited condensed consolidated financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of June 30, 2007 and the results of operations and cash flows for the related interim periods ended June 30, 2007 and 2006. However, these results are not necessarily indicative of results for any other interim period or for the year.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION (CONTINUED)

It is suggested that the accompanying condensed consolidated financial statements be read in conjunction with the Company's audited financial statements included elsewhere in this prospectus.

RECLASSIFICATIONS

Certain prior period balances have been reclassified for consistency with the current presentation.

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates and those differences could be material. Significant estimates include the fair value of the Company's common stock and the fair value of options and warrants to purchase common stock, and depreciation and amortization.

CORRECTION OF PRIOR PERIOD ERROR

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No.108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying misstatement that, when all relevant quantitative and qualitative factors considered, is material. The Company adopted SAB No. 108 for its fiscal year ended December 31, 2006.

Subsequent to the issuance of the December 31, 2006 financial statements, the Company discovered an error in its interest expense account which affected its 2005 and 2006 fiscal years. In the first quarter of fiscal 2007 the Company recorded additional interest expense to correct the cumulative impact of the error which amounted to $56,000 at December 31, 2006.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CORRECTION OF PRIOR PERIOD ERROR (CONTINUED)

As a result of this error, interest expense was understated as follows, for the six months ended:

        December 31, 2005:                    $     12,000
        June 30, 2006:                        $     18,000
        December 31, 2006:                    $     26,000

The error resulted from an incorrect compounding of interest on the outstanding principal and interest payable on a related party note. The Company considered the relative quantitative and qualitative aspects of the computational error. In evaluating the cumulative impact of $56,000 on the December 31, 2006 income statement and balance sheet, the Company considered an offsetting unrecorded difference of $33,000 related to inventory pricing errors that arose in 2006. Accordingly, the net impact on the 2006 net income was $22,000. The Company believes the impact of the known errors in the 2006 and 2005 financial statement are insignificant and that the financial statements are not required to be restated. In addition, disclosure of the correction of the error in the 2007 interim financial statements is considered appropriate as the impact of the correction is not considered significant to the Company's expected annual income or to the trend in earnings.

In analyzing the proper disposition of the error, the Company considered the provisions of SAB No. 108, SAB No. 99, SAS No. 154 and APB No. 28. In accordance with APB No. 28, in determining materiality for the purpose of reporting the cumulative effect of an accounting change or correction of an error, amounts should be related to the estimated income for the full fiscal year and also to the effect on the trend of earnings. Changes that are material with respect to an interim period but not material with respect to the estimated income for the full fiscal year or to the trend of earnings should be separately disclosed in the interim period.

CONCENTRATIONS OF CREDIT RISK

The Company sells its products on credit terms, performs ongoing credit evaluations of its customers, and maintains an allowance for potential credit losses. During the six months ended June 30, 2007 and 2006, the Company's top 10 customers accounted for 74% and 75% of net sales, respectively. Sales to major customers (over 10%) as a percentage of net sales were 48% and 37%, for the six months ended June 30, 2007 and 2006, respectively.

A decision by a significant customer to substantially decrease or delay purchases from the Company, or the Company's inability to collect receivables from these customers, could have a material adverse effect on the Company's financial condition and results of operations. As of June 30, 2007 the amount due from the major customers (over 10%) discussed above represented 20% of total accounts receivable.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT INFORMATION

The Company's results of operations for the six months ended June 30, 2007 and 2006, represent a single segment referred to as global semiconductor and semiconductor equipment, silicon wafer and silicon wafer equipment, LED, data storage and precision optics industries. Export sales represent approximately 52% and 43% of sales for the six months ended June 30, 2007 and 2006, respectively.

The geographic breakdown of the Company's sales was as follows:

                                                               JUNE 30,
                                                        -----------------------
                                                           2007         2006
                                                        ----------   ----------
        United States                                       48%          57%
        Europe                                              28%           4%
        Asia and Pacific Rim countries                      24%          39%

The geographic breakdown of the Company's accounts receivable was as follows:

                                                             JUNE 30,
                                                               2007
                                                            ----------
        United States                                           30%
        Europe                                                  39%
        Asia and Pacific Rim countries                          31%

REVENUE RECOGNITION

The Company derives revenues principally from the sale of tools, parts and services. The Company has evaluated its revenue recognition under Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," and determined that its components of revenue are separate units of accounting. Each unit has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of each unit, and there is no right to cancel, return or refuse an order. Since each component is a separate unit of accounting pursuant to EITF Issue No. 00-21, the Company recognizes its revenue pursuant to SAB No. 104, "Revenue Recognition." Under SAB No. 104, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement, such as a purchase order, exists, (ii) delivery has occurred or services have been rendered, (iii) our price to the customer is fixed or determinable, and (iv) collection is reasonably assured.

The Company's revenue recognition policies for its specific units of accounting are as follows:

      o Tools - The Company recognizes revenue once a customer has visited the plant, signed off on the tool and the tool is completed and shipped. A provision for the estimated future cost of warranty is recorded when revenue is recognized.

      o     Parts - The Company recognizes revenue when the parts are shipped.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

      o Service - Revenue from maintenance contracts is deferred and recognized over the life of the contract, which is generally one to three years. Maintenance contracts are separate components of revenue and not bundled with our tools. If a customer does not have a maintenance contract, then the customer is billed for time and material and the Company recognizes revenue the after the service has been completed.

      o Installation - The Company does not charge for installation as it is an inconsequential or perfunctory obligation and not considered a separate element of the sales contract.

      o Upgrades - The Company offers a suite of products known as "Enhancements" which are generally upgrades of existing Company and non-Company tools. These enhancements are not required for the tools to function and are not part of the original contract. The Company recognizes revenue once these upgrades and enhancements are complete.

      o Right of Return and/or Cancellation - The Company's tool sales have no right of return, or cancellation rights. Tools are typically modified to some degree to fit the needs of the customer and, therefore, once a purchase order has been accepted by the Company and the manufacturing process has begun, there is no right to cancel, return or refuse the order.

      o Non-refundable fees - Generally, the Company obtains a non-refundable down-payment from the customer. These fees are deferred and recognized as the tool is shipped in accordance with the policy for revenue recognition under tool sales discussed above.

STOCK BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123 (revised 2004), "Share-Based Payment," ("SFAS No. 123(R)"), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and amends SFAS No. 95, "Statement of Cash Flows." Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) also established accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company's stock, implied volatilities from traded options on the company's stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION (CONTINUED)

The provisions of SFAS No. 123(R) were effective for and adopted by the Company as of January 1, 2006. Prior to the adoption, the Company was using the intrinsic-value accounting for stock based compensation pursuant to Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Required pro forma information was presented under the fair value method using a Black-Scholes option-pricing model pursuant to SFAS No. 123, "Accounting for Stock Issued to Employees." As such, the Company will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding at the date of adoption of SFAS No. 123(R) that were measured using the minimum value method. The adoption of SFAS No. 123(R) was made using the prospective application method. Under this method, the cost of new awards and awards modified, if any, repurchased or cancelled after the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The adoption of SFAS No. 123(R) did not have a significant impact on the Company's results of operations, income taxes or earnings per share.

EARNINGS PER SHARE

Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of outstanding common shares for the period. Diluted net income per share is computed by using the treasury stock method and dividing net income available to common stockholders plus the effect of assumed conversions (if applicable) by the weighted average number of outstanding common shares after giving effect to all potential dilutive common stock, including options, warrants, common stock subject to repurchase and convertible preferred stock, if any.

For the six months ended June 30, 2007, in accordance with EITF Topic D-53:
"Computation of Earnings Per Share for a Period That Includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock," the computation of net income available to common shareholders includes the excess of the carrying value of the Company's preferred stock repurchased during the period over its carrying value.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE (CONTINUED)

Reconciliations of the numerator and denominator used in the calculation of basic and diluted net income per common share are as follows (in thousands, except share and per share data):

                                                            FOR THE SIX MONTHS ENDED
                                                                   JUNE 30,
                                                         ---------------------------
                                                             2007           2006
                                                         ------------   ------------
Numerator:
  Net income                                             $        694   $        624
  Preferred stock accretion                                       (33)            --
  Preferred stock dividend                                       (106)            --
  Excess of carrying value of preferred stock
    over cash paid upon redemption                              5,595             --
                                                         ------------   ------------
  Net income available to common shareholders - basic           6,150            624
  Adjustment to net income for assumed conversions                139             26
                                                         ------------   ------------
  Net income available to common shareholders - diluted  $      6,289   $        650
                                                         ============   ============

Denominator:
  Shares outstanding, beginning                            13,992,828     13,992,828
  Weighted-average shares issued                              370,311             --
                                                         ------------   ------------
  Weighted-average shares outstanding--basic               14,363,139     13,992,828
                                                         ------------   ------------
  Effect of dilutive securities
     Weighted-average preferred stock outstanding           4,464,410      4,087,979
     Weighted-average warrants outstanding (Note 6)           462,347        491,748
     Weighted-average options outstanding                     104,280             --
                                                         ------------   ------------
                                                            5,031,037      4,579,727
                                                         ------------   ------------
       Weighted-average shares outstanding--diluted        19,394,176     18,572,555
                                                         ============   ============

Warrants to purchase 1,271,797 shares of common stock as of June 30, 2007 and stock options to purchase approximately 1,452,205 and 663,521 shares of common stock as of June 30, 2007 and 2006, respectively, were outstanding but not included in the computation of diluted earnings per common share because the exercise prices were greater than the average market price of the common stock, and therefore, the effects on dilutive earnings per common share would have been anti-dilutive.


                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES AND DEFERRED INCOME TAXES

Income taxes are provided for the effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and income tax reporting. Deferred taxes are classified as current or noncurrent depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent, depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 ("FIN No. 48"), "Accounting for Uncertainty in Income Taxes," which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition and measurement method of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company adopted the provisions of FIN No. 48 effective January 1, 2007. In accordance with FIN No. 48, the Company recognizes any interest and penalties related to unrecognized tax benefits in income tax expense should they exist. The application of FIN No. 48 had no effect on the Company's financial position, operating income or cash flows for the period ended June 30, 2007.

NOTE 2 - INVENTORIES

Inventories consist of the following:

                                                                     JUNE 30,
                                                                       2007
                                                                  -------------
         Parts and raw materials                                  $   6,756,000
         Work-in-process                                              2,873,000
         Finished goods                                                  81,000
                                                                  -------------
                                                                      9,710,000
         Inventory Reserves                                          (2,994,000)
                                                                  -------------
                                                                  $   6,716,000
                                                                  =============

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                                     JUNE 30,
                                                                       2007
                                                                  -------------
        Buildings and improvements                                $   2,198,000
        Shop and lab equipment                                        5,689,000
        Transportation equipment                                        165,000
        Furniture and fixtures                                        1,110,000
        Computer equipment                                            2,317,000
                                                                  -------------
                                                                     11,479,000
        Less: accumulated depreciation and amortization               9,676,000
                                                                  -------------
                                                                  $   1,803,000
                                                                  =============

Depreciation expense totaled approximately $153,000 and $189,000 for the six months ended June 30, 2007 and 2006, respectively.

NOTE 4 - LINE OF CREDIT

The Company has a line of credit agreement ("Loan Agreement") and guaranty agreement ("Exim Agreement") with a bank through February 2007. The agreements are secured by substantially all of the Company's assets. The borrowing amount under the agreements is based on eligible accounts receivable. The agreements allow the Company to borrow up to $3 million at the prime rate (8.25% at June 30, 2007) plus 3.5% under the Loan Agreement and $500,000 at the prime rate plus 4% under the Exim Agreement. In addition, the Company must pay the bank an administrative fee of 0.5% of the face amount of each receivable when first financed under both of the agreements. Both agreements include affirmative, negative and financial covenants. The notes payable to the majority stockholder are subordinated to these agreements (See Note 5.) During the three months ended March 31, 2007, the Company renewed the agreements through May 18, 2007. In May 2007, the Company entered into an Amendment to Loan and Security Agreement to increase the Company's credit line from $3.5 million to $7.5 million and to extend the term to August 18, 2007. On September 6, 2007, the Company entered into another Amendment to Loan and Security Agreement to extend the term of the credit facility to October 16, 2007. All other material terms and conditions of the credit line remain unchanged. At June 30, 2007, the availability under the credit line was approximately $5.3 million and the outstanding balance was $58,000.

NOTE 5 - NOTES PAYABLE

The Company had a note payable to Agility Capital, LLC ("Agility"), which was secured by substantially all of the Company's assets. The note was payable in monthly installments of $55,000 including interest at 12%, with the balance due in September 2007. The note was paid in full in May 2007.

In addition, the Company had a subordinated unsecured note payable to a majority stockholder which was payable in monthly interest-only payments at the prime rate plus 1%. The note was originally due in February 2007 and was subsequently extended until June 2007. The outstanding balance on the note and the unpaid accrued interest totaling $754,000 was paid in full in May 2007.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 6 - AGILITY WARRANT

During 2005, the Company issued a warrant (Note 6) to Agility (the "Agility Warrant"), in connection with a financing transaction. Pursuant to APB No. 14, the fair value of the warrant was allocated as a discount to the new debt. The values for each security were determined separately, based on their values at the time of issuance, and the debt discount was computed by comparing the value attributed to the debt securities with the face value of the debt. The discount was initially recorded at its fair value of $391,000. Amortization of the discount totaled approximately $0 and $109,000 for the six months ended June 30, 2007 and 2006, respectively.

The Agility Warrant allowed the holder to purchase up to 4.1% of the Company's equity on a fully-diluted basis at $0.01 per share. If the Company had repaid the note payable prior to June 17, 2006, the warrant would have decreased to 2.1% of the Company's equity on a fully-diluted basis. The agreement also allowed the Company to call the warrant for $225,000 on or before June 17, 2006, which was not done. If the Company did not receive at least $5 million of net proceeds from the sale or issuance of its equity securities on or before September 16, 2007, Agility could have required the Company to purchase the warrant in cash for $450,000. The shares underlying the warrant vested upon issuance and the warrant was to expire in September 2017.

The Company accounted for this warrant under EITF Issue No. 00-19 and, accordingly, the warrant was carried at its estimated fair value. The warrant was repurchased by the Company in May 2007 for its carrying value of $450,000. The changes in the fair value of the warrant during the six months ended June 30, 2007 and 2006 totaled $0 and $26,000, respectively, and were included in other expenses.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases its manufacturing and sales facility from the chairman of the company, who is the majority stockholder, and his former spouse. This 15-year lease agreement commenced on May 1, 1990 and ended on April 30, 2005. Under the original terms of the lease, the Company paid monthly lease payments and was liable for all property taxes, insurance, repairs and maintenance. The lease also provided for periodic adjustments in minimum lease payments based upon the CPI. Effective May 1, 2005, the Company exercised the holdover provision within the lease agreement for its manufacturing and sales facility when it did not elect to execute an automatic five-year extension but remained in possession of the premises. The holdover provision within the lease agreement allows the Company to remain the tenant on a month-to-month basis under the terms that existed at the end of the original lease term, as defined. The holdover provision remains valid as long as the Company remains in possession and makes timely monthly rent payments. The monthly rent is currently $84,000.

The Company has other minor (less than $10,000 annually) noncancelable operating leases through 2009.

SUBLEASE AGREEMENT

In March 2005, the Company entered into a sublease agreement with an unrelated third party to lease approximately 9,000 square feet of office space and 11,200 square feet of warehouse space. The lease commenced in April 2005 and was scheduled to terminate in March 2008. The sublease agreement was terminated in November 2006. Rental income totaled $0 and $97,000 for the six months ended June 30, 2007 and 2006, respectively.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION

During the year ended December 31, 2006, the Company entered into a legal dispute with its co-landlord, who is the former spouse of the major stockholder, of its current facility regarding the Company's potential liability for capital repairs. The Company is presently unable to evaluate the likelihood of an unfavorable result in this dispute or the range of potential loss. However, management intends to vigorously defend against this case and believes that all of its defenses are meritorious.

On or about August 15, 2006, John Rzezuski filed a complaint in the Commonwealth of Massachusetts Superior Court against R. H. Strasbaugh alleging negligence and breach of implied warranty. Mr. Rzezuski alleges that he was injured while using a product we designed, manufactured and sold to Mr. Rzezuski's employer. Mr. Rzezuski demands a judgment in an amount sufficient to compensate him for his losses and damages but does not allege with specificity his injuries or the relief sought. As of the date of these financial statements, management is unable to reasonably estimate a potential range of loss and, further, believes that the possibility of any payment is remote. The Company's insurance carrier has assumed the defense of this action.

The Company is subject to various lawsuits and claims with respect to such matters as product liabilities, employment matters and other actions arising out of the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of Company counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the financial condition or results of operations.

NOTE 8 - STOCK COMPENSATION PLANS

1998 AMENDED RESTATED STOCK OPTION PLAN - R. H. STRASBAUGH

Under R. H. Strasbaugh's 1998 Amended Restated Stock Option Plan (the "1998 Plan"), as amended, 1,400,000 shares of R. H. Strasbaugh's common stock are available for issuance, pursuant to which employees are eligible to receive stock options. The 1998 Plan is administered by the board of directors. of R. H. Strasbaugh. No compensation expense has been recorded in the accompanying consolidated financial statements related to the 1998 Plan for the six months ended June 30, 2007 and 2006 respectively.

The status of the 1998 Plan is summarized below:
                                                                     AVERAGE       INTRINSIC
                                                       SHARES         PRICE          VALUE
                                                     ----------    -----------    -----------

        Outstanding at January 1, 2006                  296,470      $   5.50      $   0.00
        Forfeited                                      (181,815)     $   5.50      $   0.00
                                                     ----------
        Outstanding at June 30, 2006                    114,655      $   5.50      $   0.00
        Forfeited                                        (1,450)     $   5.50      $   0.00
                                                     ----------
        Outstanding at December 31, 2006                113,205      $   5.50      $   0.00
        Outstanding at June 30, 2007                    113,205      $   5.50      $   0.00
                                                     ==========
        Exercisable at June 30, 2007                    113,205      $   5.50      $   0.00
                                                     ==========


                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 8 - STOCK COMPENSATION PLANS

1998 AMENDED RESTATED STOCK OPTION PLAN - R. H. STRASBAUGH (CONTINUED)

At June 30, 2007, the weighted average remaining life of these options was 1.5 years.

2000 STOCK OPTION AGREEMENT - R. H. STRASBAUGH

During 2000, the board of directors of R. H. Strasbaugh granted options to purchase 1,646,557 shares of R. H. Strasbaugh common stock at an exercise price of $.07 per share to four vice presidents. The options are subject to a number of restrictions as defined in the agreement, including a buy-sell provision with
R. H. Strasbaugh. The options expire ten years from the date of issuance and automatically cancel 30 days after termination, as defined in the agreements.

The status of the options under this plan is summarized below:

                                                                     AVERAGE       INTRINSIC
                                                       SHARES         PRICE          VALUE
                                                     ----------    -----------    -----------
        Outstanding at January 1, 2006                  548,866      $   0.07      $   0.00
        Expired                                        (548,866)     $   0.07      $   0.00
        Granted April 10, 2006                          548,866      $   0.07      $   0.00
                                                     ----------
        Outstanding at June 30, 2006                    548,866      $   0.07      $   0.00
                                                     ==========
        Outstanding at December 31, 2006                548,866      $   0.07      $   0.00
        Exercised on February 6, 2007                  (548,866)     $   0.07      $   0.00
                                                     ----------
        Outstanding at June 30, 2007                         --
                                                     ==========

The 548,866 options outstanding as of January 1, 2006 expired on January 31, 2006. On April 10, 2006, the board of directors approved the re-granting of these options with a revised expiration date of December 31, 2007 and immediate vesting. In accordance with SFAS No. 123(R), this re-grant was treated as a new issuance effective on that date and resulted in $7,000 of share-based compensation expense for the six months ended June 30, 2006.

2007 SHARE INCENTIVE PLAN

In February 2007, the Company established the 2007 Share Incentive Plan (the "2007 Plan"), under which 2,000,000 shares of the Company's common stock are available for issuance. The 2007 Plan is administered by the Compensation Committee of the Company's Board of Directors.

The 2007 Plan provides for the granting of options, restricted stock awards, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards, or equity awards, made to executive officers and non-employee board members, as well as to all other eligible individuals.

Under the 2007 Plan, stock options will have an exercise price per share determined by the plan administrator, provided that the exercise price will not be less than 85% or 100% of the fair market value of a share on the grant date in the case of non-statutory or incentive options, respectively. No granted option will have a term in excess of ten years. Options generally will become exercisable in one or more

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 8 - STOCK COMPENSATION PLANS (CONTINUED)

2007 SHARE INCENTIVE PLAN (CONTINUED)

installments over a specified period of service measured from the grant date. However, options may be structured so that they will be immediately exercisable for any or all of the option shares.

On May 24, 2007, the Compensation Committee granted stock options to purchase an aggregate of 1,375,000 shares of common stock with an exercise price of $1.71 per share. The options expire ten years from the date of issuance and vest over a period of three years. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair values of options granted were calculated using the following estimated weighted-average assumptions for the six months ended June 30, 2007:

Options granted                                                        1,375,000
Weighted-average exercise prices stock options                         $ 1.71

Assumptions:
Weighted-average expected volatility                                   48%
Weighted-average expected term (in years)                              6.5 years
Risk-free interest rate                                                4.81%
Expected dividend yield                                                0%

The $1.71 exercise price of the options was determined based on the market price of the Company's stock on the date of the grant. The fair value per share of the common stock on the date of grant was deemed to be equal to the closing selling price per share of the Company's common stock at the close of regular hours trading on the Pink Sheets(R) on that date, as the price was reported by the National Association of Securities Dealers, multiplied by 31 to reflect the 1-for-31 reverse stock split that occurred on the same date. The volatility for options granted in 2007 has been determined based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies for a period equal to the expected life of the option. The expected life of options has been determined utilizing the "simplified" method as prescribed by Staff Accounting Bulletin No. 107, "Share-Based Payment." The expected life of options granted during the six months ended June 30, 2007 was
6.5 years. The risk-free interest rate is based on United States treasury instruments whose terms are consistent with the expected life of the stock options. The Company does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period. As a result, the Company applied an estimated forfeiture rate, based on its historical forfeiture experience during previous years, of 12.5%.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 8 - STOCK COMPENSATION PLANS (CONTINUED)

2007 SHARE INCENTIVE PLAN (CONTINUED)

The status of the options under the 2007 Plan is summarized below:

                                                                     AVERAGE       INTRINSIC
                                                       SHARES         PRICE          VALUE
                                                     ----------    -----------    -----------
        Outstanding at January 1, 2007                       --
        Granted                                       1,375,000      $   1.71      $   0.64
        Forfeited                                       (36,000)     $   1.71
                                                     ----------
        Outstanding at June 30, 2007                  1,339,000      $   1.71      $   0.64
                                                     ==========
        Exercisable at June 30, 2007                         --
                                                     ==========

The remaining contractual term on the above options is 9.6 years as of June 30, 2007. The weighted average grant-date fair value of options granted during the six months ended June 30, 2007 was $0.39. None of the shares under the 2007 Plan were vested as of June 30, 2007.

As of June 30, 2007, a total of 661,000 common shares were available for future grants under the Company's 2007 Plan.

The share based compensation expense was $8,000 and $0 for the six months ended June 30, 2007 and 2006, respectively. As of June 30, 2007, there was $528,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted-average period of 3 years.

NOTE 9 - CONDITIONALLY REDEEMABLE CONVERTIBLE SERIES A PREFERRED STOCK

SERIES A PREFERRED STOCK FINANCING

On May 24, 2007, immediately after the closing of the Share Exchange Transaction, the Company entered into an agreement with 21 accredited investors for the sale by it in a private offering of 5,909,089 shares of its Series A Preferred Stock at a purchase price of $2.20 per share for gross proceeds of $13 million.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 9 - CONDITIONALLY REDEEMABLE, CONVERTIBLE SERIES A PREFERRED STOCK (CONTINUED)

SERIES A PREFERRED STOCK FINANCING (CONTINUED)

The Series A Preferred Stock ranks senior in liquidation and dividend preferences to the Company's common stock. Each share of Series A Preferred Stock is convertible by the holder at any time after its initial issuance at an initial conversion price of $2.20 per share such that one share of common stock would be issued for each share of Series A Preferred Stock. Subject to certain exceptions, the conversion ratio is subject to customary antidilution adjustments and antidilution adjustments upon the issuance of equity securities at a price equivalent to less than $2.20 per share. The shares of Series A Preferred Stock are also subject to forced conversion anytime after May 24, 2008, if the closing price of our common stock exceeds 200% of the conversion price then in effect for 20 consecutive trading days. The holders of Series A Preferred Stock vote together as a single class with the holders of the Company's other classes and series of voting stock on all actions to be taken by its shareholders. Each share of Series A Preferred Stock entitles the holder to the number of votes equal to the number of shares of our common stock into which each share of Series A Preferred Stock is convertible. In addition, the holders of Series A Preferred Stock are afforded numerous customary protective provisions with respect to certain actions that may only be approved by holders of a majority of the shares of Series A Preferred Stock. On or after May 24, 2012 the holders of then outstanding shares of our Series A Preferred Stock will be entitled to redemption rights. The redemption price is equal to the per-share purchase price of the Series A Preferred Stock, which is subject to adjustment as discussed above and in our articles of incorporation, plus any accrued but unpaid dividends. The Series A Preferred Stock contain provisions prohibiting certain conversions of the Series A Preferred Stock.

The initial carrying amount of the Series A Preferred Stock was its fair value at the issuance date of $11,296,000. The fair value at the issuance date was the gross proceeds from the sale of the securities less issuance costs of $1,704,000. The issuance costs included $1,354,000 of direct incremental costs of the issuance including legal, investment banking commissions, registration fees, as well as the fair value of warrants issued in connection with the financing.

The changes in the redemption value of the Series A Preferred Stock are accreted over the period from the date of issuance to the earliest redemption date (May 24, 2012) using the interest method. The accretion of unpaid dividends and issuance costs for the six months ended June 30, 2007 was $138,315.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 9 - CONDITIONALLY REDEEMABLE, CONVERTIBLE SERIES A PREFERRED STOCK (CONTINUED)

SERIES A PREFERRED STOCK FINANCING (CONTINUED)

FAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" requires an issuer to classify the following instruments as liabilities (or assets in some circumstances): A financial instrument issued in the form of shares that is mandatorily redeemable--that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. Management of the Company has determined the redemption feature of the Series A Preferred Stock has a "condition" to redemption which means it is not mandatorily redeemable and is not within the scope of FAS No. 150 for the first 5 years, and should be treated as "temporary equity," outside of permanent equity and below liabilities and in accordance with EITF Abstracts, Topic D-98, "Classification and Measurement of Redeemable Securities." Under the terms of the Series A Preferred Stock, the holders have the right, but not the obligation to convert their shares into common stock, whether or not registered, and because the redemption is conditional, contingent upon the holder's not exercising its option to convert into common shares, the Series A Preferred Stock does not meet the definition of mandatorily redeemable in accordance with FAS No. 150. Recent guidance from the Commission states the staff will no longer accept liability classification for financial instruments (or host contracts) that meet the conditions for temporary equity classification under ASR 268 and Topic D-98. Consistent with Commission Regulation S-X, Articles 5-02, 7-03, and 9-03, these financial instruments should be classified on the balance sheet between captions for liabilities and shareholder's equity.

WARRANTS

In connection with the Series A Preferred Stock Financing, the Company issued to the investors five-year warrants to purchase an aggregate of 886,363 shares of common stock and issued to its placement agent, B. Riley and Co. Inc. and its assignees, five-year warrants to purchase an aggregate of 385,434 shares of common stock. The warrants issued to the investors and the placement agent and its assignees have an exercise price of $2.42 per share and are exercisable beginning 180 days after May 24, 2007. The Company determined the fair value of the warrants, $350,000, using the Black-Scholes option-pricing model, utilizing a volatility factor of 48%, risk-free interest rate of 4.81%, an expected life of five years and a fair value per share of the Company's common stock of $1.71 on the date issued.

In order to access the accounting treatment of the warrants management analyzed terms of the warrants to determine whether they are within the scope of FAS No. 150, the application of EITF Issue No. 00-19 and whether it met the definition of a derivative under FAS No. 133. A review of the key terms of the warrants includes the following features: (1) exercisable at anytime by the holders at their option, (2) can be exercised into a fixed number of common shares at a fixed price, and (3) can be exercised into registered or un-registered common stock. Management evaluated the application of FAS No. 150 to the warrants and determined the warrants are outside the scope of FAS No. 150. FAS No. 150 indicates FAS No. 133 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Management then considered the application of EITF Issue No. 00-19 and determined the contract permits the Company to settle in registered or unregistered shares of common stock, contains an explicit and fixed number of shares and the Company has sufficient authorized and un-issued shares available to settle the contract after considering all other commitments that may require the issuance of stock during the maximum period the warrants are outstanding.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 9 - CONDITIONALLY REDEEMABLE, CONVERTIBLE SERIES A PREFERRED STOCK (CONTINUED)

BENEFICIAL CONVERSION FEATURE

Management determined there is no beneficial conversion feature related to the Series A Preferred Stock. Consistent with guidance in EITF Issue No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF Issue No. 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," management determined there is no beneficial conversion feature as the fair value of the underlying common stock was less than the contingent conversion price.

NOTE 10 - EQUITY

REPURCHASE OF PREFERRED STOCK

In May 2007, R. H. Strasbaugh repurchased all of its issued and outstanding participating preferred stock owned by Lam Research, Inc. for $3,000,000. The participating preferred stock had a carrying value of $8,595,000 at the repurchase date. The excess of the carrying value over the cash paid at repurchase was recorded to additional paid in capital.

REPURCHASE OF COMMON STOCK

In May 2007, R. H. Strasbaugh repurchased 771,327 shares of outstanding common stock held by Agility for a cash payment of $750,000.

REGISTRATION RIGHTS AGREEMENT

The Company is obligated under a registration rights agreement related to the Series A Preferred Stock Financing to file a registration statement with the Commission, registering for resale shares of common stock underlying the Series A Preferred Stock and shares of common stock underlying investor warrants, issued in connection with the Series A Preferred Stock Financing. The registration obligations require, among other things, that a registration statement be declared effective by the Commission on or before October 6, 2007. If the Company is unable to meet this obligation in accordance with the requirements contained in the registration rights agreement the Company entered into with the investors, then the Company will be required to pay to each investor liquidated damages equal to 1% of the amount paid by the investor for the common shares still owned by the investor on the date of the default and 1% of the amount paid by the investor for the common shares still owned by the investor on each monthly anniversary of the date of the default that occurs prior to the cure of the default. The maximum aggregate liquidated damages payable to any investor will be equal to 10% of the aggregate amount paid by the investor for the shares of the Company's common stock. Accordingly, the maximum aggregate liquidation damages that we would be required to pay under this provision is $1.3 million. Although the Company anticipates that it will be able to meet its registration obligations, the Company also anticipates that it will have sufficient cash available to pay these liquidated damages if required.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 10 - EQUITY (CONTINUED)

REGISTRATION RIGHTS AGREEMENT (CONTINUED)

In accordance with FSP EITF Issue No. 00-19-2, on the date of the private offering the Company reviewed the terms of the registration rights agreements, and as of that date, management believed that the Company would meet all of the required deadlines under the agreement. As a result, the Company has not recorded any liability associated with the registration rights agreement. At June 30, 2007, management cannot reasonably predict whether it is probable that the Company will incur a penalty for failure to perform any of the provisions of the registration rights agreement is remote and, accordingly, has not recorded a loss contingency in accordance with FAS No. 5, "Accounting for Contingencies."

NOTE 11 - INCOME TAXES

The Company estimates its income tax expense for interim periods using an estimated annual effective tax rate. Tax expense for the six months ended June 30, 2007 and 2006 was lower than tax expense calculated at the expected U.S. federal tax rate of 34% mainly as a result of a reduction in the valuation allowance relating to the realization of net operating loss carryforwards. The Company has a valuation allowance covering its deferred tax assets, including its net operating loss carryforwards, because management believes that it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.

The Company has federal and state net operating loss carryforwards of approximately $22,252,000 and $6,853,000, respectively, at June 30, 2007, which will begin to expire in 2019 for federal purposes. Annual utilization of the federal net operating loss carryforward may be limited for federal tax purposes as a result of an Internal Revenue Code Section 382 change in ownership rules. The state net operating loss carryforwards expire at various dates through 2013.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized approximately $0 increase in the liability for unrecognized tax benefits. The amount of unrecognized tax benefits as of January 1, 2007, and June 30, 2007, are $0 and $0, respectively.

Included in the balance at January 1, 2007, are $0 of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to taxing authorities to an earlier period. Also included in the balance at January 1, 2007, are $0 of unrecognized tax benefits that, if recognized, would impact the effective tax rate. The Company expects no adjustment to its amount of unrecognized tax benefits during 2007.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no amount accrued for the payment of interest and penalties at June 30, 2007.

                            STRASBAUGH AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2007


NOTE 12 - RELATED-PARTY ACTIVITY

Through the Company's former affiliation with SCST as a sales representative and former customer, the Company has entered into an agreement to run and maintain a sales office in Tokyo, Japan. The contract began in April 2005 and is effective for five years. In connection with the agreement, SCST paid the Company 83 million yen (approximately $750,000) to operate the office over the contract term. The Company has established a deferred liability and is amortizing the amount on a monthly basis as a reduction of the operating expenses for the sales office. In turn, for every sale originating from the Tokyo office, SCST will receive a commission of 20% of the sale price, not to exceed 83 million yen. There were no commissionable sales in Japan or to SCST during the six months ended June 30, 2007 or 2006, respectively. The Company had accounts receivable from SCST of $0 and $8,000 at June 30, 2007 and 2006, respectively.

NOTE 13 - SUBSEQUENT EVENTS

On September 6, 2007, the Company entered into an Amendment to Loan and Security Agreement with Silicon Valley Bank to extend the term of the Company's then existing credit facility with Silicon Valley Bank from August 18, 2007 to October 16, 2007.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Shareholders of Strasbaugh

We have audited the accompanying balance sheet of Strasbaugh (a California corporation) as of December 31, 2006, and the related statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strasbaugh as of December 31, 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2005.

/S/ WINDES & McCLAUGHRY

Long Beach, California
May 7, 2007


                                       STRASBAUGH

                                     BALANCE SHEET
                                AS OF DECEMBER 31, 2006

                                         ASSETS

                                                                          DECEMBER 31,
                                                                              2006
                                                                          ------------
CURRENT ASSETS
   Cash and cash equivalents                                              $  1,205,007
   Accounts receivable, net of allowance for doubtful accounts               4,251,180
     of $70,000
   Inventories                                                               7,113,784
   Prepaid expenses                                                            337,769
   Short-term deposits                                                          48,024
                                                                          ------------
                                                                            12,955,764
                                                                          ------------

PROPERTY, PLANT, AND EQUIPMENT                                               1,948,967
                                                                          ------------

OTHER ASSETS
   Capitalized intellectual property net of amortization $10,625 in 2006       192,606
   Long-term deposits                                                           88,000
                                                                          ------------
                                                                               280,606
                                                                          ------------
   TOTAL ASSETS                                                           $ 15,185,337
                                                                          ============
                          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of credit                                                         $  2,650,311
   Notes payable, current portion                                            1,685,363
   Accounts payable                                                          1,038,128
   Accrued expenses                                                          2,562,052
   Deferred revenue                                                          1,200,689
                                                                          ------------
                                                                             9,136,543
                                                                          ------------
NONCURRENT LIABILITIES
   Accrued warrant                                                             450,000
                                                                          ------------
                                                                               450,000
                                                                          ------------
COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 10)

SHAREHOLDERS' EQUITY
   Preferred stock                                                           8,594,777
   Common stock                                                                 17,163
   Additional paid-in capital                                               23,408,661
   Accumulated deficit                                                     (26,421,807)
                                                                          ------------
                                                                             5,598,794
                                                                          ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $ 15,185,337
                                                                          ============

            The accompanying notes are an integral part of these statements.

                                         F-26


                                   STRASBAUGH

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                            YEAR ENDED
                                                            DECEMBER 31,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------
REVENUES                                                           (AS RESTATED)

Tools                                               $ 11,268,579   $  7,673,102
Parts and Service                                     11,747,522      8,447,777
                                                    ------------   ------------
NET REVENUES                                          23,016,101     16,120,879
                                                    ------------   ------------

COST OF SALES
Tools                                                  6,441,257      5,863,340
Parts and Service                                      7,970,790      3,887,566
                                                    ------------   ------------
TOTAL COST OF SALES                                   14,412,047      9,750,906
                                                    ------------   ------------
GROSS PROFIT                                           8,604,054      6,369,973
                                                    ------------   ------------
OPERATING EXPENSES
Selling, general and administrative expenses           4,532,787      5,047,747
Research and development                               2,070,689      2,322,000
Loss on sale of property and equipment                        --          8,596
Gain from extinguishment of debt                              --     (1,092,265)
Income from cancellation of liabilities                       --       (100,236)
Income from cancellation of accrued royalties                 --       (379,178)
                                                    ------------   ------------
                                                       6,603,476      5,806,664
                                                    ------------   ------------
INCOME FROM OPERATIONS                                 2,000,578        563,309
                                                    ------------   ------------
OTHER INCOME (EXPENSE)
Rental income                                            163,763        116,923
Interest income                                              527            902
Interest expense                                        (840,787)      (490,920)
Other (expense) income, net                              (77,197)       (46,383)
                                                    ------------   ------------
                                                        (753,694)      (419,478)
                                                    ------------   ------------
INCOME BEFORE PROVISION FOR INCOME TAXES               1,246,884        143,831

PROVISION FOR INCOME TAXES                                78,500         29,015
                                                    ------------   ------------
NET INCOME                                          $  1,168,384   $    114,816
                                                    ============   ============
NET INCOME PER COMMON SHARE
Basic                                               $       0.08   $       0.01
                                                    ============   ============
Diluted                                             $       0.06   $       0.01
                                                    ============   ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic                                                 13,992,828     13,992,828
                                                    ============   ============
Diluted                                               18,572,556     18,572,556
                                                    ============   ============

        The accompanying notes are an integral part of these statements.

                                      F-27



                                                             STRASBAUGH

                                            STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                           FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                     PREFERRED STOCK                COMMON STOCK          ADDITIONAL
                              ---------------------------   ---------------------------     PAID-IN     ACCUMULTED
                                 SHARES         AMOUNT         SHARES         AMOUNT        CAPITAL       DEFICIT         TOTAL
                              ------------   ------------   ------------   ------------   ------------  ------------   ------------
BALANCE, JANUARY 1, 2005         4,087,980   $  8,594,777     16,351,868   $     20,057   $ 23,400,789  $(27,705,007)  $  4,310,616

Repurchase of common stock                                    (2,333,205)        (2,862)           862                       (2,000)

Cancellation of common stock                                    (797,162)          (978)           295                         (683)

Issuance of common stock                                         771,327            946           (285)                         661

Net income (as restated)                                                                                     114,816        114,816
                              ------------   ------------   ------------   ------------   ------------  ------------   ------------
BALANCE, DECEMBER 31, 2005       4,087,980      8,594,777     13,992,828         17,163     23,401,661   (27,590,191)     4,423,410

Stock compensation expense                                                                       7,000                        7,000

Net income                                                                                                 1,168,384      1,168,384
                              ------------   ------------   ------------   ------------   ------------  ------------   ------------
BALANCE, DECEMBER 31, 2006       4,087,980   $  8,594,777     13,992,828   $     17,163   $ 23,408,661  $(26,421,807)  $  5,598,794
                              ============   ============   ============   ============   ============  ============   ============



                         The accompanying notes are an integral part of these statements.

                                                                F-28


                                       STRASBAUGH

                                STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                  FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                              -------------------------
                                                                 2006           2005
                                                              -----------   -----------
                                                                            (AS RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $ 1,168,384   $   114,816
   Adjustments to reconcile net income
    to net cash from operating activities:
     Depreciation and amortization                                373,208       485,470
     Loss on sale of property and equipment                            --         8,596
     Noncash gain from extinguishment of debt                          --    (1,092,265)
     Noncash income from cancellation of liabilities                   --      (100,236)
     Noncash income from cancellation of accrued royalties             --      (379,178)
     Noncash interest expense                                     216,275        61,545
     Noncash stock compensation expense                             7,000            --
     Changes in assets and liabilities:
       Accounts receivable                                       (795,541)    1,303,603
       Inventories                                             (1,284,995)    1,496,846
       Prepaid expenses                                          (148,943)      (62,099)
       Short-term deposits                                             --       (48,024)
       Other assets                                               (68,728)      (19,272)
       Accounts payable                                           390,126    (1,650,819)
       Accrued expenses                                           458,531       507,360
       Deferred revenue                                           477,503       476,916
       Accrued warrant                                             52,002         7,014
                                                              -----------   -----------
         Net Cash Provided By Operating Activities                844,822     1,110,273
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                            (119,971)      (81,653)
   Capitalized cost for intellectual property                    (203,231)
   Proceeds from sale of property and equipment                                     200
                                                              -----------   -----------
         Net Cash Used In Investing Activities                   (323,202)      (81,453)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in line of credit                                   499,073      (809,973)
   Repayment of notes payable                                    (746,444)     (327,303)
   Borrowings on notes payable                                    250,000       389,000
   Repurchase of common stock                                                    (2,000)
                                                              -----------   -----------
         Net Cash Provided By (Used In) Financing Activities        2,629      (750,276)
                                                              -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS                           524,249       278,544

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      680,758       402,214
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $ 1,205,007   $   680,758
                                                              ===========   ===========
CASH PAID FOR
   Interest                                                   $   572,510   $   447,279
                                                              ===========   ===========
   Income taxes                                               $    78,700   $    29,015
                                                              ===========   ===========

            The accompanying notes are an integral part of these statements.

                                          F-29

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are in conformity with accounting principles generally accepted in the United States of America. Such policies are consistently followed by Strasbaugh, a California corporation (the "Company"), in preparation of its financial statements.

DESCRIPTION OF BUSINESS

The Company designs and manufactures precision surfacing systems and solutions for the global semiconductor, electronics, precision optics, and aerospace industries. Products are sold to customers throughout the United States, Europe, and Asia and Pacific Rim countries.

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates, and those differences could be material.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that subject the Company to credit risk consist primarily of cash and trade accounts receivable. With regard to cash and cash equivalents, we maintain our excess cash balances in checking and money market accounts at high-credit quality financial institution(s). We have not experienced any losses in any of the short-term investment instruments we have used for excess cash balances. We do not require collateral on our trade receivables. Historically, we have not suffered significant losses with respect to trade accounts receivable.

The Company sells its products on credit terms, performs ongoing credit evaluations of its customers, and maintains an allowance for potential credit losses. During the years ended December 31, 2006 and 2005, the Company's top 10 customers accounted for 64% and 66% of net sales, respectively. Sales to major customers (over 10%) as a percentage of net sales were 29.9% and 34.5% for the years ended December 31, 2006 and 2005, respectively.

A decision by a significant customer to substantially decrease or delay purchases from the Company, or the Company's inability to collect receivables from these customers, could have a material adverse effect on the Company's financial condition and results of operations. As of December 31, 2006 and 2005, the amount due from the major customers (over 10%) discussed above represented 20.4% and 16.2%, respectively, of total accounts receivable.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRODUCT WARRANTIES

The Company provides limited warranty for the replacement or repair of defective product at no cost to its customers within a specified time period after the sale. The Company makes no other guarantees or warranties, expressed or implied, of any nature whatsoever as to the goods including without limitation, warranties to merchantability, fit for a particular purpose or non-infringement of patent or the like unless agreed upon in writing. The Company estimates the costs that may be incurred under its limited warranty and reserve based on actual historical warranty claims coupled with an analysis of unfulfilled claims at the balance sheet date. Warranty claims costs are not material given the nature of the Company's products and services which normally result in repairs and returns in the same accounting period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments approximate their fair values. The carrying values of cash, receivables, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments. The carrying values of the line of credit and notes payable approximate fair value because the interest rates on these instruments approximate market interest rates currently available to the Company.

SEGMENT INFORMATION

The Company's results of operations for the years ended December 31, 2006 and 2005, represent a single segment referred to as global semiconductor, electronics, precision optics, and aerospace industries. Export sales represent approximately 35% and 39% of sales for the years ended December 31, 2006 and 2005, respectively.

The geographic breakdown of the Company's sales was as follows:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                        -----------------------
                                                           2006         2005
                                                        ----------   ----------
        United States                                       65%          61%
        Europe                                               8%           4%
        Asia and Pacific Rim countries                      27%          35%

The geographic breakdown of the Company's accounts receivable was as follows:

                                                               DECEMBER 31, 2006
                                                               -----------------
        United States                                                 58%
        Europe                                                        14%
        Asia and Pacific Rim countries                                28%

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

At December 31, 2006 and throughout the year, the Company maintained cash balances in excess of federally insured limits.

ACCOUNTS RECEIVABLE

Accounts receivable are due from companies operating primarily in the global semiconductor, electronics, precision optics, and aerospace industries located throughout the United States, Europe, and Asia and Pacific Rim countries. Credit is extended to both domestic and international customers based on an evaluation of the customer's financial condition, and, generally collateral is usually not required. For international customers, additional evaluation steps are performed, where required, and more stringent terms, such as letters of credit, are used as necessary.

The Company estimates an allowance for uncollectible accounts receivable. The allowance for probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations, the Company records a specific allowance for doubtful accounts against amounts due, to reduce the net recognized receivable to the amount it reasonably believes will be collected. Management believes that the allowance for doubtful accounts at December 31, 2006 and 2005 is reasonably stated.

INVENTORIES

Inventories are maintained on the first-in, first-out method and are stated at the lower of cost or market based on the lower of replacement cost or net realizable value. Costs include material, labor and overhead required in the warehousing and production of the Company's products. Inventory reserves are maintained for the estimated value of the inventory that may have a lower value than stated or quantities in excess of estimated future production needs.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment items are stated at cost, less accumulated depreciation. Additions, improvements, and major renewals are capitalized, while maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations. Depreciation is computed principally using straight-line and accelerated methods over their estimated useful lives of three to thirty years. Amortization of leasehold improvements is computed using straight-line and accelerated methods over the shorter of the terms of the leases or their estimated useful lives. Periodically, the Company may transfer a completed tool from inventory to property, plant and equipment for use as a laboratory tool, or for customer demonstration purposes. The tools are transferred at net cost and then depreciated over its estimated useful life. If the tool is subsequently sold to an end user, it may be transferred back to inventory at net book value and shipped to that customer.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTELLECTUAL PROPERTY

During the year ended December 31, 2006, the Company changed its policy of expensing direct legal costs associated with the application and successful defense of patents as incurred, and began capitalizing those costs. These costs will be expensed over the life of the patents, not to exceed 15 years. Approximately $203,000 of such costs was capitalized in the year ended December 31, 2006. Amortization expense for these patent costs totaled $10,625 during the year ended December 31, 2006. The Company capitalized $203,231 of intellectual property during the year ended December 31, 2006.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Management has evaluated its long-lived assets and has not identified any impairment at December 31, 2006 and 2005.

DEFERRED REVENUE

Deferred revenue represents service contract revenue which is deferred and recognized ratably over the life of the service contract, which is generally one year.

REVENUE RECOGNITION

The Company derives revenues principally from the sale of tools, parts and services. The Company has evaluated its revenue recognition under Emerging Issues Task Force ("EITF") Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, and determined that its components of revenue are separate units of accounting. Each unit has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of each unit, and there is no right to cancel, return or refuse an order. Since each component is a separate unit of accounting pursuant to EITF Issue No. 00-21, the Company recognizes its revenue pursuant to Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." Under SAB No. 104, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement, such as a purchase order, exists, (ii) delivery has occurred or services have been rendered, (iii) our price to the customer is fixed or determinable, and
(iv) collection is reasonably assured.

The Company's revenue recognition policies for its specific units of accounting are as follows:

      o Tools - The Company recognizes revenue once a customer has visited the plant, signed off on the tool and the tool is completed and shipped. A provision for the estimated future cost of warranty is recorded when revenue is recognized.

      o     Parts - The Company recognizes revenue when the parts are shipped.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

      o Service - Revenue from maintenance contracts is deferred and recognized over the life of the contract, which is generally one to three years. Maintenance contracts are separate components of revenue and not bundled with our tools. If a customer does not have a maintenance contract, then the customer is billed for time and material and the Company recognizes revenue the after the service has been completed.

      o Installation - The Company does not charge for installation as it is an inconsequential or perfunctory obligation and not considered a separate element of the sales contract.

      o Upgrades - The Company offers a suite of products known as "Enhancements" which are generally upgrades of existing Strasbaugh and non-Strasbaugh tools. These enhancements are not required for the tools to function and are not part of the original contract. The Company recognizes revenue once these upgrades and enhancements are complete.

      o Right of Return and/or Cancellation - The Company's tool sales have no right of return, or cancellation rights. Tools are typically modified to some degree to fit the needs of the customer and, therefore, once a purchase order has been accepted by the Company and the manufacturing process has begun, there is no right to cancel, return or refuse the order.

      o Non-refundable fees - Generally, the Company obtains a non-refundable down-payment from the customer. These fees are deferred and recognized as the tool is shipped in accordance with the policy for revenue recognition under tool sales discussed above.

RESEARCH AND DEVELOPMENT

Costs related to designing and developing new products are expensed as research and product development expenses as incurred. Research and development expenses totaled approximately $2,071,000 and $2,322,000 for the years ended December 31, 2006 and 2005, respectively.

SHIPPING COSTS

During the years ended December 31, 2006 and 2005, freight and handling amounts incurred by the Company totaled approximately $60,000 and $73,000, respectively. These amounts were included in selling, general and administrative expenses. Of these amounts, the Company billed its customers approximately $15,000 and $43,000, respectively. Due to the immaterial nature of these amounts, the Company offsets those amounts incurred in selling, general, administrative expenses.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

Historically the Company's stock-based compensation was accounted for using the intrinsic value method, under which no compensation expense is recognized when the exercise price of the employee's stock option equals or exceeds the market price of the underlying stock on the date of grant. Required pro forma information has been presented under the fair value method using a Black-Scholes option-pricing model pursuant to Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment," ("SFAS No. 123(R)"), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and amends SFAS No. 95, "Statement of Cash Flows." Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum-value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company's stock, implied volatilities from traded options on the company's stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by the Company as of January 1, 2006. As the Company was using the intrinsic-value accounting for stock based compensation pursuant to Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," the adoption of SFAS No. 123(R) was made using the prospective method. Under the prospective application, the cost of new awards and awards modified, if any, repurchased or cancelled after the required effective date will be recognized as the requisite service is rendered on or after the required effective date.

Although the Company had previously recorded stock compensation expense under the intrinsic-value method, the adoption of SFAS No. 123(R) did not have any impact on the Company's results of operations, income taxes or earnings per share as all previous options were fully vested.

DETACHABLE STOCK WARRANTS

The Company accounts for detachable stock warrants under EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," and Accounting Principles Board ("APB") No. 14, "Accounting for Convertible Debt Issued with Stock Purchase Warrants."

Original issue discounts are recorded as deferred charges and are amortized to interest expense over the term of the associated debt instrument using the effective-interest method.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSACTIONS

The accounts of the Company are maintained in U.S. dollars. Transactions denominated in foreign currencies are recorded at the rate of exchange in effect on the dates of the transactions. Balances payable in foreign currencies are translated at the current rate of exchange when settled.

EARNINGS PER SHARE

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of outstanding common shares for the period. Diluted net income per share is computed by using the treasury stock method and dividing net income available to common stockholders, plus the effect of assumed conversions (if applicable), by the weighted-average number of outstanding common shares after giving effect to all potential dilutive common stock, including options, warrants, common stock subject to repurchase, and convertible preferred stock, if any.

Reconciliations of the numerator and denominator used in the calculation of basic net income per common share are as follows:

                                                             FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                          -------------------------
                                                             2006          2005
                                                          -----------   -----------
Numerator:
  Net income                                              $ 1,168,384   $   114,816
  Preferred stock accretion                                        --            --
  Preferred stock dividend                                         --            --
                                                          -----------   -----------
  Net income available to common shareholders - basic       1,168,384       114,816
  Adjustment to net income for assumed conversions             52,002         7,014
                                                          -----------   -----------
  Net income available to common shareholders - diluted   $ 1,220,386   $   121,830
                                                          ===========   ===========
Denominator:
  Shares outstanding, beginning                            13,992,828    13,992,828
  Weighted-average shares issued                                   --            --
                                                          -----------   -----------
  Weighted-average shares outstanding - basic              13,992,828    13,992,828
  Effect of dilutive securities
     Preferred stock (Note 11)                              4,087,980     4,087,980
     Warrant (Note 7)                                         491,748       491,748
                                                          -----------   -----------
                                                            4,579,728     4,579,728
                                                          -----------   -----------
       Weighted-average shares outstanding - diluted       18,572,556    18,572,556
                                                          ===========   ===========

Stock options to purchase approximately 843,886 and 845,336 shares of common stock as of December 31, 2006 and 2005, respectively, were outstanding but not included in the computation of diluted earnings per common share because the option exercise price was greater than the average market price of the common stock and, therefore, the effect on dilutive earnings per common share would have been anti-dilutive.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES AND DEFERRED INCOME TAXES

Income taxes are provided for the effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and income tax reporting. Deferred taxes are classified as current or noncurrent depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent, depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial position, cash flows, and results of operations.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF Issue No. 00-19-2, "Accounting for Registration Payment Arrangements." This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "Accounting for Contingencies." The adoption of FSP EITF Issue No. 00-19-2 is not expected to have a material effect on the Company's financial position, cash flows, or results of operations.

In September 2006, the Securities and Exchange Commission issued SAB No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements," which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 is effective for the Company's fiscal year ended December 31, 2006. The adoption of SAB No. 108 has not had a material impact on the Company's financial position, cash flows, or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact that SFAS No. 157 may have on its financial position, cash flows, and results of operations.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In July 2006, the FASB released FASB Interpretation No. 48 ("FIN 48") "Accounting for Uncertainty in Income Taxes." FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company's tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the "more-likely-than-not" threshold would be booked as a tax expense in the current year and recognized as: a liability for unrecognized tax benefits; a reduction of an income tax refund receivable; a reduction of deferred tax asset; an increase in deferred tax liability; or a combination thereof. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. At this time, management is evaluating the implication of FIN 48, and its impact on the financial statements has not yet been determined.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This Statement is effective for the Company for all financial instruments acquired or issued after July 1, 2007. The adoption of SFAS No. 155 is not expected to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

RECLASSIFICATIONS

Certain reclassifications have been made in the prior year financial statements to conform to the current year's presentation.

NOTE 2 - MANAGEMENT'S PLANS

The Company has an accumulated deficit of approximately $26,422,000 at December 31, 2006. The Company has invested substantial resources in product development, which has negatively impacted its cost structure and contributed to a significant portion of its recent losses.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 2 - MANAGEMENT'S PLANS (CONTINUED)

Management's plans with respect to these matters include efforts to increase revenues through the sale of existing products and new technology, continuing to reduce certain operating expenses, and potentially re-financing its long-term debt and/or raising additional capital. Management believes that the Company's current backlog and working capital is sufficient to maintain operations in the near term and that product development can be reduced or curtailed in the future to further manage cash expenditures. Potential sources of additional financing include the issuance of notes payable, the sale of equity securities and/or the sale and/or licensing of certain technology. There are no assurances that the Company will achieve profitable operations in the future or that additional capital will be raised or obtained by the Company if cash generated from operations is insufficient to pay current liabilities.

NOTE 3 - INVENTORIES

Inventories consist of the following:

                                                               DECEMBER 31, 2006
                                                               -----------------
        Raw materials                                            $   6,180,899
        Work-in-process                                              3,918,477
        Finished goods                                                  81,470
                                                                 -------------
                                                                    10,180,846
        Inventory Reserves                                          (3,067,062)
                                                                 -------------
                                                                 $   7,113,784
                                                                 =============

NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

                                                               DECEMBER 31, 2006
                                                               -----------------
        Buildings and improvements                               $   2,197,849
        Shop and lab equipment                                       5,688,941
        Transportation equipment                                       165,501
        Furniture and fixtures                                       1,111,227
        Computer equipment                                           2,308,137
                                                                 -------------
                                                                    11,471,655
        Less: accumulated depreciation and amortization              9,522,688
                                                                 -------------
                                                                 $   1,948,967
                                                                 =============

During the year ended December 31, 2006, the Company transferred approximately $9,000 of shop and lab equipment and computer equipment from inventory to property and equipment. During the year ended December 31, 2005, the Company transferred approximately $197,000 of shop and lab equipment and computer equipment to inventory for resale. Depreciation expense totaled approximately $363,000 and $485,000 for the years ended December 31, 2006 and 2005, respectively.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 5 - LINE OF CREDIT

In November 2006, the Company renewed its line of credit agreement ("Loan Agreement") and guaranty agreement ("Exim Agreement") with a bank through February 2007. The agreements are secured by substantially all of the Company's assets. The borrowing amount under the agreements is based on eligible accounts receivable. The agreements allow the Company to borrow up to $3 million at the prime rate (8.25% at December 31, 2006) plus 3.5% under the Loan Agreement and $500,000 at the prime rate plus 4% under the Exim Agreement. In addition, the Company must pay the bank an administrative fee of 0.5% of the face amount of each receivable when first financed under both of the agreements. Both agreements include affirmative, negative and financial covenants. The notes payable to the majority stockholder are subordinated in connection with these agreements. (See Note 6.) In February 2007, the Company renewed the agreements through April 18, 2007. Subsequent to year-end, the Company renewed the agreements through May 18, 2007.

NOTE 6 - NOTES PAYABLE

Notes payable consists of the following:
                                                               DECEMBER 31, 2006
                                                               -----------------

Note payable to Agility Capital, LLC, secured by
substantially all of the Company's assets, payable in
monthly installments of $55,000 including interest
at 12%, lump-sum payment of $150,000 due March 1, 2007,
and remaining balance due September 2007 (amount due of
$1,076,727 less unamortized discount allocated to warrant
issued totaling $113,164)                                        $     963,563

Subordinated unsecured note payable to majority  stockholder, payable in monthly interest-only payments at the prime rate
plus 1%, was due February 2007 and subsequently extended
until June 2007                                                        721,800
                                                                 -------------
                                                                     1,685,363
Less:  current portion                                               1,685,363
                                                                 -------------
Noncurrent portion                                               $          --
                                                                 =============

During the year ended December 31, 2005, the Company entered a settlement agreement with several of its previous lenders, Comdisco and a credit association, and obtained financing from a new institution, Agility Capital ("Agility"). The Company borrowed $1,650,000 from Agility, of which $1,186,000 was paid directly by Agility to Comdisco and the credit association based on the settlement agreement. The remainder consisted of a loan fee of $75,000 and cash for operations of $389,000.

According to EITF Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," an exchange of debt instruments with substantially different terms is an "extinguishment" and pursuant to SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," any resulting gain or loss must be recognized on the transaction. Because the new debt had substantially different terms, the Company recorded a gain from the extinguishment totaling approximately $1,092,000. Of this amount, approximately $894,000 represented the difference between the carrying amount of various notes payable and the amount paid, and $273,000 represented accrued expenses that were forgiven, net of a $75,000 loan fee for the new debt.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 6 - NOTES PAYABLE (CONTINUED)

In connection with the exchange of debt instruments, the Company cancelled 797,162 shares of common stock held by the credit association and issued 771,327 shares to Agility (Note 11). The Company also issued Agility a warrant (Note 7). The fair value of the warrant has been allocated as a discount to the new debt. The values for each security were determined separately, based on their values at the time of issuance, and the debt discount was computed by comparing the value attributed to the debt securities with the face value of the debt. The discount was initially recorded at its fair value of $390,984. Amortization of the discount totaled $216,275 and $61,545 for the years ended December 31, 2006 and 2005, respectively.

In addition, as discussed in Note 12, the Company cancelled various notes payable to unsecured creditors totaling $100,236 during the year ended December 31, 2005.

Maturities of notes payable are as follows as of December 31, 2006:

        YEAR ENDING
        DECEMBER 31,
        ------------
        2007                                   $   1,685,363
                                               =============

NOTE 7 - STOCK WARRANT

As a condition for obtaining financing (Note 6), the Company issued Agility a warrant to purchase up to 4.1% of the Company's equity on a fully diluted basis at $0.01 per share. If the Company had repaid the note payable prior to June 17, 2006, the warrant would have decreased to 2.1% of the Company's equity on a fully diluted basis. The agreement also allowed the Company to call the warrant for $225,000 on or before June 17, 2006, which was not done. If the Company has not received at least $5 million of net proceeds from the sale or issuance of its equity securities on or before September 16, 2007, Agility may require the Company to purchase the warrant in cash for $450,000. The shares underlying the warrant vested upon issuance and the warrant expires September 2017.

The Company has accounted for this warrant under EITF Issue No. 00-19 and APB No. 14. As such, the Company has classified this warrant as a liability. The warrant was initially recorded at its fair value of $390,984, discounted using the prime rate over its estimated life considering the various put and call options, as a liability and a discount to the new debt (Note 6).

The warrant is carried at its estimated fair value. As of December 31, 2005, the carrying amount of the warrant totaled approximately $397,998 and was included in noncurrent accrued expenses. The change in the fair value of the warrant during the years ended December 31, 2006 and 2005 totaling $52,002 and $7,014, respectively, were included in other expenses.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 8 - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

As of December 31, 2004, the Company was committed under a lease for its manufacturing and sales facility, which is owned by the chairman of the Company, who is the majority stockholder, and his former spouse. This 15-year lease agreement commenced on May 1, 1990 and ended on April 30, 2005. Under the original terms of the lease, the Company paid monthly lease payments and was liable for all property taxes, insurance, repairs, and maintenance. The lease also provided for periodic adjustments in minimum lease payments based upon the CPI.

Effective May 1, 2005, the Company exercised the holdover provision within the lease agreement for its manufacturing and sales facility when it did not elect to execute an automatic five-year extension but remained in possession of the premises. The holdover provision within the lease agreement allows the Company to remain the tenant on a month-to-month basis under the terms that existed at the end of the original lease term, as defined. The holdover provision remains valid as long as the Company remains in possession and makes timely monthly rent payments.

Lease expense under the Company's operating leases for facilities totaled approximately $1,020,000 and $1,022,000 for the years ended December 31, 2006 and 2005, respectively, of which approximately $1,000,000 and $956,000, respectively, was related to the stockholder lease. Sublease income totaled approximately $164,000 and $117,000 for the years ended December 31, 2006 and 2005, respectively.

The Company leases a postal mailing system under a noncancelable operating lease, which expires in December 2008. The Company also leases a sales facility in Tokyo, Japan, through April 2007. In April 2007, the Company extended the lease on a month-to-month basis. The following is a schedule by years of future minimum payments required under these operating leases with unrelated third parties that have a term in excess of one year as of December 31, 2006:

                  YEAR ENDING
                 DECEMBER 31,
                 ------------

                 2007                                   $      27,471
                 2008                                           6,346
                 2009                                           3,000
                                                        -------------
                                                        $      36,817
                                                        =============

SUBLEASE AGREEMENT

In March 2005, the Company entered into a sublease agreement with a previously unrelated third party to lease approximately 9,000 square feet of office space and 11,200 square feet of warehouse space. The lease commenced in April 2005 and terminates in March 2008. The rent under the sublease totals $16,220 per month through March 31, 2006, $16,707 per month through March 31, 2007, and $17,208 through March 31, 2008. The sublease also includes an option to extend for three years. The Company is required to pay the majority of the applicable operating expenses, except for certain telecommunications services, as defined. The Company agreed to release the tenant and the sublease was terminated in November 2006.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION

During the year ended December 31, 2006, the Company entered into a legal dispute with the co-landlord of its current facility, who is the former spouse of the major stockholder, regarding the Company's potential liability for capital repairs. The Company is presently unable to evaluate the likelihood of an unfavorable result in this dispute or the range of potential loss. However, management intends to vigorously defend against this case and believes that all of its defenses are meritorious.

On or about August 15, 2006, John Rzezuski filed a complaint in the Commonwealth of Massachusetts Superior Court against R. H. Strasbaugh alleging negligence and breach of implied warranty. Mr. Rzezuski alleges that he was injured while using a product we designed, manufactured and sold to Mr. Rzezuski's employer. Mr. Rzezuski demands a judgment in an amount sufficient to compensate him for his losses and damages but does not allege with specificity his injuries or the relief sought. As of the date of these financial statements, management is unable to reasonably estimate a potential range of loss and, further, believes that the possibility of any payment is remote. The Company's insurance carrier has assumed the defense of this action.

The Company is subject to various lawsuits and claims with respect to such matters as product liabilities, employment matters and other actions arising out of the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of Company counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the financial condition or results of operations.

NOTE 9 - PROFIT SHARING PLAN

The Company's profit sharing plan covers substantially all employees and includes a savings plan under Section 401(k) of the Internal Revenue Code. The plan allows participants to make pre-tax contributions from 1% to 15% of their annual compensation, subject to maximum annual limits as established by the Internal Revenue Service. The Company made matching contributions totaling approximately $59,000 and $88,000 for the years ended December 31, 2006 and 2005, respectively. The Company's board of directors may also elect to make additional discretionary contributions. There were no additional discretionary contributions made during the years ended December 31, 2006 and 2005.

NOTE 10 - STOCK COMPENSATION PLANS

STOCK-BASED COMPENSATION PLANS

As of January 1, 2006, the Company adopted SFAS No. 123(R), "Share-Based Payment," which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values, ratably over the requisite service period of the award. Net income will be reduced as a result of the recognition of the fair value of all newly issued stock options, which is contingent upon the number of future options granted and other variables. SFAS 123(R) supersedes the Company's previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 10 - STOCK COMPENSATION PLANS (CONTINUED)

STOCK-BASED COMPENSATION PLANS (CONTINUED)

The Company adopted SFAS No. 123(R) using the prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year ending December 31, 2006. The Company's audited Financial Statements as of and for the twelve months ended December 31, 2006 reflect the impact of SFAS No. 123(R). In accordance with the prospective transition method, the Company's audited financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS No. 123(R).

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Generally, no compensation expense was recognized by the Company in its financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of our stock, as of the grant date, is equal to or less than the amount an employee must pay to acquire the stock. The Company would have recognized compensation expense in situations where the fair value of our common stock on the grant date was greater than the amount an employee must pay to acquire the stock.

1998 AMENDED RESTATED STOCK OPTION PLAN

Under the Company's 1998 Amended Restated Stock Option Plan (the "1998 Plan"), as amended, 1,400,000 shares of the Company's common stock are available for issuance, pursuant to which employees are eligible to receive stock options. The 1998 Plan is administered by the Board of Directors (the "Board"). No compensation expense has been recorded in the accompanying consolidated financial statements related to the 1998 Plan.

The status of the 1998 Plan is summarized below:

                                                                                    INTRINSIC
                                                      SHARES       AVERAGE PRICE      VALUE
                                                   -----------     -------------    ----------

       Outstanding at January 1, 2005                 715,514          $3.21        $    0.00
       Forfeited                                     (419,044)         $1.58        $    0.00
                                                   ----------
       Outstanding at December 31, 2005               296,470          $5.50        $    0.00
       Forfeited                                       (1,450)         $5.50        $    0.00
                                                   ----------
       Outstanding at December 31, 2006               295,020          $5.50        $    0.00
                                                   ==========
       Exercisable at December 31, 2006               295,020          $5.50        $    0.00
                                                   ===========

The remaining options under the 1998 Plan expire in 2008.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 10 - STOCK COMPENSATION PLANS (CONTINUED)

2000 STOCK OPTION AGREEMENT

During 2000, the board granted options to purchase 1,646,557 shares of common stock at an exercise price of $.07 per share to four vice presidents. The options are subject to a number of restrictions as defined in the agreement, including a buy-sell provision with the Company. The options expire ten years from the date of issuance and automatically cancel 30 days after termination, as defined in the agreements.

The status of the options under this plan is summarized below:

                                                                                    INTRINSIC
                                                      SHARES       AVERAGE PRICE      VALUE
                                                   -----------     -------------    ----------
       Outstanding at January 1, 2005                 548,866         $ 0.07        $    0.00
       Forfeited                                           --
                                                   ----------
       Outstanding at December 31, 2005               548,866         $ 0.07        $    0.00
       Forfeited                                           --
                                                   ----------
       Outstanding at December 31, 2006               548,866         $ 0.07        $    0.00
                                                   ==========
       Exercisable at December 31, 2006               548,866         $ 0.07        $    0.00
                                                   ==========

The remaining 548,866 options outstanding as of December 31, 2005 expired on January 31, 2006. On April 10, 2006, the board of directors approved the re-granting of these options with a revised expiration date of December 31, 2007 and immediate vesting resulting in $7,000 of total compensation expense. In accordance with SFAS No. 123(R), this re-grant is treated a new issuance effective on that date.

During the year ended December 31, 2006, there was $7,000 of total compensation expense related to vested share-based compensation arrangements granted under the Plan (relating to the effect of SFAS No. 123R and APB 25).

The Company used the Black-Scholes option-pricing model to value option grants and determine the related compensation expense under the fair-value method. The assumptions used in calculating the fair value of stock-based payment awards represent management's best estimates.

The following table provides the assumptions used in determining the fair value of the share-based awards for the year ended 2006.

                                                                      APRIL 10,
       GRANT/MODIFICATION DATE                                          2006
                                                                   -------------
       Stock price                                                 $        0.07
       Exercise price                                              $        0.07
       Expected life                                                  1.75 years
       Risk-free interest rate                                              4.6%
       Volatility                                                          55.0%
       Forfeiture rate                                                      0.0%
       Expected dividend yield                                              0.0%
       Grant/modification date fair value                          $        0.01

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 10 - STOCK COMPENSATION PLANS (CONTINUED)

The expected term of the options granted was determined based upon review of the period that the Company's share-based awards are expected to be outstanding and is estimated based on historical experience of similar awards, giving consideration to the contractual term of the awards, vesting schedules, and expectations of employee exercise behavior.

The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life.

The Company estimates expected volatility based on that of the Company's publicly traded peer companies and expects to continue to do so until such time as the Company has adequate historical data from our traded share price. Management believes that the historical volatility of the Company's stock price does not best represent the expected volatility of the stock price. The Company has historically been a private company and, therefore, lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly-traded peer companies to determine volatility in the future until such time that sufficient information regarding the volatility of our share price becomes available, or that the selected companies are no longer suitable for this purpose.

2000 STOCK OPTION AGREEMENT

SFAS No. 123(R) also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options with the adoption of SFAS No. 123(R). In developing a forfeiture rate estimate, the Company considered its historical experience, its growing employee base, and the limited liquidity of its common stock. Forfeitures are considered separately for managers and employees. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods. Prior to the adoption of SFAS No. 123(R), forfeitures were recorded as they occurred.

Compensation expense related to the adoption of SFAS 123(R) amounted to $7,000, which is included in the statement of income for the twelve months ended December 31, 2006, and is based on awards ultimately expected to vest and reflects an estimate of awards that will be forfeited.

NOTE 11 - STOCKHOLDERS' EQUITY

COMMON STOCK

The Company is authorized to issue up to 50,000,000 shares of common stock, no par value, of which 13,992,828 were outstanding as of December 31, 2006 and 2005. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of common stock are also entitled to ratably receive dividends declared by the board out of legally available funds. The holders of common stock have no rights to convert their common stock into any other securities.

During the year ended December 31, 2005, the Company repurchased 2,333,205 shares of common stock from the principals of Dalton Partners for $2,000. The difference between the deemed par value of the common stock of $0.001226 per share and the purchase price of $0.008572 per share totaling $862 was credited to additional paid-in capital.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 11 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK (CONTINUED)

In connection with the exchange of debt instruments (Note 6), the Company cancelled 797,162 shares of common stock held by the credit association and issued 771,327 shares to Agility. The Company used the deemed fair value of $0.008572 per share. The difference between the deemed fair value and the deemed par value of the common stock was credited to additional paid-in capital.

During 2000, the Company voluntarily formed a Committee of Unsecured Creditors of Strasbaugh (the Creditor's Committee) to facilitate the repayment of its unsecured debt. The resulting agreement includes an anti-dilution provision with respect to certain issuances of the Company's stock, as defined in the agreement. No stock was issued to the Creditor's Committee during the years ended December 31, 2006 and 2005.

PREFERRED STOCK

The Company is authorized to issue up to 5,769,736 shares of Series A preferred stock, no par value, of which 4,087,980 shares are issued to one investor. The holder of Series A preferred stock is entitled to receive dividends out of legally available funds, if declared by the board, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of 8% per share per annum. Each share of Series A preferred stock is convertible to common stock on a one-to-one basis, at the option of the holder, into such number of shares as defined in the agreement. The holder of each share of Series A preferred stock has full voting rights to one vote for each share of common stock into which each share of preferred stock could be converted.

This agreement also includes an anti-dilution provision with respect to certain issuances of the Company's stock, as defined in the agreement, which is in the control of the Company. No preferred stock was issued during the years ended December 31, 2006 and 2005.

NOTE 12 - CANCELLATION OF LIABILITIES

During the year ended December 31, 2005, the Company cancelled various notes payable to unsecured creditors of $100,236 and accrued royalties of $379,178. These liabilities represented claims from unsecured creditors from 1998 through 2001 resulting from the balance of claims against the Company prior to its restructuring and extended work-out arrangement made during 2001. Many of these unsecured creditors have ceased to exist and no claims have been put to the Company since 2001.

Pursuant to SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities a Replacement of FASB Statement 125," the Company can derecognize a liability if and only if it has been extinguished. A liability is considered to be extinguished if either of the following conditions has been met: (1) the debtor pays the creditor and is relieved of its obligation for the liability (paying the creditor includes delivery of cash, other financial assets, good, or services or reacquisition by the debtor of its outstanding debt securities whether the securities are canceled or held as so-called treasury bonds) and, (2) the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. The Company derecognized these liabilities because the statute of limitations had expired and, as such, these amounts were no longer valid legal claim against the Company. The statute of limitations for unsecured creditors in California is four years.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 13 - INCOME TAXES

The provision for income taxes consists of the following:

                                                        FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                   ----------------------------
                                                      2006             2005
                                                   ------------    ------------
       Current:
             Federal                               $     16,300    $      2,165
             State                                        6,200              --
             Foreign                                     56,000          26,850
                                                   ------------    ------------
                                                         78,500          29,015
                                                   ------------    ------------
       Deferred:
             Federal                                         --             --
             State                                           --             --
             Foreign                                         --             --
                                                  -------------   ------------
                                                             --             --
                                                  -------------   ------------

                                                  $     78,500    $     29,015
                                                  ============    ============

The reconciliation of the Company's expected tax rate to the effective tax rate is as follows:

                                                        FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                   ----------------------------
                                                      2006             2005
                                                   ------------    ------------

       Statutory federal rate                      $    468,075    $     48,895
       State income taxes, net of federal benefit       118,112          10,963
       Nondeductible expenses                             4,579          14,810
       Change in valuation allowance                   (517,300)        (48,400)
       Other                                              5,034           2,747
                                                   ------------    ------------
                                                   $     78,500    $     29,015
                                                   ============    ============

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 13 - INCOME TAXES (CONTINUED)

Deferred taxes consists of the following:

                                                               DECEMBER 31, 2006
                                                               -----------------
        Deferred tax assets:
          Accrued vacation                                       $     143,000
          Allowance for doubtful accounts                               27,800
          Accrued warranty                                             148,000
          Inventory reserve                                            899,600
          Additional inventory costs                                   135,400
          Deferred revenue                                              64,800
          Federal net operating losses                               8,024,100
          State net operating losses                                   710,000
          Federal tax credits                                          258,700
          Other                                                             --
                                                                 -------------
                                                                    10,411,400
          Valuation allowance                                      (10,411,400)
                                                                 -------------
                                                                          None
                                                                 =============

The Company had federal and state net operating losses of approximately $23,400,000 and $7,975,000, respectively, at December 31, 2006, which begin to expire in 2019 for federal purposes. Annual utilization of the federal net operating loss may be limited for federal tax purposes as a result of Internal Revenue Code Section 382 change of ownership rules. The state net operating losses expire at various dates through 2013.

The Company has a foreign tax credit and alternative minimum tax credit carryforwards of approximately $259,000 as of December 31, 2006. The valuation allowance decreased by approximately $517,300 during the year ended December 31, 2006.

NOTE 14 - RELATED-PARTY ACTIVITY

In the ordinary course of business, the Company sells inventory to SCST from time to time. No sales were made to SCST during the year ended December 31, 2006. Sales to SCST totaled approximately $87,000 for the year ended December 31, 2005. Accounts receivable from SCST totaled approximately $8,000 as of December 31, 2005.

Through the Company's affiliation with SCST, the Company has entered into an agreement to run and maintain a sales office in Tokyo, Japan. The contract began in April 2005 and is effective for five years. In connection with the agreement, SCST paid the Company 83 million yen (approximately $750,000) to operate the office over the contract term. The Company has established a deferred liability and is amortizing the amount on a monthly basis as a reduction of the operating expenses for the sales office. In turn, for every sale originating from the Tokyo office, SCST will receive a commission of 20% of the sale price, not to exceed 83 million yen. During the year ended December 31, 2005, one sale was made from the Tokyo office. As such, commissions payable to SCST totaling approximately $135,000 have been accrued at year-end. No tool sales occurred during the year ended December 31, 2006.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 15 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Additional information to the statements of cash flows with regard to certain noncash investing and financing transactions approximated the following:

                                                        FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                   ----------------------------
                                                      2006             2005
                                                   ------------    ------------
NONCASH TRANSACTIONS:
  Inventory transferred to property and equipment  $      8,911    $         --
  Equipment transferred to inventory for resale    $         --    $    197,000

NOTE 16 - RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the original issuance of the Company's financial statements as of and for the year ended December 31, 2005, management determined that the Company did not properly record the warrant issued to Agility in connection with the debt financing (Notes 6 and 7). The Company originally recorded the fair value of the warrant as expense rather than as a discount to the debt which will be amortized over the life of the debt. Accordingly, the Company has restated its 2005 financial statements to properly record the warrant as a debt discount.

The Company recorded the warrant as a liability and calculated its fair value at the date of the initial investment. Upon restatement, the initial value of the warrant of approximately $391,000 has been reclassified from expense and recorded as a debt discount, and approximately $62,000 of the debt discount has been charged to interest expense during the year ended December 31, 2005.

The effect of the restatement on the year ended December 31, 2005, is as follows:

                                                  AS PREVIOUSLY
                                                     REPORTED       AS RESTATED
                                                   ------------    ------------
Balance Sheet
  Notes payable, current portion                   $  1,158,469    $    942,194
  Notes payable, net of current portion            $  1,136,502    $  1,023,338
  Common stock                                     $     17,195    $     17,163
  Additional paid-in capital                       $ 23,401,651    $ 23,401,661
  Accumulated deficit                              $(27,919,652)   $(27,590,191)
Statement of Operations and Accumulated Deficit
  Gain from extinguishment of debt                 $   (694,245)   $ (1,092,265)
  Interest expense                                 $   (429,375)   $   (497,934)
  Net income (loss)                                $   (214,645)   $    114,816
Statement of Cash Flows
  Net income (loss)                                $   (214,645)   $    114,816
  Noncash gain on extinguishment of debt           $   (694,245)   $ (1,092,265)
  Noncash interest expense                         $         --    $     68,559

The Company also reclassified certain line items on the balance sheet as of December 31, 2005 and statement of operations and accumulated deficit for the year then ended.

                                   STRASBAUGH

                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 17 - SUBSEQUENT EVENTS

SHARE EXCHANGE AGREEMENT

Effective January 31, 2007, the Company entered into a share exchange agreement to be acquired by CTK Windup Corporation ("CTK") (formerly Celeritek, Inc.), in a stock for stock transaction. Upon consummation of the share exchange, the Company will become a wholly owned subsidiary of CTK. CTK will issue 14,201,897 shares of its common stock (calculated on a post-reverse-split basis) to acquire the Company. The current shareholders of CTK would own approximately 3% of CTK common stock outstanding immediately following the share exchange, and the Company's shareholders would own approximately 97% of the CTK common stock immediately following the share exchange.

In March 2007, CTK shareholders approved the share exchange and related transactions, which include the amendment and restatement of its articles of incorporation to effectuate, immediately preceding the closing of the share exchange, (i) a 1- for-31 reverse stock split, (ii) a change in the name of CTK to the Company, and (iii) an increase in CTK's authorized common stock from 50 million shares to 100 million shares, and an increase in CTK's authorized preferred stock from 2 million shares to 15 million shares.

The proposed share exchange, and related transactions, are subject to satisfaction of due diligence investigations by all of the parties, the Company (through CTK) completing an equity financing in the amount of approximately $13 million, or up to $20 million immediately following the closing of the share exchange, execution of the share exchange agreement by all of the shareholders of the Company, approval by CTK's shareholders holding a majority of the outstanding shares of CTK common stock, and certain other additional conditions to closing. As a further condition to the completion of the acquisition, the current board of directors of CTK will resign and the current management and certain of the current members of the board of the Company will assume management of CTK. After the closing of the share exchange, CTK plans to file with the Securities and Exchange Commission a registration statement under the Securities Exchange Act of 1934 to register its common stock under the Exchange Act and thereby become a reporting company.

REPURCHASE OF PREFERRED STOCK

During February 2007, the Company and its preferred stockholder agreed in principle for the Company to repurchase all of its issued and outstanding preferred stock for $3,000,000. The proposed transaction is subject to the completion of the Share Exchange Agreement with CTK and the Company's ability to raise sufficient funds.

DEBT MODIFICATION

During February 2007, the Company and Agility agreed in principle for the Company to satisfy its note payable (Note 6), repurchase the outstanding common stock held by Agility (Notes 6 and 11) and repurchase the warrant held by Agility (Note 7) for $1,200,000. The proposed transaction is subject to the completion of the Share Exchange Agreement with CTK and the Company's ability to raise sufficient funds.

                                   STRASBAUGH



                                   PROSPECTUS













                                                 , 2007



      WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Strasbaugh for breach of a director's duties to Strasbaugh or our shareholders except for liability:

      o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

      o for acts or omissions that a director believes to be contrary to the best interests of Strasbaugh or our shareholders or that involve the absence of good faith on the part of the director;

      o for any transaction for which a director derived an improper personal benefit;

      o for acts or omissions that show a reckless disregard for the director's duty to Strasbaugh or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Strasbaugh or our shareholders;

      o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Strasbaugh or our shareholders; and

      o for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

      Our articles of incorporation also provide that we are authorized to provide indemnification to our agents, as defined in Section 317 of the California Corporations Code, through our bylaws or through agreements with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the California Corporations Code. We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract any retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

      Our bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made:

      o by our board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification; or

      o if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

      o     by a majority of our shareholders.

      The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

INSOFAR AS THE PROVISIONS OF OUR ARTICLES OF INCORPORATION OR BYLAWS PROVIDE FOR INDEMNIFICATION OF DIRECTORS OR OFFICERS FOR LIABILITIES ARISING UNDER THE SECURITIES ACT, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SEC THIS INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth all expenses to be paid by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

           SEC Registration                                      $         970
           NASD Fees                                                        --
           Accounting Fees and Expenses                                 95,000
           Legal Fees and Expenses                                     400,000
           Blue Sky Fees and Expenses                                      750
           Placement Agent Fees and Expenses                         1,100,000
           Printing Costs                                                8,500
           Miscellaneous Expenses                                        5,000
                                                                  ------------
                    Total                                         $  1,610,220
                                                                  ============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      On May 24, 2007, we completed a Share Exchange Transaction, with the shareholders of R. H. Strasbaugh pursuant to which we issued an aggregate of 13,770,366 shares of our common stock to the shareholders of R. H. Strasbaugh and, in exchange, we acquired all of the issued and outstanding shares of capital stock of R. H. Strasbaugh.

      On May 24, 2007, immediately after the closing of the Share Exchange Transaction, we entered into an agreement with 21 accredited investors for the sale by us of 5,909,089 shares of our Series A Preferred Stock at a purchase price of $2.20 per share for total aggregate proceeds of $13 million. Additionally, in connection with the Series A Preferred Stock Financing, we issued to the investors five-year warrants to purchase an aggregate of 886,363 shares of common stock and we issued to our placement agent, B. Riley and Co. Inc. and its assignees, five-year warrants to purchase an aggregate of 385,434 shares of common stock.

      On May 24, 2007, we issued options to purchase 1,375,000 shares of our common stock pursuant to our 2007 Share Incentive Plan.

      The issuances of our securities described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

ITEM 27. EXHIBITS.

      (a)   EXHIBITS.

EXHIBIT
NUMBER                              DESCRIPTION
------                              -----------

2.1         Share Exchange Agreement by and between the Registrant and R. H.
            Strasbaugh dated January 31, 2007 (1)
2.1         Share Exchange Agreement by and between the Registrant and R. H.
            Strasbaugh dated January 31, 2007 (1)
2.2 Amendment No. 1 to Share Exchange Agreement between the Registrant and R. H. Strasbaugh dated April 30, 2007 (1)
3.1         Amended and Restated Articles of Incorporation of the Registrant (1)
3.2         Amended and Restated Bylaws of the Registrant (1)
4.1 Securities Purchase Agreement dated May 24, 2007 by and among the Registrant and the investors who are parties thereto (1)
4.2 Registration Rights Agreement dated May 24, 2007 by and among the Registrant and the investors who are parties thereto (1)
4.3         Specimen Common Stock Certificate (1)
4.4         Specimen Preferred Stock Certificate (1)
4.5 Form of Warrant dated May 24, 2007 issued by the Registrant to certain investors pursuant to the Securities Purchase Agreement filed as Exhibit 4.1 hereto (1)
4.6 Form of Placement Agent Warrant dated effective May 24, 2007 issued by the Registrant to B. Riley and Co. Inc. Inc. and its assignees
            (1)
4.7 Article IV of Amended and Restated Articles of Incorporation of Registrant (contained in Exhibit 3.1 to this Registration Statement)
            (1)
5.1         Opinion of Rutan & Tucker, LLP*
10.1        2007 Share Incentive Plan (#)(1)
10.2 Form of the Strasbaugh 2007 Share Incentive Plan Stock Option Grant Notice and Stock Option Agreement (#)(1)
10.3        Form of Indemnification Agreement for officers and directors (#)(1)
10.4 Executive Employment Agreement by and between the Company and Chuck Schillings (#)(1)
10.5 Executive Employment Agreement by and between the Company and Richard Nance (#)(1)
10.6        Employment Agreement by and between the Company and Alan Strasbaugh
            (#)(1)
10.7        License Agreement by and between Lam Research Corporation and R. H.
            Strasbaugh dated December 20, 2000 (1)
10.8        Loan and Security Agreement by and between Silicon Valley Bank and
            R. H. Strasbaugh dated August 23, 2004 (1)
10.9        Amendment to Loan Documents by and between Silicon Valley Bank and
            R. H. Strasbaugh dated February 28, 2007 (1)
10.10 Amendment to Loan and Security Agreement by and between Silicon Valley Bank and R. H. Strasbaugh dated May 22, 2007 (1)
10.11 Amendment to Loan and Security Agreement by and between Silicon Valley Bank and R. H. Strasbaugh dated September 6, 2007*

EXHIBIT
NUMBER                              DESCRIPTION
------                              -----------

10.12       Standard Industrial Lease by and between Larry & Alan Strasbaugh and the R. H. Strasbaugh dated of May 1, 1990 (1)
10.13       Assignment dated April 14, 1995 by Larry Strasbaugh of his interest in the Standard Industrial Lease attached hereto as Exhibit 10.13 to
            Alan and April Strasbaugh (1)
10.14       Agreement dated October 18, 2007 by and between B. Riley and Co.
            Inc. and R. H. Strasbaugh*
10.15       Assignment and Assumption Agreement dated May 24, 2007 by and among the Registrant, R. H. Strasbaugh and B. Riley and Co. Inc.*
14.1        Code of Ethics (1)
16.1        Letter on Change in Certifying Accountant (1)
21          Subsidiaries of the Registrant (1)
23.1        Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)*
23.2        Consent of Windes & McClaughry Accountancy Corporation, Independent
            Registered Public Accounting Firm*
24.1        Power of Attorney (included on signature page to the initial filing of this Registration Statement)
99.1        Consent of Laredo Technologies*
________________
*    Filed herewith.
(#) This exhibit is a management contract or a compensatory plan or arrangement.
(1) Filed as an exhibit to the initial filing of the Registrant's registration statement on Form SB-2 (Registration Statement No.: 333-144787) and incorporated herein by reference.


ITEM 28. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) include any additional or changed material information on the plan of distribution.

      (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) any other communication that is an offer in the offering made by the undersigned small business issuer or the purchaser.

      The undersigned Registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of San Luis Obispo, State of California, on September 14, 2007.

                                       STRASBAUGH


                                       By: /s/ CHUCK SCHILLINGS
                                           -------------------------------------
                                           Chuck Schillings
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Name                                  Title                                Date
-------------------------------      -------------------------------------     ------------------
/s/ CHUCK SCHILLINGS                 President and Chief Executive Officer     September 14, 2007
-------------------------------      (principal executive officer)
Chuck Schillings

/s/ *                                Chief Financial Officer (principal        September 14, 2007
-------------------------------      financial officer and principal
Richard Nance                        accounting officer)

/S/ ALAN STRASBAUGH                  Chairman of the Board and Director        September 14, 2007
-------------------------------
Alan Strasbaugh

/S/ *                                Director                                  September 14, 2007
-------------------------------
Wesley Cummings

/S/ *                                Director                                  September 14, 2007
-------------------------------
David Porter


By:  CHUCK SCHILLINGS
     ---------------------------------------
     Chuck Schillings, Attorney-In-Fact



                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
------                                -----------

5.1         Opinion of Rutan & Tucker, LLP

10.11 Amendment to Loan and Security Agreement by and between Silicon Valley Bank and R. H. Strasbaugh dated September 6, 2007

10.14 Agreement dated October 18, 2997 by and between B. Riley and Co. Inc. and R. H. Strasbaugh

10.15 Assignment and Assumption Agreement dated May 24, 2997 by and among the Registrant, R. H. Strasbaugh and B. Riley and Co. Inc.

23.1        Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)

23.2 Consent of Windes & McClaughry Accountancy Corporation, Independent Registered Public Accounting Firm

99.1        Consent of Laredo Technologies